    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 2001


                                                      REGISTRATION NO. 333-48812
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           EXACT SCIENCES CORPORATION
             (Exact name of registrant as specified in its charter)

              DELAWARE                                8731                               02-0478229
    (State or other jurisdiction          (Primary Standard Industrial                (I.R.S. Employer
 of incorporation or organization)        Classification Code Number)              Identification Number)

                         ------------------------------


                           EXACT SCIENCES CORPORATION
                                 63 GREAT ROAD
                          MAYNARD, MASSACHUSETTS 01754
                                 (978) 897-2800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         ------------------------------


                               STANLEY N. LAPIDUS
                                    CHAIRMAN
                           EXACT SCIENCES CORPORATION
                                 63 GREAT ROAD
                          MAYNARD, MASSACHUSETTS 01754
                                 (978) 897-2800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                         ------------------------------

                                   COPIES TO:

            WILLIAM J. SCHNOOR, JR., ESQ.                             ROHAN S. WEERASINGHE, ESQ.
           TESTA, HURWITZ & THIBEAULT, LLP                               SHEARMAN & STERLING
                   125 High Street                                       599 Lexington Avenue
             Boston, Massachusetts 02110                                  New York, NY 10022
                 Tel: (617) 248-7000                                     Tel: (212) 848-4000
                 Fax: (617) 248-7100                                     Fax: (212) 848-7179

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.

                         ------------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. /X/

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains two forms of prospectus: one to be used in connection with a United States and Canadian offering of the registrant's common shares and one to be used in connection with a concurrent international offering of common shares. The U.S. prospectus and the international prospectus will be identical in all respects except that they will have different front and back cover pages and a different "Underwriting" section. The form of the U.S. prospectus is included herein and is followed by the alternate front cover page to be used in the international prospectus. The form of the front cover page of the international prospectus is labeled "Alternate Front Cover Page for International Prospectus", and the form of the back cover page for the international prospectus is labelled "Alternate Back Cover Page for International Prospectus." The form of the Underwriting section for the international prospectus is labelled "Alternate 'Underwriting' Section for International Prospectus." Final forms of each prospectus will be filed with the Securities and Exchange Commission under Rule 424(b) of the General Rules and Regulations under the Securities Act of 1933.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION

                  PRELIMINARY PROSPECTUS DATED JANUARY 8, 2001


P_R_O_S_P_E_C_T_U_S

                                4,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 -------------

      This is EXACT's initial public offering of common stock. EXACT is selling all of the shares of common stock. The U.S. underwriters are offering 3,200,000 shares in the U.S. and Canada and the international managers are offering 800,000 shares outside the U.S. and Canada.

      We expect the public offering price to be between $14.00 and $16.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the common stock will trade on The Nasdaq National Market under the symbol "EXAS."

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                                ----------------

                                                               PER SHARE              TOTAL
                                                               ---------              -----
Public offering price.......................................       $                    $

Underwriting discount.......................................       $                    $

Proceeds, before expenses, to EXACT.........................       $                    $

      The U.S. underwriters may also purchase up to an additional 480,000 shares from EXACT at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an additional 120,000 shares from EXACT.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


      The shares will be ready for delivery on or about         , 2001.


                               ------------------

MERRILL LYNCH & CO.

             CIBC WORLD MARKETS

                                                      THOMAS WEISEL PARTNERS LLC

                                  -----------


                 The date of this prospectus is         , 2001.

                             [EXACT SCIENCES LOGO]

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Summary.....................................................      1
Risk Factors................................................      5
Use of Proceeds.............................................     13
Dividend Policy.............................................     13
Capitalization..............................................     14
Dilution....................................................     15
Selected Historical Financial Data..........................     16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     17
Business....................................................     21
Management..................................................     36
Related Party Transactions..................................     43
Principal Stockholders......................................     47
Description of Capital Stock................................     49
Shares Eligible for Future Sale.............................     53
Material United States Federal Tax Considerations for
  Non-United States Holders.................................     55
Underwriting................................................     59
Legal Matters...............................................     63
Experts.....................................................     63
Where You Can Find Additional Information...................     63
Index to Financial Statements...............................    F-1


                               ------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus or other date stated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING OUR FINANCIAL STATEMENTS AND ACCOMPANYING NOTES. IN ADDITION, YOU SHOULD REVIEW THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS." WE ARE A DEVELOPMENT STAGE COMPANY THAT OPERATES IN A HIGHLY COMPETITIVE MARKET AND HAVE NOT YET OFFERED ANY OF OUR PRODUCTS OR SERVICES FOR SALE. WE HAVE INCURRED LOSSES SINCE OUR INCEPTION AND AS OF SEPTEMBER 30, 2000 HAVE INCURRED A TOTAL DEFICIT OF $18.0 MILLION.

                           EXACT SCIENCES CORPORATION

    We have developed proprietary technologies in applied genomics that we believe will revolutionize the early detection of colorectal cancer and several other types of common cancers. We believe that medical practitioners will order tests based on our technologies as part of a regular screening program for the early detection of such cancers and pre-cancerous lesions. We also believe that the widespread and periodic application of these tests will reduce mortality, morbidity and the costs associated with these cancers.

    We have selected colorectal cancer as the first application of our technology platform because the target market is large and not well served. Colorectal cancer is the most deadly cancer among non-smokers, curable if detected early and well understood from a genomics point of view. Detection of colorectal cancer in its early stages increases the number of patients who survive and reduces the cost of care. As a result, the American Cancer Society and National Cancer Institute recommend that the roughly 74 million Americans age 50 and above undergo regular colorectal cancer screening tests.

    Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low. Medical practitioners principally use fecal occult blood testing, which detects traces of blood in stool, and flexible sigmoidoscopy and colonoscopy, which are procedures in which an endoscope is inserted into the colon, to detect colorectal cancer. Each of these methods is either inadequate in detecting the presence of disease, unable to efficiently screen the large number of patients in the recommended population or so invasive as to seriously deter its use as a screening method. We therefore believe that no screening method is commercially available today that allows for the effective early detection of colorectal cancer in a manner that is acceptable to patients, medical practitioners and payors.


    We believe that our technologies will enable early genomics-based detection of colorectal cancer and several other types of common cancer so that more people can be treated effectively. We believe that our technologies isolate human DNA shed from the colon into stool and then detect the minute amount of abnormal DNA associated with colorectal cancer. As of January 5, 2001, we had ten issued U.S. patents and 23 pending U.S. patent applications for our technologies and processes.


    In conjunction with the Mayo Clinic, we have conducted three blinded clinical studies since the fall of 1998. In a blinded clinical study, we do not know whether a stool sample is from a patient who has been diagnosed with colorectal cancer until the testing of all samples in the study has been completed. In these studies, screening tests using our technologies demonstrated an ability to detect the presence of colorectal cancer that we believe is superior to that of current early detection screening methods. We intend to initiate a multi-center blinded clinical trial in the fourth quarter of 2001, expected to include approximately 5,300 patients. The goal of this trial is to compare the accuracy of our colorectal cancer screening tests to that of existing technologies for an average-risk population.

    Our goal is to become the leading company applying genomics to the early detection of cancer.
The key components of our business strategy are to:

    - commercialize our colorectal cancer screening technologies;

    - extend our genomics technologies to other cancers; and

    - continue to make scientific and technological advances in applied genomics.

    If successful, we believe our strategies will lead to regular screening of large portions of the population for colorectal cancer and several other types of cancer, which would result in a significant recurring revenue stream for us.

    We were incorporated in the State of Delaware on February 10, 1995 as Lapidus Medical Systems, Inc. We changed our corporate name to EXACT Laboratories, Inc. on December 11, 1996, to EXACT Corporation on September 12, 2000 and to EXACT Sciences Corporation on December 1, 2000. Our executive offices are located at 63 Great Road, Maynard, Massachusetts 01754. Our telephone number is (978) 897-2800. Our web address is www.exactsciences.com and is not a part of this prospectus.

                                  THE OFFERING


Common stock offered by EXACT:
  U.S. offering.................................  3,200,000 shares
  International offering........................
                                                  800,000 shares
                                                  ---------
      Total.....................................  4,000,000 shares

Shares outstanding after the offering...........  18,632,884 shares

Use of proceeds.................................  We will use the net proceeds from this offering for clinical studies and trials, research and
                                                  development activities, working capital and
                                                  other general corporate purposes. See "Use of
                                                  Proceeds."

Risk factors....................................  You should review and consider risks discussed under "Risk Factors" and other information
                                                  included in this prospectus before deciding to
                                                  invest in shares of the common stock.

Proposed Nasdaq National Market symbol..........  EXAS



    The share data in the table above is based on shares outstanding as of January 5, 2001 and excludes:



    - 1,810,570 shares of common stock issuable upon exercise of options outstanding with a weighted average exercise price of $3.06 per share;



    - 386,166 shares of common stock reserved for future issuance upon exercise of additional grants which may be made under our 1995 stock plan. In addition, we have reserved 1,000,000 shares of common stock for future issuance upon exercise of grants which may be made under our 2000 option plan and 300,000 shares of common stock for future issuance under our 2000 purchase plan. No options have been granted under our 2000 option plan or 2000 purchase plan; and



    - 48,125 shares of common stock issuable upon the exercise of an outstanding warrant.


    Except as otherwise indicated, all information in this prospectus:

    - assumes the underwriters will not exercise their over-allotment option;

    - reflects the conversion of each outstanding share of convertible preferred stock into 2.75 shares of common stock upon the completion of this offering; and

    - reflects the 2.75 for one stock split effected on December 1, 2000.

                       SUMMARY HISTORICAL FINANCIAL DATA

    You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes included elsewhere in this prospectus.


                                                                                 NINE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                             -------------------------------   ---------------------
                                               1997       1998       1999        1999        2000
                                             --------   --------   ---------   --------   ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Research and development expenses........   $1,222     $2,849       $3,689    $2,738        $3,815
  Loss from operations.....................   (2,037)    (4,021)      (5,263)   (3,877)       (7,776)
  Net loss.................................   (1,883)    (3,578)      (4,964)   (3,629)       (6,784)
  Net loss per share:
    Basic and diluted......................  ($10.70)    ($6.08)      ($5.32)   ($4.34)       ($5.48)
    Pro forma basic and diluted(3).........                            (0.56)                  (0.58)
  Weighted average common shares
    outstanding:
    Basic and diluted(1)...................  175,953    588,143      932,593   836,728     1,237,267
    Pro forma basic and diluted(3).........                        8,923,532              11,741,343


                                                               AS OF SEPTEMBER 30, 2000
                                                              ---------------------------
                                                                ACTUAL     AS ADJUSTED(2)
                                                              ----------   --------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................    $30,228       $85,028
  Total assets..............................................     31,943        86,743
  Total stockholders' equity................................     31,038        85,838

------------------------

(1) Computed as described in Note 1 to the financial statements included elsewhere in this prospectus.

(2) Presented on an as adjusted basis to give effect to the automatic conversion of each outstanding share of convertible preferred stock into 2.75 shares of common stock upon the closing of this offering and the sale of 4,000,000 shares of common stock at an assumed initial public offering price of $15.00 per share, the mid-point of the expected range, after deducting the estimated underwriting discount and commissions and offering expenses payable by us.

(3) Assumes the conversion of all outstanding shares of preferred stock into common stock upon the completion of this offering.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

RISKS RELATING TO OUR BUSINESS

WE ARE A DEVELOPMENT STAGE COMPANY AND MAY NEVER COMMERCIALIZE ANY OF OUR PRODUCTS OR SERVICES OR EARN A PROFIT.

    We are a development stage company and have incurred losses since we were formed. From our date of inception on February 10, 1995 through September 30, 2000, we have accumulated a total deficit of approximately $18.0 million. Since our colorectal cancer screening tests are still in development, we do not expect to have any material revenue from the sale of our products and services until 2003. Even after we begin selling our products and services, we expect that our losses will continue and increase as a result of continuing high research and development expenses, as well as increased sales and marketing expenses. We cannot assure you that we will ever commercialize any of our products or services, or that the revenue from any of our products or services will be sufficient to make us profitable.

IF OUR CLINICAL STUDIES DO NOT PROVE THE SUPERIORITY OF OUR TECHNOLOGIES, WE MAY NEVER SELL OUR PRODUCTS AND SERVICES.

    In the fourth quarter of 2001, we intend to initiate a blinded multi-center clinical trial that will include approximately 5,300 patients with average risk profiles. The results of this clinical trial may not show that tests using our technologies are superior to existing screening methods. In that event, we will have to devote significant financial and other resources to further research and development. In addition, we may experience delays in the commercialization of tests using our technologies or commercialization may never occur. Our earlier clinical studies were small and included samples from high-risk patients. The results from these earlier studies may not represent the results we obtain from any future studies, including our planned clinical trial, which will include substantially more samples and average-risk patients. See "Business--Clinical Studies."

WE MAY BE UNABLE TO RECRUIT A SUFFICIENT NUMBER OF PATIENTS FOR OUR PLANNED AVERAGE-RISK CLINICAL TRIAL.

    We intend to conduct a blinded multi-center clinical trial of approximately 5,300 average-risk patients. If we are unable to enroll the required number of average risk patients, we will be unable to validate the superiority of our technologies, which would make it difficult to sell our products and services. Despite the availability of colorectal cancer screening methods today, most Americans who are recommended for colorectal cancer screening do not get screened. Participants in our clinical trial will only have an average risk of developing colorectal cancer, yet will have to undergo a colonoscopy. This procedure requires sedation and causes patient discomfort. We cannot guarantee that we will be able to recruit patients on a timely basis, if at all.

IF MEDICARE AND OTHER THIRD-PARTY PAYORS, INCLUDING MANAGED CARE ORGANIZATIONS, DO NOT PROVIDE ADEQUATE REIMBURSEMENT FOR OUR PRODUCTS AND SERVICES, MOST CLINICAL REFERENCE LABORATORIES WILL NOT USE OUR PRODUCTS OR LICENSE OUR TECHNOLOGIES TO PERFORM CANCER SCREENING TESTS.

    Most clinical reference laboratories will not perform colorectal cancer screening tests using our products and licensing our technologies unless they are adequately reimbursed by third-party payors such as Medicare and managed care organizations. There is significant uncertainty concerning third-party reimbursement for the use of any test incorporating new technology. Reimbursement by a third-party payor may depend on a number of factors, including a payor's determination that tests using our products and technologies are sensitive for colorectal cancer, not experimental or investigational, medically necessary, appropriate for the specific patient and cost-effective. To date, we have not secured any reimbursement approval for tests using our products and technologies from any third-party payor, nor do we expect any such approvals in the near future.

    Reimbursement by Medicare will require approval by the Secretary of Health and Human Services, or HHS. The Federal Budget Act of 1997 provides for reimbursement of new technologies such as ours, but only with action of the Secretary of HHS. We cannot guarantee that the Secretary of HHS will act to approve tests based on our technologies on a timely basis or at all. In addition, the assignment of a current procedural terminology code facilitates Medicare reimbursement. The process to obtain this code is lengthy and we cannot guarantee that we will receive a current procedural terminology code on a timely basis, or at all.

    Since reimbursement approval is required from each payor individually, seeking such approvals is a time-consuming and costly process. If we are unable to obtain adequate reimbursement by Medicare and managed care organizations, our ability to generate revenue and earnings from the sale of our products or licenses to our technologies will be limited.

WE WILL NOT BE ABLE TO COMMERCIALIZE OUR TECHNOLOGIES IF WE ARE NOT ABLE TO LOWER COSTS THROUGH AUTOMATING AND SIMPLIFYING KEY OPERATIONAL PROCESSES.

    Currently, colorectal cancer screening tests using our technologies are very expensive because they are labor-intensive and use highly complex and expensive reagents. In order to price our products and services competitively, we will need to reduce substantially the costs of tests using our technologies through significant automation of key operational processes and other cost savings procedures. If we fail to sufficiently reduce costs, tests using our technologies either may not be commercially viable or may generate little, if any, profitability.

OUR INABILITY TO ESTABLISH STRONG BUSINESS RELATIONSHIPS WITH LEADING CLINICAL REFERENCE LABORATORIES TO PERFORM COLORECTAL CANCER SCREENING TESTS USING OUR TECHNOLOGIES WILL LIMIT OUR REVENUE GROWTH.

    A key step in our strategy is to sell reagents and license our proprietary technologies to leading clinical reference laboratories that will perform colorectal cancer screening tests. We currently have no business relationships with these laboratories and have limited experience in establishing these business relationships. If we are unable to establish these business relationships, we will have limited ability to obtain revenues beyond revenue we can generate from our limited in-house capacity to process tests.

OUR FAILURE TO CONVINCE MEDICAL PRACTITIONERS TO ORDER TESTS USING OUR TECHNOLOGIES WILL LIMIT OUR REVENUE AND PROFITABILITY.

    If we fail to convince medical practitioners to order tests using our technologies, we will not be able to sell our products or license our technologies in sufficient volume for us to become profitable. We will need to make leading gastroenterologists aware of the benefits of tests using our technologies through published papers, presentations at scientific conferences and favorable results from our clinical studies. Our failure to be successful in these efforts would make it difficult for us to convince medical practitioners to order colorectal cancer screening tests using our technologies for their patients.

IF WE LOSE THE SUPPORT OF OUR KEY SCIENTIFIC COLLABORATORS, IT MAY BE DIFFICULT TO ESTABLISH TESTS USING OUR TECHNOLOGIES AS A STANDARD OF CARE FOR COLORECTAL CANCER SCREENING, WHICH MAY LIMIT OUR REVENUE GROWTH AND PROFITABILITY.

    We have established relationships with leading scientists, including members of our scientific advisory board, and research institutions, such as the Mayo Clinic, that we believe are key to establishing tests using our technologies as a standard of care for colorectal cancer screening. We have consulting agreements with all but one member of our scientific advisory board, each of which may be terminated by us or the scientific advisory board member with 30 or 60 days notice. Our existing collaboration agreement with the Mayo Clinic expires on December 31, 2001. If any of our collaborators determine that colorectal cancer screening tests using our technologies are not superior to available colorectal cancer screening tests or that alternative technologies would be more effective in the early detection of colorectal cancer, we would encounter difficulty establishing tests using our technologies as a standard of care for colorectal cancer screening, which would limit our revenue growth and profitability.

WE MAY EXPERIENCE LIMITS ON OUR REVENUE AND PROFITABILITY IF ONLY AN INSIGNIFICANT NUMBER OF PEOPLE DECIDE TO BE SCREENED FOR COLORECTAL CANCER.

    Even if our technologies are superior to alternative colorectal cancer screening technologies, adequate third-party reimbursement is obtained and medical practitioners order tests using our technologies, an insignificant number of people may decide to be screened for colorectal cancer. Despite the availability of current colorectal cancer screening methods as well as the recommendation of the American Cancer Society and the National Cancer Institute that all Americans age 50 and above be screened for colorectal cancer, most of these individuals decide not to complete a colorectal cancer screening test. If only an insignificant portion of the population decides to complete colorectal cancer screening tests, we may experience limits on our revenue and profitability.

OUR INABILITY TO APPLY OUR PROPRIETARY TECHNOLOGIES SUCCESSFULLY TO DETECT OTHER COMMON CANCERS MAY LIMIT OUR REVENUE GROWTH AND PROFITABILITY.

    While to date, we have focused substantially all of our research and development efforts on colorectal cancer, we have used our technologies to detect cancers of the lung, pancreas, esophagus, stomach and gall bladder. As a result, we intend to devote significant personnel and financial resources in the future to extending our technology platform to the development of screening tests for these common cancers and pre-cancerous lesions. To do so, we may need to overcome technological challenges to develop reliable screening tests for these cancers. We may never realize any benefits from these research and development activities. See "Business--Research and Development."


IF WE FAIL TO OBTAIN THE APPROVAL OF THE U.S. FOOD AND DRUG ADMINISTRATION, OR FDA, OR COMPLY WITH OTHER FDA REQUIREMENTS, WE MAY NOT BE ABLE TO MARKET OUR PRODUCTS AND SERVICES AND MAY BE SUBJECT TO STRINGENT PENALTIES.



    The FDA does not actively regulate laboratory tests that have been developed and used by the laboratory conducting the test. Although the FDA does regulate reagents, such as ours, that react with a biological substance to identify a specific DNA sequence or protein, its regulations provide that most such reagents, which the FDA refers to as analyte specific reagents, are exempt from the FDA's premarket review requirements. If the FDA were to decide to regulate in-house developed laboratory tests, decide to require premarket approval or clearance of our analyte specific reagents, conclude that our reagents do not meet the requirements for analyte specific reagents, or conclude that licensing our intellectual property constitutes non-compliant labeling, the commercialization of our products and services could be delayed, halted or prevented. In addition, the FDA may impose penalties on us or seek other enforcement actions. Similarly, if the FDA were to determine that our stool collector requires premarket approval or clearance, the sale of our products and services could be delayed, halted or prevented and the FDA could impose penalties on us or seek other enforcement action. Finally, our analyte specific reagents will be subject to a number of FDA requirements, including a requirement to comply with the FDA's quality system regulation which establishes extensive regulations for quality control and manufacturing procedures. Failure to comply with these regulations could subject us to enforcement action. Adverse FDA action in any of these areas could significantly increase our expenses and limit our revenue and profitability.


IF WE FAIL TO COMPLY WITH REGULATIONS RELATING TO CLINICAL LABORATORIES, WE MAY BE PROHIBITED FROM PROCESSING OUR OWN TESTS IN-HOUSE, BE REQUIRED TO INCUR SIGNIFICANT EXPENSE TO CORRECT NON-COMPLIANCE, OR BE SUBJECT TO OTHER REQUIREMENTS OR PENALTIES.

    We are subject to U.S. and state laws and regulations regarding the operation of clinical laboratories. For example, the federal Clinical Laboratory Improvement Act imposes certification requirements for clinical laboratories, and establishes standards for quality assurance and quality control, among other things. Clinical laboratories are subject to inspection by regulators, and the possible sanctions for failing to comply with applicable requirements include prohibiting a laboratory from running tests, requiring a laboratory to implement a corrective plan, and imposing civil money or criminal penalties. In May 2000, we received a clinical laboratory certificate of compliance. However, if we fail to meet the requirements of the Clinical Laboratory Improvement Act in the future, we could be required to halt providing services and incur significant expense, thereby limiting our revenue and profitability.

OTHER COMPANIES MAY DEVELOP AND MARKET METHODS FOR DETECTING COLORECTAL CANCER, WHICH MAY MAKE OUR TECHNOLOGIES LESS COMPETITIVE, OR EVEN OBSOLETE.

    The market for colorectal cancer screening is large, approximating 74 million Americans age 50 and above, and has attracted competitors, some of which have significantly greater resources than we have.

    Currently, we face competition from alternative procedures-based detection technologies such as flexible sigmoidoscopy and colonoscopy, as well as traditional screening tests such as the fecal occult blood test marketed by Beckman Coulter, Inc. Other entities are developing new colorectal screening methods such as virtual colonoscopy, an experimental procedure being developed at research institutions in which a radiologist views the inside of the colon through a scanner. In addition, competitors, including Bayer Corporation, diaDexus, Inc., Matritech, Inc. and Millennium Predictive Medicine, Inc., are developing serum-based tests, a screening test based on the detection of proteins or nucleic acids produced by colon cancer. These and other companies may also be working on additional methods of detecting colon cancer that have not yet been announced. We may be unable to compete effectively against these competitors either because their test is superior or because they may have more expertise, experience, financial resources and business relationships.

THE LOSS OF KEY MEMBERS OF OUR SENIOR MANAGEMENT TEAM COULD ADVERSELY AFFECT OUR BUSINESS.


    Our success depends largely on the skills, experience and performance of key members of our senior management team, including Stanley N. Lapidus, our Chairman, Don M. Hardison, our President, John A. McCarthy, Jr., our Vice President and Chief Financial Officer, and Anthony P. Shuber, our Vice President of Molecular Biology. Messrs. Lapidus and Shuber have been critical to the development of our technologies and business. Mr. Hardison, who joined us in May 2000, and Mr. McCarthy, who joined us in October 2000, are key additions to our management team and will be critical to directing and managing our growth and development in the future. We have no employment agreements with any of Messrs. Lapidus, Hardison, McCarthy or Shuber, however each has signed a non-disclosure and assignment of intellectual property agreement and non-compete agreement. We also have a severance agreement with each of Messrs. Lapidus, Hardison, McCarthy and Shuber that provides for twelve months severance under certain circumstances. The efforts of each of these persons will be critical to us as we continue to develop our technologies and our testing process and as we attempt to transition from a development company to a company with commercialized products and services. If we were to lose one or more of these key employees, we may experience difficulties in competing effectively, developing our technologies and implementing our business strategies.


IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY EFFECTIVELY, WE MAY BE UNABLE TO PREVENT THIRD PARTIES FROM USING OUR TECHNOLOGIES, WHICH WOULD IMPAIR OUR COMPETITIVE ADVANTAGE.

    We rely on patent protection as well as a combination of trademark, copyright and trade secret protection, and other contractual restrictions to protect our proprietary technologies, all of which provide limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. If we fail to protect our intellectual property, we will be unable to prevent third parties from using our technologies and they will be able to compete more effectively against us.


    As of January 5, 2001, we had ten issued patents in the United States, four issued foreign patents, twenty-three pending patent applications in the United States, three of which have been allowed, and forty-one pending foreign applications. We cannot assure you that any of our currently pending or future patent applications will result in issued patents, and we cannot predict how long it will take for such patents to be issued. Further, we cannot assure you that other parties will not challenge any patents issued to us, or that courts or regulatory agencies will not hold our patents to be invalid or unenforceable.



    A third-party institution has asserted co-inventorship rights with respect to one of our issued patents relating to pooling patient samples in connection with our loss of heterozygosity detection method. We cannot guarantee you that we will be successful in defending this or other challenges made in connection with our patents and patent applications. Any successful third-party challenge to our patents could result in co-ownership of such patents with a third party or the unenforceability or invalidity of such patents. In addition, we and a third-party institution have filed a joint patent application that will be co-owned by us and that third-party institution relating to the use of various DNA markers, including one of our detection methods, to detect cancers of the lung, pancreas, esophagus, stomach, small intestine, bile duct, naso-pharyngeal, liver and gall bladder in stool under the Patent Cooperation Treaty. This patent application designates the United States, Japan, Europe and Canada. Co-ownership of a patent allows the co-owner to exercise all rights of ownership, including the right to use, transfer and license the rights protected by the applicable patent.


    In addition to our patents, we rely on contractual restrictions to protect our proprietary technology. We require our employees and third parties to sign confidentiality agreements and employees to also sign agreements assigning to us all intellectual property arising from their work for us. Nevertheless, we cannot guarantee that these measures will be effective in protecting our intellectual property rights.

    We cannot guarantee you that the patents issued to us will be broad enough to provide any meaningful protection nor can we assure you that one of our competitors may not develop more effective technologies, designs or methods to test for colorectal cancer or any other common cancer without infringing our intellectual property rights or that one of our competitors might not design around our proprietary technologies.

WE MAY INCUR SUBSTANTIAL COSTS TO PROTECT AND ENFORCE OUR PATENTS.

    We have pursued an aggressive patent strategy designed to maximize our patent protection against third parties in the U.S. and in foreign countries. We have filed patent applications that cover the methods we have designed to detect colorectal cancer and other cancers, as well as patent applications that cover our testing process. In order to protect or enforce our patent rights, we may initiate actions against third parties. Any actions regarding patents could be costly and time-consuming, and divert our management and key personnel from our business. Additionally, such actions could result in challenges to the validity or applicability of our patents.

WE MAY BE SUBJECT TO SUBSTANTIAL COSTS AND LIABILITY OR BE PREVENTED FROM SELLING OUR SCREENING TESTS FOR CANCER AS A RESULT OF LITIGATION OR OTHER PROCEEDINGS RELATING TO PATENT RIGHTS.


    Third parties may assert infringement or other intellectual property claims against our licensors or us. We pursue an aggressive patent strategy that we believe provides us with a competitive advantage in the early detection of colorectal cancer and other common cancers. We currently have ten issued U.S. patents and twenty-three pending patent applications in the United States. Because the U.S. Patent & Trademark Office maintains patent applications in secrecy until a patent issues, others may have filed patent applications for technology covered by our pending applications. There may be third-party patents, patent applications and other intellectual property relevant to our potential products that may block or compete with our products or processes. Even if third-party claims are without merit, defending a lawsuit may result in substantial expense to us and may divert the attention of management and key personnel. In addition, we cannot assure you that we would prevail in any of these suits or that the damages or other remedies if any, awarded against us would not be substantial. Claims of intellectual property infringement may require us to enter into royalty or license agreements with third parties that may not be available on acceptable terms, if at all. These claims may also result in injunctions against the further development and use of our technology, which would have a material adverse effect on our business, financial condition and results of operations.


    Also, patents and applications owned by us may become the subject of interference proceedings in the United States Patent and Trademark Office to determine priority of invention, which could result in substantial cost to us, as well as a possible adverse decision as to the priority of invention of the patent or patent application involved. An adverse decision in an interference proceeding may result in the loss or rights under a patent or patent application subject to such a proceeding.

OUR BUSINESS WOULD SUFFER IF CERTAIN LICENSES WERE TERMINATED.

    We license certain technologies from Roche Molecular Systems, Inc. and Genzyme Corporation that are key to our technologies. The Roche license, which relates to a gene amplification process used in almost all genetic testing, is a non-exclusive license through 2004, the date on which the patent that we utilize expires. Roche may terminate the license upon notice if we fail to pay royalties, submit certain reports or breach any other material term of the license agreement. The Genzyme license is a non-exclusive license to use the APC and P53 genes and methodologies relating to the genes in connection with our products and services through 2013, the date on which the term of the patent that we utilize expires. Genzyme may terminate the license upon notice if we fail to pay milestone payments and royalties, achieve a certain level of sales, submit certain reports. In addition, if we fail to use reasonable efforts to make products and services based on these patents available to the public or fail to request FDA clearance for a diagnostic test kit as required by the agreement, Genzyme may terminate the license. If either Roche or Genzyme were to terminate the licenses, we would incur significant delays and expense to change a portion of our testing methods and we cannot guarantee that we would be able to change our testing methods without affecting the sensitivity of our tests.

CHANGES IN HEALTHCARE POLICY COULD SUBJECT US TO ADDITIONAL REGULATORY REQUIREMENTS THAT MAY DELAY THE COMMERCIALIZATION OF OUR TESTS AND INCREASE OUR COSTS.

    Healthcare policy has been a subject of discussion in the executive and legislative branches of the federal and many state governments. We developed a staged commercialization strategy for our colorectal cancer screening tests based on existing healthcare policies. Changes in healthcare policy, if implemented, could substantially delay the use of our tests, increase costs, and divert management's attention. We cannot predict what changes, if any, will be proposed or adopted or the effect that such proposals or adoption may have on our business, financial condition and results of operations.

OUR INABILITY TO RAISE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS IN THE FUTURE MAY LIMIT OUR GROWTH.

    We may need to raise additional funds to execute our business strategy. We expect that the proceeds of this offering, together with our current working capital, will fund our operations through 2003, at which time we will need to raise additional capital. If we have to accelerate our research and development efforts or expand our clinical trials however, we will need to raise additional capital at an earlier date. Our inability to raise capital would seriously harm our business and development efforts. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to our stockholders.

    We currently have no credit facility or committed sources of capital. If our capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our technologies. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, we may have to restrict our operations significantly or obtain funds by entering into agreements on unattractive terms.

RISKS RELATING TO OUR COMMON STOCK

OUR EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS OWN A SIGNIFICANT PERCENTAGE OF OUR COMPANY AND COULD EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING STOCKHOLDER APPROVAL.


    After this offering, our executive officers, directors and principal stockholders and their affiliates will together control 49.8% of our outstanding common stock, without giving effect to the exercise of outstanding options under our stock plans and to the exercise of the underwriters' over-allotment options. As a result these stockholders, if they act together, will have significant influence over matters requiring stockholder approval, such as the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control, could deprive you of the opportunity to receive a premium for your common stock as part of a sale and could adversely affect the market price of our common stock.


CERTAIN PROVISIONS OF OUR CHARTER, BY-LAWS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR YOU TO CHANGE OUR MANAGEMENT AND MAY ALSO MAKE A TAKEOVER DIFFICULT.

    Our corporate documents and Delaware law contain provisions that limit the ability of stockholders to change our management and may also enable our management to resist a takeover. These provisions include a staggered board of directors, limitations on persons authorized to call a special meeting of stockholders and advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before an annual meeting of stockholders. These provisions might discourage, delay or prevent a change of control or in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and cause us to take other corporate actions. In addition, the existence of these provisions, together with Delaware law, might hinder or delay an attempted takeover other than through negotiations with our board of directors.

OUR STOCK PRICE MAY BE VOLATILE.

    The market price of our stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

    - technological innovations or new products and services by us or our competitors;

    - clinical trial results relating to our tests or those of our competitors;

    - reimbursement decisions by Medicare and other managed care organizations;

    - FDA regulation of our products and services;

    - the establishment of partnerships with clinical reference laboratories;

    - health care legislation;

    - intellectual property disputes;

    - additions or departures of key personnel; and

    - sales of our common stock.

Because we are a development stage company with no material revenue expected until 2003, you may consider one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above.

    In addition, the Nasdaq National Market and the market for applied genomics companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the performance of those companies.

THE MARKET PRICE OF OUR COMMON STOCK MAY DROP SIGNIFICANTLY WHEN THE RESTRICTIONS ON SALE BY OUR EXISTING STOCKHOLDERS LAPSE.


    Following this offering, we will have approximately 18,632,884 shares of common stock outstanding. Sales of substantial amounts of our common stock after this offering, or the possibility of such sales, could adversely affect the market price of our common stock. All of the shares of common stock to be sold in this offering will be freely tradable without restriction or further registration under the federal securities laws. The remaining 14,632,884, or 78.5%, of our outstanding common stock will be subject to restrictions on resale under U.S. securities laws. Holders of 99.4% of these shares have agreed not to sell these shares for at least 180 days following the date of this prospectus.


    We intend to file a registration statement on Form S-8 to register approximately 5,287,500 shares of our common stock that are reserved for issuance or sale under our existing stock plans. Once registered, these shares will be freely tradable without restriction or further registration under the federal securities laws unless purchased by one of our affiliates.

INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF THEIR INVESTMENT.

    If you purchase shares of our common stock in this offering, you will experience immediate and substantial dilution because the price you pay will be substantially greater than the net tangible value per share of the shares you acquire. Based on shares outstanding as of September 30, 2000 and assuming a public offering price of $15.00 per share, investors who purchase shares in this offering will pay 55.4% of the aggregate proceeds we have received from the sale of our capital stock but will own only 21.6% of our outstanding shares. This is due, in large part, to the fact that our current investors paid substantially less than the public offering price when they purchased our stock. In addition, the issuance of additional shares of our common stock or of securities convertible into our common stock or the exercise of outstanding options on our common stock could result in the substantial dilution of the percentage ownership of holders of our common stock at the time of any such issuance and substantial dilution of our earnings per share.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology such as "anticipates", "believes," "can," "continue," "could," "estimates," "expects,"

"intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform such statements to actual results, unless required by law.

                                USE OF PROCEEDS

    We estimate the aggregate net proceeds of the offering to be approximately $54,800,000, after deducting the estimated underwriting discount and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that such net proceeds will be approximately $63,170,000. See "Underwriting."


    We currently expect to use approximately $19.0 million of the net proceeds of this offering to fund clinical studies and trials, $24.0 million of the net proceeds to fund other research and development and the balance of the net proceeds for working capital and other general corporate purposes. The actual amounts expended for each purpose may vary significantly depending on a number of factors, including the results of our clinical studies and trials and other unforeseen circumstances. Pending such uses, we will invest the proceeds of the offering in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.


                                DIVIDEND POLICY

    We have never declared or paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the development of our business.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 2000:

    - on an actual basis;

    - on a pro forma basis to give effect to the automatic conversion of each outstanding share of convertible preferred stock into 2.75 shares of common stock; and

    - on an as adjusted basis to adjust the pro forma information to give effect to the sale of 4,000,000 shares of common stock at an assumed initial public offering price of $15.00 per share, the mid-point of the expected range, after deducting the estimated underwriting discount and commissions and offering expenses payable by us.

    This table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements, notes thereto and other financial information included elsewhere in this prospectus.


                                                                   AS OF SEPTEMBER 30, 2000
                                                              ----------------------------------
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                    (DOLLARS IN THOUSANDS,
                                                                  EXCEPT PER SHARE AMOUNTS)
Cash and cash equivalents...................................   $30,228    $30,228       $85,028
                                                              ========   ========      ========
Stockholders' equity:
  Series A--1,000,000 shares authorized, 902,414 shares
    issued and outstanding actual; none authorized, issued
    or outstanding pro forma or as adjusted.................        $9        $--           $--
  Series B--1,250,000 shares authorized, 996,196 shares
    issued and outstanding actual; none authorized, issued
    or outstanding pro forma or as adjusted.................        10         --            --
  Series C--1,015,000 shares authorized, 1,007,186 shares
    issued or outstanding; none authorized, issued or
    outstanding pro forma or as adjusted....................        10         --            --
  Series D--1,435,373 shares authorized, 1,417,534 shares
    issued and outstanding actual; none authorized, issued
    or outstanding pro forma or as adjusted.................        14         --            --
Common stock, 7,500,000 shares authorized, 2,618,622 shares
  issued and outstanding actual; 100,000,000 shares
  authorized, 14,507,759 shares issued and outstanding pro
  forma; 100,000,000 shares authorized, 18,507,759 shares
  issued and outstanding as adjusted........................        26        145           185
Subscriptions receivable....................................      (590)      (590)         (590)
Deferred compensation.......................................    (7,034)    (7,034)       (7,034)
Additional paid in capital..................................    56,593     56,517       111,277
Deficit accumulated during the development stage............   (18,000)   (18,000)      (18,000)
                                                              --------   --------      --------
  Total stockholders' equity................................    31,038     31,038        85,838
                                                              --------   --------      --------
  Total capitalization......................................   $31,038    $31,038       $85,838
                                                              ========   ========      ========


--------------------------
The share data in the table above is based on shares outstanding as of September 30, 2000 and excludes:


    - 1,409,070 shares of common stock issuable upon exercise of options outstanding with a weighted average exercise price of $1.11 per share;



    - an aggregate of 225,291 shares available for future issuance upon exercise of additional grants which may be made under our 1995 stock plan. Subsequent to September 30, 2000, we reserved, for future issuance upon exercise of grants which may be made, an additional 687,500 shares of common stock under our 1995 stock plan, 1,000,000 shares of common stock under our 2000 option plan and 300,000 shares of common stock for our 2000 purchase plan. No options have been granted under our 2000 option plan or the 2000 purchase plan; and



    - 48,125 shares of common stock issuable upon the exercise of a warrant issued subsequent to September 30, 2000.

                                    DILUTION

    Our pro forma net tangible book value at September 30, 2000 was approximately $30.1 million, or approximately $2.08 per share, after giving effect to the conversion of all outstanding shares of convertible preferred stock into common stock upon the closing of the offering. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding before giving effect to the sale of the shares of our common stock in the offering. See "Capitalization." After giving effect to the sale of the 4,000,000 shares of common stock in the offering, assuming a public offering price of $15.00 per share, less the estimated underwriting discount and commissions and other expenses of the offering, our pro forma net tangible book value as of September 30, 2000 would have been $4.59 per share. This represents an immediate increase in net tangible book value per share of $2.51 to existing stockholders and immediate dilution in net tangible book value of $10.41 per share to new investors purchasing our common stock in the offering at the public offering price. The following table illustrates the per share dilution without over-allotment options:

Assumed initial public offering price per share.............          $15.00
  Pro forma net tangible book value per share at
    September 30, 2000......................................  $2.08
  Increase per share attributable to new investors..........   2.51
                                                              -----
Pro forma net tangible book value per share after the
  offering..................................................            4.59
                                                                      ------
Dilution per share to new investors.........................          $10.41
                                                                      ======

    Dilution per share to new investors is determined by subtracting pro forma net tangible book value per share after the offering from the public offering price per share paid by a new investor. If any shares are issued in connection with outstanding options or the underwriters' over-allotment options, you will experience further dilution.

    The following table summarizes the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and by new investors in the offering, before deduction of the estimated underwriting discount and commissions and other expenses of the offering.

                                 SHARES PURCHASED           TOTAL CONSIDERATION
                               ---------------------      -----------------------      AVERAGE PRICE
                                 NUMBER     PERCENT          AMOUNT      PERCENT         PER SHARE
                               ----------   --------      ------------   --------      -------------
Existing stockholders........  14,507,759     78.4%        $48,383,111     44.6%           $3.33
New investors................   4,000,000     21.6          60,000,000     55.4            15.00
                               ----------    -----        ------------    -----
    Totals...................  18,507,759    100.0%       $108,383,111    100.0%
                               ==========    =====        ============    =====

    The share data in the table above is based on shares outstanding as of September 30, 2000 and excludes:


    - 1,409,070 shares of common stock issuable upon exercise of options outstanding with a weighted average exercise price of $1.11 per share;



    - 225,291 shares of common stock reserved for future issuance upon exercise of additional grants which may be made under our 1995 stock plan. Subsequent to September 30, 2000, we reserved, for future issuance upon exercise of grants which may be made, an additional 687,500 shares of common stock for issuance under our 1995 stock plan, 1,000,000 shares of common stock under our 2000 option plan and 300,000 shares of common stock for our 2000 purchase plan. No options have been granted pursuant to our 2000 option plan or 2000 purchase plan; and



    - 48,125 shares of common stock issuable upon the exercise of a warrant issued subsequent to September 30, 2000.


    If the underwriters' over-allotment option is exercised in full, the following will occur:

    - the percentage of shares of common stock held by existing stockholders will decrease to approximately 75.9% of the total number of shares of our common stock outstanding after the offering; and

    - the number of shares held by new investors will be increased to 4,600,000 or approximately 24.1% of the total number of shares of our common stock outstanding after the offering.

                       SELECTED HISTORICAL FINANCIAL DATA

    The selected historical financial data set forth below as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999, are derived from our financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and which are included elsewhere in this prospectus. The selected historical financial data as of December 31, 1996 and for the year ended December 31, 1996 are derived from our financial statements, which have been audited by Arthur Andersen LLP, independent public accountants and which are not included elsewhere in this prospectus. The selected historical financial data as of December 31, 1995 and for the year ended December 31, 1995 are derived from our unaudited financial statements which are not included elsewhere in this prospectus. The selected historical financial data as of September 30, 2000 and for the nine months ended
September 30, 1999 and 2000 are derived from our unaudited financial statements which are included elsewhere in this prospectus. The unaudited financial statements include, in our opinion, all adjustments, consisting only of normal, recurring adjustments, necessary for a fair presentation of our financial position and the results of our operations for those periods.

    The selected historical financial data should be read in conjunction with, and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and notes thereto and the report of independent public accountants included elsewhere in this prospectus. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2000.


                                                                                                         NINE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,                          SEPTEMBER 30,
                                        ----------------------------------------------------------   -------------------------
                                          1995       1996        1997        1998         1999         1999          2000
                                        --------   ---------   ---------   ---------   -----------   ---------   -------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Research and development............       $--        $366      $1,222      $2,849        $3,689      $2,738         $3,815
  General and administrative..........       144         312         814       1,170         1,560       1,125          2,442
  Stock-based compensation(1).........        --          --           1           2            14          14          1,519
                                        --------   ---------   ---------   ---------   -----------   ---------   ------------
  Loss from operations................      (144)       (678)     (2,037)     (4,021)       (5,263)     (3,877)        (7,776)
  Interest income.....................         6          26         154         443           299         248            992
                                        --------   ---------   ---------   ---------   -----------   ---------   ------------
  Net loss............................     ($138)      ($652)    ($1,883)    ($3,578)      ($4,964)    ($3,629)       ($6,784)
                                        ========   =========   =========   =========   ===========   =========   ============
  Net loss per common share:
    Basic and diluted(2)..............    ($1.69)     ($6.77)    ($10.70)     ($6.08)       ($5.32)     ($4.34)        ($5.48)
                                        ========   =========   =========   =========   ===========   =========   ============
    Pro forma, basic and diluted(3)...                                                      ($0.56)                    ($0.58)
                                                                                       ===========               ============
  Weighted Average Common Shares
    outstanding:......................
    Basic and diluted.................    81,780      96,250     175,953     588,143       932,593     836,728      1,237,267
                                        ========   =========   =========   =========   ===========   =========   ============
    Pro forma basic and diluted(3)....                                                   8,923,532                 11,741,343
                                                                                       ===========               ============


                                                                 AS OF DECEMBER 31,                                    AS OF
                                                -----------------------------------------------------              SEPTEMBER 30,
                                                  1995       1996       1997       1998       1999                      2000
                                                --------   --------   --------   --------   ---------              --------------
BALANCE SHEET DATA:
  Cash and cash equivalents...................      $53     $3,896     $1,792     $8,826       $3,553                  $30,228
  Total assets................................       62      4,119      2,417      9,708        4,754                   31,943
  Stockholders' equity........................       40      4,010      2,305      9,298        4,410                   31,038

------------------------------
(1) The following summarizes the departmental allocation of stock-based compensation:


    Research and development...................      $--        $--         $1         $2           $9        $9           $197
    General and administrative.................       --         --         --         --            5         5          1,322
                                                 -------    -------    -------    -------    ---------   -------      ---------
      Total....................................        0         $0         $1         $2          $14       $14         $1,519


(2) Computed as described in Note 2 to the financial statements included elsewhere in this prospectus.

(3) Assumes the conversion of all outstanding shares of preferred stock into common stock upon the completion of this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We apply proprietary genomics technologies to the early detection of common cancers. We have selected colorectal cancer screening as the first application of our technology platform. Since our inception on February 10, 1995, our principal activities have included:

    - researching and developing our technologies for colorectal cancer screening;

    - conducting clinical studies to validate our colorectal cancer screening tests;

    - negotiating licenses for intellectual property of others incorporated into our technologies;

    - developing relationships with opinion leaders in the scientific and medical communities;

    - conducting market studies and analyzing potential approaches for commercializing our technologies;

    - hiring research and clinical personnel;

    - hiring management and other support personnel; and

    - raising capital.

    Initially, we intend to offer colorectal cancer screening services ourselves to establish the market. We then intend to license our proprietary technologies and sell reagents to leading clinical reference laboratories to enable them to develop tests. We may also package our technologies and seek approval for diagnostic test kits with which any clinical laboratory could conduct our tests.

    We have generated no operating revenues since our inception and do not expect operating revenues for the foreseeable future. As of September 30, 2000, we had an accumulated deficit of approximately $18.0 million. Our losses have resulted principally from costs incurred in conjunction with our research and development initiatives.

    Research and development expenses include costs related to scientific and laboratory personnel, clinical studies and reagents and supplies used in the development of our technologies. We expect that the cost of our research and development activities will increase substantially as we continue activities relating to the development of our colorectal cancer screening tests and the extension of our technologies to several other forms of common cancers and pre-cancerous lesions. We are currently conducting a clinical study which includes a population of both high-risk and average-risk patients and thereafter intend to conduct a clinical trial that will include approximately 5,300 average-risk patients at an estimated forty locations, the costs of which will be borne by us.

    General and administrative expenses consist primarily of non-research personnel salaries, office expenses and professional fees. We expect general and administrative expenses to increase significantly as we hire additional personnel and build our infrastructure to support future growth.


    Stock-based compensation expense represents the difference between the exercise price and fair value of common stock on the date of grant. The stock compensation is being amortized over the vesting period of the applicable options, which is generally 60 months. As of January 5, 2001, we expect to recognize amortization expense of deferred compensation recorded related to employee and director options of approximately $2,400,000, $4,200,000, $2,400,000, $1,500,000, $715,000 and $188,000 during the years ended
December 31, 2000, 2001, 2002, 2003, 2004 and 2005, respectively. In addition, we
expect to recognize research and development stock-based compensation expense of approximately $410,000 in December 2000 related to the issuance of a warrant.


RESULTS OF OPERATIONS

    COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased to $3.8 million for the nine months ended September 30, 2000 from $2.7 million for the nine months ended September 30, 1999, excluding departmental allocations of stock-based compensation. This increase was primarily the result of $650,000 incurred in connection with two multi-center clinical studies, an additional $206,000 in compensation for research and development personnel, $23,000 incurred in connection with leasing additional laboratory space and $74,000 in professional and consulting fees.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased to $2.4 million for the nine months ended September 30, 2000 from $1.1 million for the nine months ended September 30, 1999, excluding departmental allocations of stock-based compensation. This increase was primarily the result of $49,000 incurred in connection with the initiation of our marketing program, an additional $495,000 in salaries for general and administrative personnel, including the hiring of our president, $21,000 incurred in connection with leasing additional administrative space, an additional $137,000 in legal fees related to our patent portfolio and $554,000 in other professional and consulting fees.

    STOCK-BASED COMPENSATION. Stock-based compensation expense increased to $1.5 million for the nine months ended September 30, 2000, of which $200,000 related to research and development personnel and $1.3 million related to general and administrative personnel. For the nine months ended September 30, 1999, stock-based compensation expense was $14,000, of which $9,000 related to research and development personnel and $5,000 related to general and administrative personnel.

    INTEREST INCOME. Interest income increased to $992,000 for the nine months ended September 30, 2000 from $248,000 for the nine months ended September 30, 1999. This increase was primarily due to an increase in our cash and cash equivalents balances resulting from the issuance of $31.7 million of preferred stock in April 2000.

    COMPARISON OF THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses, excluding departmental allocations of stock-based compensation, increased to $3.7 million for the year ended December 31, 1999 from $2.8 million for the year ended December 31, 1998, and increased in 1998 from $1.2 million for the year ended December 31, 1997. Each of these expense increases was attributable primarily to an increase of $303,000 in 1999 and $634,000 1998 in research and development personnel and an additional $53,000 in 1999 and $18,000 in 1998 related to the leasing of additional laboratory space. In addition, we incurred $782,000 in connection with the initiation of our clinical studies in 1998 and an additional $429,000 in connection with the ongoing clinical studies during 1999.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses, excluding departmental allocations of stock-based compensation, increased to $1.6 million for the year ended December 31, 1999 from $1.2 million for the year ended December 31, 1998, and increased in 1998 from $814,000 for the year ended December 31, 1997. Each of these expense increases was attributable primarily to an increase of $200,000 in 1999 and $105,000 in 1998 in general and administrative personnel, an increase of $76,000 in 1999 and $177,000 in 1998 in legal and consulting fees and an increase of $55,000 in 1999 and $53,000 in 1998 in amortization and depreciation expense.

    STOCK-BASED COMPENSATION. Stock-based compensation expense increased to $14,000 for the year ended December 31, 1999, of which $9,000 related to research and development personnel and $5,000 related to general and administrative personnel. Stock-based compensation expense was $2,000 for the year ended December 31, 1998, of which $1,500 was related to research and development personnel and $500 related to general and administrative personnel. Stock-based compensation was $900 for the year ended December 31, 1997, of which $600 related to research and development expense and $300 related to general and administrative personnel.

    INTEREST INCOME. Interest income decreased to $299,000 for the year ended December 31, 1999 from $443,000 for the year ended December 31, 1998, and increased in 1998 from $154,000 for the year ended December 31, 1997. The decrease in 1999 was primarily due to a decrease in our cash and cash equivalents balances as a result of losses from operations. The increase during 1998 was primarily due to an increase in our cash and cash equivalents balances resulting from the issuance of preferred stock in March 1998.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations since inception primarily through private sales of preferred stock. As of September 30, 2000, we had received net proceeds of $47.2 million from the issuance of preferred stock. As of September 30, 2000, we had approximately $30.2 million in cash and cash equivalents.

    Net cash used in operating activities was $4.6 million for the nine months ended September 30, 2000, $4.6 million in 1999, $3.0 million in 1998 and $1.8 million in 1997. These increases are primarily due to the increase in our research and development activities.

    Net cash used in investing activities was $650,000 for the nine months ended September 30, 2000, $722,000 in 1999, $496,000 in 1998 and $499,000 in 1997. For
each of these periods, cash used in investing activities reflected increased investment in our intellectual property portfolio and the expansion of our laboratory and office space.

    Net cash provided by financing activities was $31.9 million for the nine months ended September 30, 2000, $57,000 in 1999, $10.6 million in 1998 and $171,000 in 1997. Cash provided during these periods resulted from the sale of our preferred stock during the nine months ended September 30, 2000 and the year ended 1998.

    We expect that the proceeds from this offering, together with our current working capital, will fund our operations through 2003. Our future capital requirements include, but are not limited to, launching our marketing efforts, supporting our clinical trial efforts, and continuing our research and development programs. Our future capital requirements will depend on many factors, including the following:

    - the success of our clinical studies;

    - the scope of and progress made in our research and development activities; and

    - the successful commercialization of colorectal cancer screening tests based on our technologies.

NET OPERATING LOSS CARRYFORWARDS

    As of December 31, 1999, we had net operating loss carryforwards of $10.7 million and research and development tax credit carryforwards of $389,000. The net operating loss and tax credit carryforwards will expire at various dates through 2019, if not utilized. The Internal Revenue Code and applicable state law impose substantial restrictions on a corporation's utilization of net operating loss and tax credit carryforwards if an ownership change is deemed to have occurred.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board, or the FASB, issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement established accounting and reporting standards for derivative instruments and hedging activities. SFAS 133, as amended by SFAS 137, will be effective for our financial reporting beginning in the first quarter of 2001. SFAS 133 will require that we recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The accounting for gains and losses from changes in the fair value of a particular derivative will depend on the intended use of that derivative. We believe the adoption of this statement will not have a significant impact on our financial position, results of operations or cash flows.

    In December 1999, the SEC issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION. This bulletin establishes guidelines for revenue recognition and is in effect for periods beginning October 1, 2000. We do not expect that the adoption of this guidance will have a material impact on our financial condition or results of operations.

    In March 2000, the FASB issued Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AND INTERPRETATION OF APB OPINION
NO. 25. The interpretation clarifies the application of APB Opinion No. 25 to accounting for stock issued to employees. The interpretation is effective
July 1, 2000, but covers events occurring during the period between December 15, 1998 and July 1, 2000. If events covered by the interpretation occur during this period, the effects of applying the interpretation to the events would be recognized on a prospective basis from July 1, 2000. As a result, the interpretation will not require that any adjustments be made to our consolidated financial statements for periods before July 1, 2000 and no expense would be recognized for any additional compensation cost measured that is attributable to periods before July 1, 2000. We believe the adoption of this interpretation did not have an impact on our financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

    We have no derivative financial instruments in our cash and cash equivalents. We invest our cash and cash equivalents in securities of the U.S. governments and its agencies and in investment-grade, highly liquid investments consisting of commercial paper, bank certificates of deposit and corporate bonds. We anticipate investing our net proceeds from this offering in investment-grade and highly liquid investments pending their use as described in this prospectus.

                                    BUSINESS

OVERVIEW

    We have developed proprietary technologies in applied genomics that we believe will revolutionize the early detection of colorectal cancer and several other types of common cancers. We believe that medical practitioners will order tests based on our technologies as part of a regular screening program for the early detection of such cancers and pre-cancerous lesions. We also believe that the widespread and periodic application of these tests will reduce mortality, morbidity and the costs associated with these cancers.

    We have selected colorectal cancer as the first application of our technology platform because it is the most deadly cancer among non-smokers, curable if detected early and well understood from a genomics point of view. There are an estimated 74 million Americans age 50 and above for whom the American Cancer Society and National Cancer Institute recommend regular colorectal cancer screening. Moreover, current detection methods for colorectal cancer have proven to be inadequate screening tools.

    We have developed proprietary technologies that isolate the human DNA shed from the colon into stool. We then identify mutations in DNA shed from abnormal cells associated with colorectal cancer and pre-cancerous lesions. We have conducted blinded clinical studies at the Mayo Clinic that we believe indicate that our tests are able to detect colorectal cancer more accurately in patients who have the disease at an earlier stage than existing methods available for mass screening for colorectal cancer. Early detection results in less expensive and more effective treatment of patients. While our tests are more technically complex for a laboratory to perform and may be more expensive than some current colorectal screening methods, we believe that the benefits of early detection will convince medical practitioners and patients to use tests using our technologies. We are currently conducting an additional clinical study for colorectal cancer screening tests using our technologies and are seeking to develop commercial products and services based on these technologies.

    Our goal is to become the leading company applying genomics to the early detection of cancer. The key components of our business strategy are as follows:

    - commercialize our colorectal cancer screening technologies;

    - extend our genomics technologies to other cancers; and

    - continue to make scientific and technological advances in applied genomics.

If successful, we believe our strategies will lead to regular screening of large portions of the population for colorectal cancer and several other types of cancer, which would result in a significant recurring revenue stream for us.

GENOMICS AND COLORECTAL CANCER


    Genomics, broadly defined, is the study of the genome and its importance in human physiology and disease. Initial efforts in genomics centered on identifying the definitive sequence of every gene in the human genome. Scientists are now focusing on applied genomics--the development of novel technologies for the application of genomics to the detection and management of disease.


    Cancer develops when the DNA in a single normal cell mutates or changes to encourage uncontrolled cell growth. In a ground-breaking paper published in the NEW ENGLAND JOURNAL OF MEDICINE in 1988, Dr. Bert Vogelstein, one of our scientific collaborators, and his colleagues described a multi-step model of colorectal cancer development. In 1990, Dr. Eric Fearon, a former member of our scientific advisory board, and Dr. Vogelstein published a diagram depicting the development of colorectal cancer. An updated version of this diagram showing many of the genomic events involved in the development of colorectal cancer is shown below:

    The graphic on this page consists of the words "Chromosome" and "Mutation" on the left side of the chart with the word "Chromosome" listed above "Mutation". Equally spaced and in line with the word "Chromosome" from left to right are the phrases "5q loss", "18q loss", "17p loss" and "8p loss". Equally spaced in line with the word "Mutation" from left to right are "Apc" directly underneath "5q loss", with the word "Beta-Catenin" directly underneath "Apc", "K-ras" directly underneath "18q loss", "Bat-26" directly underneath "17p loss", with "p53" directly underneath "Bat-26". Below these words are 5 equally spaced boxes connected by arrows from left to right. The following phrases are in the indicated box: "Normal Epithelium" in the first box, "Early Adenoma" in the second box, "Late Adenoma" in the third box, "Early Cancer" in the fourth box and "Late Cancer" in the fifth box. There is also an arrow connecting the corresponding chromosome and mutations to the space between the boxes.

    The diagram illustrates that cancer develops in steps, and that it arises from alterations in multiple genes in an individual cell, frequently with chromosome loss. The diagram shows that these alterations lead to pathologic changes in the colon from normal epithelium--the tissue that lines the surface of the colon--through early and late adenomas, which are a form of pre-cancerous growth, to early cancer and late cancer. These alterations, shown in the above diagram, usually accumulate over many years, and are typically due to:

    - mutations in individual genes, such as the APC, K-RAS and P53 genes;

    - larger scale effects in which large parts of a chromosome or even entire chromosome arms, such as 5q, 18q, 17p and 8p, are deleted; or

    - deletions in DNA regions such as BAT-26.

    The multi-step process provides genomic targets for the early detection of cancer. The detection of genetic alterations associated with cancer allows for the direct, early detection of cancer before the onset of symptoms.

COLORECTAL CANCER

    OVERVIEW

    Colorectal cancer is the most deadly cancer in the U.S. among non-smokers and the second most deadly cancer overall. Only lung cancer kills more people each year. The American Cancer Society estimates that in the U.S. there will be approximately 136,000 new cases and approximately 57,000 deaths in the year 2000 from colorectal cancer. Almost 50% of the patients with a new diagnosis of colorectal cancer will die within five years.

    Medical practitioners commonly classify colorectal cancer into four stages at the time of diagnosis as shown in the following table:

    The chart is a rectangle with six vertical columns and three horizontal rows. The vertical columns, from left to right, are titled as follows: Column one is titled "Stage"; Column two is titled "Classification"; Column three is titled "Extent of Disease"; Column four is titled "% of Patients Diagnosed at This Stage"; Column five is titled "5-Year Survival Rates (approximate)"; and Column six is titled "Typical Treatment". The first row has the words: "Early" in the first column; the second column, which is subdivided into two rows, has the phrases "Dukes' A" in the top subdivison and "Dukes' B" in the bottom subdivision; the third column, which is subdivided into two rows, has the phrases "Confined to the surface lining of the colon" in the top subdivision and "Below the surface; no lymph node involvement" in the bottom subdivision; the fourth column has the percentage "37%" in the first row; the fifth column, which is subdivided into two rows, has the percentages "95%" in the top subdivision and "85%" in the bottom subdivision; the sixth column has the word "Surgery". The second row has the word "Late" in the first column; the second column, which is subdivided into two rows, has the words "Dukes' C" in the top subdivision and "Dukes' D" in the bottom subdivision; the third column, which is also subdivided into two rows, has the phrases "Lymph node involvement" in the top subdivision and "Metastatic disease" in the bottom subdivision; the fourth column has the percentage "63%"; the fifth column, which is subdivided into two rows, has the percentages "50%-60%" in the top subdivision and "10%" in the bottom subdivision; and the sixth column has the phrase "Surgery and chemotherapy".

    Detection of pre-cancerous adenomas and cancer in its earliest stages increases the number of patients who survive and reduces the cost of treatment and care. As a result, the American Cancer Society and National Cancer Institute recommend that the 74 million Americans age 50 and above undergo regular colorectal cancer screening tests.

    PROBLEMS WITH CURRENT DETECTION METHODS FOR SCREENING

    Medical practitioners principally use fecal occult blood testing, flexible sigmoidoscopy and colonoscopy to detect colorectal cancer. Despite the availability of these and other screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, with only limited effect on mortality. In 1999, Medicare reimbursement records showed that only 14% of Americans over age 65 were screened for colorectal cancer. We believe that no screening strategy is commercially available today that allows for the highly sensitive, early detection of colorectal cancer in a manner that is acceptable to patients, medical practitioners and payors.

    Medical practitioners characterize cancer-screening tests using three principal parameters: sensitivity, specificity and compliance. Sensitivity measures a test's ability to detect the presence of disease when the patient has disease. Specificity measures a test's ability to correctly identify individuals who are disease-free. A failure of specificity, commonly referred to as a false positive, is the failure of a test to correctly identify an individual who is disease-free. Compliance rates measure the percentage of patients for whom screening is recommended that are screened at the recommended interval.

    FECAL OCCULT BLOOD TESTING (FOBT). FOBT does not detect cancer directly but rather detects the presence of blood in stool. Typically, a patient must retrieve two small portions of stool from the toilet on each of three successive days and smear each portion onto a small chemically impregnated card. The patient must modify his or her diet to eliminate red meat and certain fruits and vegetables and also eliminate the use of certain medications such as aspirin for three days prior to the stool sample collection, as well as during the three days of stool sample collection. If the FOBT results are positive, medical practitioners refer the patient for colonoscopy for a definitive diagnosis.

    Although FOBT is non-invasive, it has the following limitations:

    - LOW SENSITIVITY. FOBT detects on average only 25%-30% of patients with cancer in any stage and only approximately 12% of patients with pre-cancerous adenomas greater than one centimeter.

    - LOW RATE OF EARLY-STAGE DETECTION. FOBT is less effective in detecting Dukes' A and B cancers, for which survival rates are higher and treatment costs are less expensive, than in detecting Dukes' C and D cancers.

    - LOW SPECIFICITY. Because blood can be present in the stool for many reasons other than colorectal cancer, such as hemorrhoids or red meat in the diet, FOBT has a reported false positive rate of approximately 7%, based on Medicare claims data. We estimate that six to ten million FOBT tests are completed each year. This means approximately 420,000-700,000 patients per year are unnecessarily referred for follow-up colonoscopies.

    - LOW COMPLIANCE. Of the 74 million Americans age 50 and above who should be annually screened, only 20 million receive FOBT cards annually and we estimate only six to ten million of those complete the FOBT test. This means less than 15% of those Americans who should be screened each year complete an FOBT test. We believe this low compliance is a result of low sensitivity at detecting early stages of cancer, the dietary restrictions and unappealing nature of the process.

    FLEXIBLE SIGMOIDOSCOPY. Flexible sigmoidoscopy is a procedure performed without sedation, and after an often unpleasant bowel preparation, in which a physician inserts a fiber-optic endoscope one to two feet into the colon to explore the lower third of the colon. If flexible sigmoidoscopy results are positive, medical practitioners refer patients for colonoscopy for further diagnosis.

    Although flexible sigmoidoscopy is more sensitive and more specific than FOBT, it has the following limitations:

    - INVASIVE PROCEDURE. Before a flexible sigmoidoscopy procedure, a patient must undergo a bowel preparation procedure to remove stool from the lower third of the colon to make a visual examination possible. Since medical practitioners perform flexible sigmoidoscopy without sedation, patients feel varying degrees of pain and embarrassment.

    - LOW SENSITIVITY. Flexible sigmoidoscopy at best can directly visualize no more than half of all colorectal cancers and adenomas. The other half of cancers are located in the upper two thirds of the colon, beyond the range of the endoscope. A patient's inability to tolerate the procedure and incomplete bowel preparation further limit sensitivity.

    The above current screening methodologies are summarized below:

                                                          SENSITIVITY    SPECIFICITY
        METHOD               PROCEDURE DESCRIPTION       (APPROXIMATE)  (APPROXIMATE)
----------------------  -------------------------------  -------------  -------------
FOBT                    - Detects presence of blood in      25%-30%          93%
                          stool
                        - Non-invasive
                        - Three days of retrieving
                          stool

FLEXIBLE SIGMOIDOSCOPY  - Physician inserts endoscope         48%            95%
                        one
                          to two feet into colon
                        - Performed without sedation
                        - Unpleasant bowel preparation

    COLONOSCOPY. Colonoscopy is a procedure that allows a physician to visualize the entire length of the colon and, during the same procedure, remove some cancerous and pre-cancerous lesions. A colonoscope is identical to a flexible sigmoidoscope except that its insertion depth is approximately six feet instead of one to two feet. Medical practitioners perform colonoscopy with the patient under sedation after undergoing a thorough bowel preparation prior to the procedure.

    Although medical practitioners view colonoscopy as the definitive method for diagnosis, we believe it is not a practical method for mass screening. The short supply of skilled clinicians, the cost of the procedure and patient discomfort, as well as a small risk of complications and death have limited the use of colonoscopy as a screening test. If opinion leaders were to recommend colonoscopy for screening of average-risk individuals, we estimate that it would take more than a decade to perform a first round of screening on every one of the recommended 74 million Americans age 50 and above.

OUR SOLUTION

    Many non-invasive cancer screening methods are not effective early detection methods. For example, PSA for prostate cancer screening, mammography and FOBT find only indirect evidence of cancer and suffer from lack of sensitivity or specificity. As a result, mortality, morbidity and the cost of treatment of many cancers remain high. We have made significant scientific advances that we believe will allow for the direct early detection of several types of common cancers. Our business opportunity is to use our technologies to lower mortality, morbidity and the costs associated with these cancers.

    The first application of our technologies is colorectal cancer screening. We believe medical practitioners will order tests using our technologies every one to three years to screen for the presence of colorectal cancer. Using our proprietary genomic technologies, a laboratory will isolate the human

DNA shed into the stool from the colon. The laboratory will then use our technologies to identify mutations in the genome shed from abnormal cells associated with adenomas and colorectal cancer. When individuals test positive in these tests, medical practitioners will refer them for colonoscopy for follow-up. Through regular screening, we believe that tests using our technologies will enable the detection of colorectal cancer and adenomas earlier so that patients can be treated effectively.

    We believe colorectal cancer screening tests using our technologies will become a widely-accepted and regularly-used screening tool as a result of the following features and benefits:

    - EARLIER DETECTION. Early detection saves lives. We believe colorectal cancer screening tests using our technologies will detect Dukes' A and B cancers, as well as some pre-cancerous lesions. We believe that this will represent a marked improvement over current colorectal cancer screening methods.

    - HIGHER SENSITIVITY. Since the fall of 1998, we have conducted a series of blinded clinical studies at the Mayo Clinic using our colorectal cancer screening tests. In these clinical studies, the sensitivity of our tests for colorectal cancer substantially exceeded the sensitivity reported for FOBT and flexible sigmoidoscopy.

    - HIGHER COMPLIANCE. We designed our technologies to detect colorectal cancer from a single whole stool sample obtained non-invasively. Patients are not required to touch their stool, modify their diet or undergo bowel preparation. Moreover, we believe that, based on the results of our clinical studies and trials, opinion leaders will educate primary care physicians, about the potential for improving detection of colorectal cancer with our technologies. We also believe that this will lead many primary care physicians to make regular testing based on our technologies a part of their physical examinations of patients aged 50 and above who, upon learning of the benefits, will be likely to submit to such testing.

    - COST-EFFECTIVE PREVENTION AND TREATMENT. We believe that colorectal cancer screening tests using our technologies will detect early stage lesions more effectively than current screening methods. As a result of this early detection, medical practitioners can treat early stage colorectal cancer and pre-cancerous lesions in a less expensive and more effective manner than late stage cancer.

    - SCALABILITY. Screening 74 million Americans age 50 and above requires a process that is able to efficiently test a large population. Procedures such as flexible sigmoidoscopy and colonoscopy suffer problems of scalability because of the short supply of skilled clinicians. We believe tests using our technologies will enable mass screening on a regular basis.

OUR STRATEGY

    Our goal is to become the leading company applying genomics to the early detection of cancer. The key components of our strategy are as follows:

    - COMMERCIALIZE OUR COLORECTAL CANCER SCREENING TECHNOLOGIES. We selected colorectal cancer as the first application of our technologies because the target market is large and not well served. We intend to commercialize our products and services through a staged market entry. Initially, we intend to offer colorectal cancer screening services ourselves to establish the market. We then intend to license our proprietary technologies and sell reagents to leading clinical reference laboratories to enable them to develop tests. We may also package our technologies and seek approval for diagnostic test kits with which any clinical laboratory could conduct our tests.

    - EXTEND OUR GENOMICS TECHNOLOGIES TO OTHER CANCERS. We believe that our current technologies will be applicable to the early detection of several other types of common cancers. We believe that certain of our technologies allow for the early detection of cancers without knowledge of the precise genomic basis of the cancer. As a result, we may be able to develop tests for cancers before the genomic basis of such cancers is discovered. While our clinical studies have focused primarily on the detection of colorectal cancer, we have achieved promising results in detecting certain aero-digestive cancers. We intend to test for these and other types of common cancers in future clinical trials and will commercialize tests using our technologies to detect cancers that we believe have the most potential. See "Business--Research and Development."

    - CONTINUE TO MAKE SCIENTIFIC AND TECHNOLOGICAL ADVANCES IN APPLIED GENOMICS. Our proprietary sample preparation and detection methods have enabled us to produce significant improvements in the early detection of cancer from a minute amount of altered DNA. Because we believe our detection methods are novel, we are developing and testing multiple detection methods to minimize our technical and business risk. We intend to continue to develop additional proprietary sample preparation and detection methods for the early detection of common cancers.

If successful, we believe our strategies will lead to regular screening of large portions of the population for colorectal cancer and several other types of cancer, which would result in a significant recurring revenue stream for us.

OUR TESTING PROCESS


    Diagnostic tests typically require sample collection and preparation procedures as well as detection methods. We have overcome significant technical challenges in the development of a three-step sample collection and preparation process and four detection methods that apply genomics to the early detection of colorectal cancer. We have ten issued U.S. patents and 23 pending U.S. patent applications relating to our testing process.


    This chart has three boxes and one oval connected by arrows from left to right with the following words in each box or oval: "Specimen Collection and Transportation", "Representative Sampling", "DNA Extraction, Purification and Amplification" and "Cancer Detection Methods".

    SPECIMEN COLLECTION AND TRANSPORTATION. We have based our tests on collecting a single whole stool in a self-contained device. Patients will bring the samples to their physicians who will forward them to the laboratory performing the colorectal cancer screening test.

    REPRESENTATIVE SAMPLING. In the past, DNA testing using stool samples lacked sensitivity. We believe that this was due to the non-uniform distribution of abnormal DNA in stool. We have invented proprietary methods to assure that the portion of stool that is processed at the laboratory is representative of the entire stool. We believe these methods lead to increased sensitivity.

    DNA EXTRACTION, PURIFICATION AND AMPLIFICATION. The isolation and amplification of human DNA found in stool is technically challenging because over 99% of DNA is not human DNA, but is DNA from bacteria normally found in the colon. In addition, there are substances in stool that make the isolation and amplification of human DNA a difficult task. Our proprietary technologies simplify the isolation and amplification of human DNA found in stool.

    CANCER DETECTION METHODS. We have designed four proprietary methods for detecting and identifying genomic markers associated with colorectal cancer that can be performed on instruments commonly available in clinical laboratories conducting molecular testing.

OUR PROPRIETARY CANCER DETECTION METHODS

    Our technology platform consists of the proprietary cancer detection methods set forth in the table below. Each of these methods enables the early detection of cancer in a minute amount of altered DNA obtained from a sample that is composed of DNA largely from normal cells.

       NAME                 ROLE IN DETECTION                 OUR SCIENTIFIC ADVANCE
------------------  ----------------------------------  ----------------------------------
MULTIPLE MUTATION   - Each element of MuMu detects a    - Sensitive and specific detection
DETECTION (MUMU)      single mutation of a              of single DNA mutations
                      cancer-related gene

DELETION            - Detects short deletions and       - Distinguishes between deletions
TECHNOLOGY            insertions in the BAT-26 region     and insertions resulting from
                      of a specific gene                  the testing itself, and those
                                                          associated with mismatch-repair
                                                          cancers

DNA INTEGRITY       - Detects longer human DNA          - Proprietary marker associated
ASSAY (DIA)           fragments associated with         with cancer that does not require
                      abnormality                         knowledge of which genes cause
                                                          cancer

ENUMERATED LOSS OF  - Enumerates ratio of paternal DNA  - Statistical method that applies
HETEROZYGOSITY        as compared to maternal DNA at a  a commonly used analytical
(E-LOH)               given genomic site to identify      technique to indicate a missing
                      chromosomal loss that is            gene and does not require
                      characteristic of many cancers      knowledge of which genes cause
                                                          cancer

    MULTIPLE MUTATION. Multiple Mutation, or MuMu, identifies DNA mutations at specific sites. We have selected 15 sites that are commonly mutated in the colorectal cancer-related genes APC, P53 and K-RAS. We have designed our proprietary MuMu method to allow simultaneous probing of different DNA sequences and to allow analysis even though only a small amount of DNA in the sample is derived from abnormal cells while the vast majority is derived from normal human cells or bacteria.

    DELETION TECHNOLOGY. Deletion Technology detects short deletions and insertions in segments of DNA that are indications of defects in cellular mechanisms for DNA repair. Approximately 15% of colorectal cancers, referred to as mismatch-repair cancers, result from inactivation of the proteins that normally repair errors in DNA after DNA replication. We have developed a proprietary method for identifying this condition by detecting the presence of short deletions and insertions in a DNA segment known as BAT-26. This altered gene segment appears in virtually all colorectal cancers resulting from defects in the mismatch repair mechanism.

    DNA INTEGRITY ASSAY. DNA recovered from the stool of many cancer patients contains a small but detectable population of DNA that is longer than DNA recovered from individuals who are normal and have never had cancer or an adenoma. Use of this proprietary detection method does not require knowledge of which genes cause cancer. In addition to its utility for our colorectal cancer tests, we believe that this discovery may lead us to the development of a marker for other cancers, including lung, pancreas, gall bladder and bile duct cancers.

    ENUMERATED LOSS OF HETEROZYGOSITY. In normal cells, the quantity of DNA inherited from each parent is generally equal. This is not true for cells from many different types of cancers, including virtually all non-mismatch repair colorectal cancers. This condition, which is an imbalance of maternal and paternal chromosomal fragments, is called loss of heterozygosity, or LOH. Prior to our development efforts, we believe that scientists were unable to detect LOH in stool samples. We have developed proprietary methods for detecting LOH in a highly heterogeneous DNA sample such as stool by enumerating the ratio of fragments of DNA that are inherited from each parent at defined locations in the genome. We call this detection method e-LOH. Use of this detection method does not require knowledge of which genes cause cancer. We believe that our novel e-LOH detection method may be broadly applicable to early cancer detection from many body sites.

SALES AND MARKETING

    We are building our organization and programs to support our commercialization strategy--applying our proprietary technologies to the early detection of colorectal cancer initially and then extending our technologies to several other types of cancers. We believe that opinion leaders in genomics, gastroenterology and primary care are key to establishing tests using our technologies as a standard of care for colorectal cancer screening. We have worked closely with leading researchers at academic institutions, including the Mayo Clinic and The Johns Hopkins University, since our inception to evaluate our technologies and our colorectal cancer screening tests, and to gain support for our clinical studies. We have an agreement with Mayo Clinic, that expires on December 31, 2001, under which Dr. Ahlquist, a member of our scientific advisory board and a director of the Colorectal Neoplasia Clinic at Mayo, assists us in our clinical trials and the use of our technologies in the detection of colorectal cancer. We participate in conferences and scientific meetings. The journal GASTROENTEROLOGY published our first full-length peer-reviewed article in November 2000. We also believe our continuing efforts will make our products and services attractive to third-party payors, medical practitioners and patients.

    In addition, we intend to build upon public awareness about colorectal cancer. Several stories of high profile individuals with colorectal cancer have increased public awareness about colorectal cancer and the need for effective early detection. We believe that this publicity has a heightened effect on the public given an increasing perception that people wish to take more control over decisions relating to their medical care.

    We intend to commercialize our products and services through a staged market entry. Initially, we intend to offer colorectal cancer screening services ourselves to establish the market. We then intend to license our proprietary technologies and sell reagents to leading clinical reference laboratories to enable them to develop their own tests. We may also package our technologies and seek approval for diagnostic test kits with which any clinical laboratory could conduct tests using our technologies.

    In support of our staged market entry strategy, we plan to execute a multi-channel sales approach. Initially, we intend to create our own dedicated business development team whose efforts will focus on securing adequate reimbursement for our products and services. This team will also educate senior staff of the Health Care Financing Administration, large managed care organizations, insurance companies, large employers and large physician groups about the cost effectiveness of using our products and services. In parallel with this effort, we intend to enter into business relationships with leading clinical reference laboratories that will market their own tests utilizing our technologies through their dedicated sales forces. In addition, we may enter into business relationships with distributors of other medical products to distribute our products and services.

    We believe that our business relationships with leading clinical reference laboratories will support the strategies of these laboratories to expand their molecular diagnostic businesses. In addition, we believe that tests utilizing our technologies will be attractive to the clinical reference laboratories because such tests:

    - enable laboratories to perform higher volumes of testing with their existing infrastructure;

    - enable the laboratories to differentiate themselves technologically; and

    - offer potentially higher gross margins than most existing tests.

CLINICAL STUDIES

    COLORECTAL CANCER

    In conjunction with the Mayo Clinic, we have conducted three blinded clinical studies since the fall of 1998. These clinical studies included stool samples from 219 patients of the Mayo Clinic, 58 of whom had cancer. Each patient participating in our clinical studies received a colonoscopy at the Mayo Clinic to determine whether cancer was present. The first two clinical studies were conducted using frozen, partial stool samples. The Mayo Clinic sent stool samples to us for testing and we analyzed the testing results jointly with the Mayo Clinic. The sensitivity for each of these two clinical studies was 91% and 67%, respectively. When excluding the data from patients who began bowel preparation before their stool samples were collected, which we believe may have lowered sensitivity, sensitivity was 91% and 72%, respectively. In the spring of 2000, we conducted a third clinical study at the Mayo Clinic in which we collected fresh, whole stool. The sensitivity for this clinical study was 78%. These sensitivity rates are superior to the 25%-30% sensitivity of FOBT and the approximately 48% sensitivity of flexible sigmoidoscopy for colorectal cancers located throughout the colon. Specificity ranged from 95% to 100% across all three clinical studies. These specificity rates are comparable or superior to rates reported for FOBT and flexible sigmoidoscopy.

    The results of these three blinded clinical studies are set forth in the table below:

                                             NUMBER OF
          STUDY            COMPLETION DATE    PATIENTS        SAMPLE TYPE       SENSITIVITY   SPECIFICITY
-------------------------  ---------------   ----------   --------------------  -----------   -----------
Mayo Clinic I Pilot Study  November 1999         61       Frozen partial stool     91%         95-100%

Mayo Clinic II Study       April 2000           129       Frozen partial stool    67-72%         95%

Mayo Clinic III Study      June 2000             29       Fresh whole stool        78%           100%

Based on these results, in August 2000 we initiated a multi-center clinical study for the primary purpose of establishing certain technological benchmarks for our DIA detection method on whole stools in anticipation of our multi-center clinical trial.

    We intend to initiate a blinded multi-center clinical trial in the fourth quarter of 2001 that will include an estimated 5,300 patients age 50 and older with average-risk profiles from approximately 40 academic and community-based practices. The goal of this clinical trial will be to compare the sensitivity and specificity of our tests for colorectal cancer to that of existing technologies on average-risk individuals. We intend to conduct this clinical trial in accordance with the applicable guidelines of the Food and Drug Administration, or FDA, so that the results may be used in any application that we may make to the FDA.

    ADENOMAS

    While most adenomas do not progress to cancer in a patient's lifetime, those that do are more likely to have villous features characterized by an irregular surface and associated with more rapid growth. In the Mayo Clinic II study, there were 24 patients with adenomas greater than one centimeter. The sensitivity of our screening tests in detecting these adenomas with villous features was 56%. The sensitivity results for villous adenomas are much better than those obtained with FOBT and are comparable to those obtained by flexible sigmoidoscopy. We believe that by detecting adenomas more likely to progress to cancer during a patient's lifetime through a non-invasive screening procedure we will provide additional medical value for our technologies. We intend to test for adenomas in our planned 5,300-patient clinical trial.

REIMBURSEMENT


    We intend to obtain reimbursement for tests using our technologies from Medicare, major national and regional managed care organizations and insurance carriers. We currently do not have reimbursement approval from any organization. Medicare and other third-party payors will independently evaluate our technologies by reviewing the published literature with respect to the results obtained from our clinical studies. We intend to assist them in evaluating our technologies by providing scientific and clinical data to support our claims regarding the superiority of our technologies. In addition, we intend to present analysis showing the benefits of early disease detection and the resulting cost-effectiveness of our technologies. We also intend to apply for current procedural terminology codes which facilitate Medicare reimbursement.


    The Federal Balanced Budget Act of 1997 required Medicare to reimburse for colorectal cancer screening for average-risk patients beginning on January 1, 1998 and mandated Medicare coverage for FOBT and flexible sigmoidoscopy. Based on evidence provided by the Black Caucus and the Black Caucus Health Brain Trust, Congress amended the Budget Act of 1997 to include coverage for double contrast barium enema, a radiographic imaging test used to detect colorectal cancer in areas beyond the reach of flexible sigmoidoscopy. We believe these actions provide evidence of the public interest in new colorectal cancer screening methods and the federal government's willingness to fund these methods.

    Most importantly, the Budget Act of 1997 allows new technologies to be included as colorectal cancer screening tests by action of the Secretary of Health and Human Services without the need for additional Congressional action. In the spring of 1999, we met with senior staff members of the Health Care Financing Administration to apprise them of our progress and to determine the steps we would need to take prior to a reimbursement determination. Following that meeting, we successfully petitioned the Health Care Financing Administration staff to cover all medical expenses of a patient participating in our clinical studies who tests positive for colorectal cancer, which we believe is a departure from the Health Care Financing Administration's policy of not reimbursing for these costs.

    In addition, we have met with several members of Congressional staffs and national organizations with an interest in colorectal cancer. In October 1999, we testified before the Subcommittee on Health of the House Ways and Means Committee in support of the Eliminate Colorectal Cancer Act of 1999, sponsored by Senators Edward Kennedy and Jesse Helms. The Eliminate Cancer Act of 1999 requires private insurers to cover colorectal cancer screening tests deemed appropriate by the third-party payors and patients. In addition, we have worked with the Black Caucus and the Black Caucus Health Brain Trust.

    We are also meeting with senior executives, medical directors and chiefs of service in gastroenterology and primary care at managed care organizations, insurance companies, large employers and large physician groups. The person in each of these positions will play a key role in the reimbursement determination for tests using our technologies.

    We believe that colorectal cancer screening tests based on our technologies will save more lives more cost-effectively than any other colorectal cancer screening method available today. Reimbursement for FOBT tests ranges from $5 to $30, but FOBT is most effective in detecting later stage cancers where survival rates are low and treatment costs are high. Reimbursement for flexible sigmoidoscopy ranges from $180 to $500, but flexible sigmoidoscopy at best can directly detect no more than half of all colorectal cancers and adenomas. We believe that reimbursement for colonoscopy for cancer screening will be approved in the near future. The cost of this procedure ranges from $700 to $2,000, and while colonoscopy is sensitive, the use of colonoscopy as a screening test has been limited.

RESEARCH AND DEVELOPMENT

    Our research and development efforts aim to develop multiple genomics methods for the early detection of cancer and pre-cancerous lesions. We believe that the evaluation of these methods in a clinical setting will determine the best approaches for commercialization. Finally, we believe it is necessary to develop methods to automate and simplify the collection, preparation and analysis of samples to produce cost-effective commercial tests.

    PROCESS DEVELOPMENT. We have undertaken a multi-year effort to automate our testing process and reduce the cost of processing stool samples. Our objectives include eliminating many of the manual steps, reducing the use of expensive reagents and increasing screening throughput. This effort is important so that we will be able to offer our products and services at commercially reasonable prices in our own laboratory and then enter into business relationships with leading clinical reference laboratories.

    EXTENSIONS TO OTHER CANCERS. Our proprietary DIA detection method uses a marker that may be broadly applicable to the detection of cancers other than colorectal cancer. In the course of our blinded clinical studies at the Mayo Clinic, we tested 50 stool samples from patients diagnosed with aero-digestive cancers at sites other than the colon, such as cancer in the lung, pancreas, esophagus, stomach and duodenum, gall bladder and bile ducts. The results are shown in the table below.

                                                 NUMBER DETECTED/
LOCATION OF CANCER                              NUMBER WITH CANCER    PERCENT DETECTED
----------------------------------------------  -------------------   ----------------
Lung, non-adenocarcinoma                                 7/8                 88%
Lung, adenocarcinoma                                    3/13                 23%
Pancreas                                               10/11                 91%
Esophagus                                                3/7                 43%
Stomach/Duodenum                                         1/5                 20%
Gall Bladder/Bile Ducts                                  6/6                100%

    Combined, these cancers kill more people than colorectal cancer. We intend to collect additional data on these aero-digestive cancers in our planned 5,300-patient clinical trial. If the results are promising, we will develop methods and technologies to detect these cancers.

    ADENOMAS. While our research focus has been the detection of cancer, we intend to conduct research on improved methods for adenoma detection as well, particularly those adenomas with villous features. We have invented a new method for scanning regions of DNA at which mutations associated with adenoma development are often found.

    NEW TECHNOLOGY PLATFORM. As part of this effort, we are also conducting research on a new technology that may enable us to develop new instrumentation and methods for life sciences research. If successful, we believe this technology may be used in both clinical and research laboratories for detecting abnormalities in DNA, identifying single nucleotide polymorphisms in populations of individuals and for high throughput screening in the pharmaceutical industry.

    RESOURCES AND EXPENSES. As of September 30, 2000, we had 23 employees engaged in research and development. For the year ended December 31, 1999, research and development expenses were approximately $3.7 million. For the nine months ended September 30, 2000, research and development expenses were approximately $3.8 million.

GOVERNMENT REGULATION

    We are subject to extensive regulation by the FDA under the Federal Food, Drug and Cosmetic Act and regulations thereunder, including regulations governing the development, marketing, labeling, promotion, manufacturing and export of our products. Failure to comply with these requirements can lead to stringent sanctions, including withdrawal of products from the market, recalls, refusal to authorize government contracts, product seizures, civil money penalties, injunctions and criminal prosecution.

    We intend to offer colorectal cancer screening services performed in our own laboratories. We then intend to license our intellectual property and sell our reagents that target specific areas in the genome to leading clinical reference laboratories to enable them to perform their own colorectal cancer screening services, using their own test methods, equipment and additional reagents. We may also package our technologies in the form of diagnostic test kits with which clinical laboratories could conduct colorectal cancer screening tests.


    Generally, medical devices, a category that includes our products, require FDA approval or clearance before they may be marketed. The FDA has not, however, actively regulated laboratory tests that have been developed and used by the laboratory conducting the tests. The FDA does regulate the sale of reagents, including our reagents, used in laboratory tests. The FDA refers to the reagents used in these tests as analyte specific reagents. Analyte specific reagents react with a biological substance to identify a specific DNA sequence or protein. They generally do not require FDA approval or clearance if they are used in in-house laboratories or are sold to clinical laboratories certified by the government to perform high complexity testing and are labeled in accordance with FDA requirements, including a statement that their analytical and performance characteristics have not been established. A similar statement would also be required on all advertising and promotional materials relating to analyte specific reagents such as ours. Laboratories also are subject to restrictions on the labeling and marketing of tests that have been developed using analyte specific reagents. The analyte specific reagent regulatory category is relatively new and its boundaries are not well defined, and there has been some discussion within the government of changing the analyte specific reagent regulation, although it is not certain whether any such changes would affect our tests. We believe that our in-house testing and the analyte specific reagents that we intend to sell to leading clinical reference laboratories do not require FDA approval or clearance. We cannot be sure, however, that the FDA will not assert that our tests or one or more of our reagents require premarket approval or clearance. In addition, we cannot be sure that the FDA would not treat the licensing of our intellectual property as labeling that would subject the reagent to premarket approval or clearance and other FDA regulation. In addition, we cannot be sure that the FDA will not change its position in ways that could negatively affect our operations.


    Any diagnostic test kits that we may sell would require FDA approval or clearance before they could be marketed. There are two review procedures by which a product may receive such approval or clearance. Some products may qualify for clearance under a premarket notification, or 510(k) procedure, in which the manufacturer provides to the FDA a premarket notification that it intends to begin marketing the product, and demonstrates to the FDA's satisfaction that the product is substantially equivalent to a legally marketed product, which means that the product has the same intended use as, is as safe and effective as, and does not raise different questions of safety and effectiveness than a legally marketed device. A 510(k) submission for an in vitro diagnostic device generally must include manufacturing and performance data, and in some cases, it must include data from human clinical studies. Marketing may commence when FDA issues a clearance letter.

    If a medical device does not qualify for the 510(k) procedure, the FDA must approve a premarket approval application, or PMA, before marketing can begin. PMA applications must demonstrate, among other matters, that the medical device is safe and effective. A PMA application is typically a complex submission, usually including the results of preclinical and extensive clinical studies. Before FDA will approve a PMA, the manufacturer must pass an inspection of its compliance with the requirements of the FDA's quality system regulations.

    We believe that most, if not all, of our products sold in diagnostic test kit form will require PMA approval. The PMA process is lengthy and costly, and we cannot be sure that the FDA will approve PMAs for our products in a timely fashion, or at all. FDA requests for additional studies during the review period are not uncommon, and can significantly delay approvals. Even if we were able to gain approval of a product for one indication, changes to the product, its indication, or its labeling would be likely to require additional approvals.

    Physicians who order colorectal cancer screening tests using our technologies will need to provide patients a specimen container to collect stool. Specimen transport and storage containers are also medical devices regulated by the FDA although they generally have been exempted by regulation from the FDA's premarket clearance or approval requirement. We believe that our specimen container falls within the exemption, but we cannot be sure that the FDA will not assert that our container is not exempt and seek to impose a premarket clearance or approval requirement.

    Regardless of whether a medical device requires FDA approval or clearance, a number of other FDA requirements apply to its manufacturer and to those who distribute it. Device manufacturers must be registered and their products listed with the FDA, and certain adverse events and product malfunctions must be reported to the FDA. The FDA also regulates the product labeling, promotion, and in some cases, advertising, of medical devices. Manufacturers must comply with the FDA's quality system regulation which establishes extensive requirements for quality control and manufacturing procedures. Thus, manufacturers and distributors must continue to spend time, money and effort to maintain compliance, and failure to comply can lead to enforcement action. The FDA periodically inspects facilities to ascertain compliance with these and other requirements.

    We are also subject to U.S. and state laws and regulations regarding the operation of clinical laboratories. The federal Clinical Laboratory Improvement Act and laws of certain other states, impose certification requirements for clinical laboratories, and establish standards for quality assurance and quality control, among other things. Clinical laboratories are subject to inspection by regulators, and the possible sanctions for failing to comply with applicable requirements. Sanctions available under the Clinical Laboratory Improvement Act include prohibiting a laboratory from running tests, requiring a laboratory to implement a corrective plan, and imposing civil money penalties. If we fail to meet the requirements of the Clinical Laboratory Improvement Act or state law, it could cause us to incur significant expense.

INTELLECTUAL PROPERTY

    In order to protect our proprietary technologies, we rely on combinations of patent, trademark, copyright, and trade secret protection, as well as confidentiality agreements with employees, consultants, and third parties.


    We have pursued an aggressive patent strategy designed to maximize our patent position with respect to third parties. Generally, we have filed patents and patent applications that cover the methods we have designed to detect colorectal cancer as well as other cancers, including lung, pancreas, gall bladder and bile duct cancers. We have also filed patent applications covering the preparation of stool samples and the extraction of DNA from heterogeneous stool samples. As part of our strategy, we seek patent coverage in the United States and in foreign countries on aspects of our technologies that we believe will be significant and that provide barriers to entry for our competition. As of January 5, 2001, we had ten issued patents in the United States, four issued foreign patents, twenty-three pending patent applications in the United States, three of which have been allowed, and forty-one pending foreign applications. Our success depends to a significant degree upon our ability to develop proprietary products and technologies and to obtain patent coverage for such products and technologies. We intend to continue to file patent applications covering any newly-developed products or technologies.


    Each of our patents has a term of 20 years from their respective priority filing dates. Consequently, our first patents are set to expire in 2016. We have filed terminal disclaimers in certain later-filed patents, which means that such later-filed patents will expire earlier than the twentieth anniversary of their priority filing dates, from 2016 through 2017.


    A third-party institution has asserted co-inventorship rights with respect to one of our issued patents relating to use of our e-LOH detection method on pooled samples from groups of patients. Our current cancer screening detection methods do not include pooled samples. To date, no legal proceedings have been initiated by this third party. If any third party, including the third party discussed above, asserting co-inventorship rights with respect to any patent is successful in challenging our inventorship determination, such patent may become unenforceable or we may be required to add that third party inventor to the applicable patent, resulting in co-ownership of such patent with the third party. Co-ownership of a patent allows the co-owner to exercise all rights of ownership, including the right to use, transfer and license the rights protected by the applicable patent.



    We and a third-party institution have filed a joint patent application that will be co-owned by us and that third-party institution relating to the use of various DNA markers, including the DNA Integrity Assay, to detect cancers of the lung, pancreas, esophagus, stomach, small intestine, bile duct, naso-pharyngeal, liver and gall bladder in stool under the Patent Cooperation Treaty. This patent application designates the United States, Japan, Europe and Canada.


    We license on a non-exclusive basis technology for performing a step in our testing methods from Roche Molecular Systems, Inc. This license relates to a gene amplification process used in almost all genetic testing, and the patent that we utilize expires in mid-2004. In exchange for the license, we have agreed to pay Roche a royalty based on net revenues we receive from tests using our technologies. Roche may terminate this license upon notice if we fail to pay royalties, fail to submit reports or breach a material term of the license agreement.

    We license on a non-exclusive basis technology for performing a step in our testing methods from Genzyme Corporation, the exclusive licensee of patents owned by The Johns Hopkins University and of which Dr. Vogelstein is an inventor. This license relates to the use of the APC and P53 genes and methodologies related thereto in connection with our products and services and lasts through 2013, the life of the patent term of the last-licensed Genzyme patent. In exchange for the license, we have agreed to pay Genzyme a royalty based on net revenues we receive from performing our tests and the sale of our reagents and diagnostic test kits, as well as certain milestone payments and maintenance fees. In addition, we must use reasonable efforts to make products and services based on these patents available to the public. Genzyme may terminate this license upon notice if we fail to pay milestone payments and royalties, achieve a stated level of sales and submit reports. In addition, if we fail to request FDA clearance for a diagnostic test as required by the agreement, Genzyme may terminate the license.

COMPETITION

    To our knowledge, none of the large genomics or diagnostics companies is developing tests to conduct stool-based DNA testing; however, companies may be working on such tests that have not yet been announced. In addition, other companies may succeed in developing or improving technologies and marketing products and services that are more effective or commercially attractive than ours. Some of these companies may be larger than we are and can commit significantly greater financial and other resources to all aspects of their business, including research and development, marketing, sales and distribution.

    We face potential competition from alternative procedures-based detection technologies such as sigmoidoscopy, colonoscopy and virtual colonoscopy as well as traditional screening tests such as the FOBT marketed by Beckman Coulter, Inc. Virtual colonoscopy involves a new and experimental approach being developed at research institutions that requires patients to undergo bowel preparation similar to a colonoscopy after which they are scanned by a spiral CT scanner. Three-dimensional images are constructed to allow a radiologist to virtually travel through the colon.

    In addition, our competitors, including Bayer Corporation, diaDexus, Inc., Matritech, Inc., Millennium Predictive Medicine, Inc., are developing serum-based tests, an alternative cancer-screening approach that is based on detection of proteins or nucleic acids that are produced by colon cancers and may be found circulating in blood. We believe serum-based testing is not able to detect disease at the earliest stages of cancer at levels of sensitivity and specificity comparable to that of stool-based testing.

    We believe the principal competitive factors in the cancer screening market include:

    - improved sensitivity;

    - non-invasiveness;

    - acceptance by the medical community and primary care medical practitioners;

    - adequate reimbursement from Medicare and other third-party payors;

    - cost-effectiveness; and

    - patent protection.

EMPLOYEES


    As of December 28, 2000, we had 44 employees, six of whom have Ph.Ds. Twenty-eight persons are engaged in research and development, four persons in sales and marketing and twelve persons in general and administration. None of our employees is represented by a labor union. We consider our relationships with our employees to be good.


FACILITIES

    We lease approximately 17,185 square feet of space in our headquarters located in Maynard, Massachusetts. The lease expires on June 30, 2003. We have an option to extend the lease for an additional three-year term and have a right of first refusal on approximately 11,000 square feet of space as it becomes available in the building. We believe that this facility is adequate to meet our current and foreseeable requirements and that suitable additional or substitute space will be available on commercially reasonable terms if needed.

LEGAL PROCEEDINGS

    From time to time we are a party to various legal proceedings arising in the ordinary course of our business. We are not currently a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS


    The following table sets forth specific information regarding our executive officers, key employees and directors as of January 5, 2001:


NAME                                               AGE      POSITION
----                                             --------   --------
Stanley N. Lapidus.............................     51      Chairman and Director
Don M. Hardison................................     50      President and Director
John A. McCarthy, Jr.(1).......................     42      Vice President and Chief Financial Officer
Anthony P. Shuber..............................     42      Vice President of Molecular Biology
Barry M. Berger, MD............................     49      Vice President of Laboratory Medicine
Robert B. Rochelle.............................     38      Vice President of Marketing
Noubar B. Afeyan, Ph.D.........................     38      Director
Richard W. Barker, Ph.D.(2)....................     52      Director
Sally W. Crawford(3)...........................     47      Director
Wycliffe K. Grousbeck(2).......................     39      Director
William W. Helman..............................     42      Director
Edwin M. Kania, Jr.(2)(3)......................     43      Director
Lance Willsey, MD(3)...........................     39      Director

------------------------

(1) Mr. McCarthy joined us as Vice President and Chief Financial Officer on October 2, 2000.

(2) Member of Compensation Committee.

(3) Member of Audit Committee.


    STANLEY N. LAPIDUS, our founder, has served as a director since our inception in February 1995, as President since our inception to May 2000 and as Chairman since May 2000. Mr. Lapidus was an entrepreneur-in-residence at OneLiberty Ventures in 1995 which led to the founding of EXACT. In 1987, Mr. Lapidus founded Cytyc Corporation and served as its President through 1994. In addition, Mr. Lapidus has been a Research Assistant Professor in the pathology department of Tufts University Medical School in Boston since Fall of 1994. Mr. Lapidus is an advisor of the Harvard MIT Division of Health Services and Technology and has served on the advisory board of Cooper Union School of Engineering since 1999. Mr. Lapidus has also served on the advisory board of the Harvard School of Public Health's Center for Cancer Prevention since 1995.
Mr. Lapidus holds 17 issued U.S. patents and several pending U.S. patent applications. Mr. Lapidus holds a BS degree in electrical engineering from Cooper Union.


    DON M. HARDISON has served as President and Director since May 2000. From August 1998 to April 2000, Mr. Hardison was Managing Partner for Siebel Systems, Inc. From January 1996 to February 1998, Mr. Hardison was Vice President of Sales and Marketing for Quest Diagnostics Inc. From April 1978 to
December 1995, Mr. Hardison held various positions at SmithKline Beecham Corporation, most recently as Vice President of Sales and Marketing for SmithKline Beecham Clinical Laboratories. Mr. Hardison has an AB in political science from the University of North Carolina, Chapel Hill.

    JOHN A. MCCARTHY, JR. has served as Vice President and Chief Financial Officer since October 2000. From October 1999 to October 2000, Mr. McCarthy worked with InfoMedtrics, Inc., a developer of integrated data warehouse and decision support systems for large self-insured employers and managed care organizations, as President, Chief Operating Officer and Director and, following its merger in July 2000, as a consultant. From January 1998 to August 1999, Mr. McCarthy was general partner of Crescent Gate, L.P., a private equity fund that he co-founded. From August 1994 to January 1998, Mr. McCarthy was employed by Concentra Managed Care, Inc., a nationwide provider of managed care services to the workers' compensation, auto and disability marketplaces, most recently as

President of the Managed Care Services Division. From June 1992 through
July 1994, Mr. McCarthy served as Senior Vice President and Chief Financial Officer of MedChem Products, Inc., a specialty medical device and biomaterial company. Mr. McCarthy holds a BS degree in finance from Lehigh University and an MBA from Harvard Business School.


    ANTHONY P. SHUBER, our principal scientific officer, has served as Vice President of Molecular Biology since January 1998 and as Director of Molecular Biology from June 1996 to January 1998. From October 1993 to June 1996,
Mr. Shuber was Senior Scientist and Manager of the Technical Development Laboratory for Genzyme Corporation. From 1983 to 1989, Mr. Shuber was a research scientist at Genetics Institute. Mr. Shuber holds 17 U.S. patents and has several pending U.S. patent applications in the area of applied genomics.
Mr. Shuber holds a BS and MS degree in biology from Marquette University.


    BARRY M. BERGER, MD has served as Vice President of Laboratory Medicine since January 1999. Dr. Berger has served on the faculty of Harvard Medical School since 1979. From January 1988 to January 1999, Dr. Berger was Director of Pathology and Laboratory Medicine for Harvard Pilgrim Healthcare, a healthcare delivery and insurance managed care organization. Dr. Berger is a board certified pathologist. Dr. Berger holds a BS in biology and chemistry from the University of Miami and an MD degree from the University of Pennsylvania School of Medicine.

    ROBERT B. ROCHELLE has served as Vice President of Marketing since February 2000. Mr. Rochelle worked at the Pharmaceutical Products Division at Abbott Laboratories as Director of Managed Care Marketing from December 1998 to January 2000, as Senior Product Manager from October 1997 to December 1998, as the Senior Product Manager of the Antimicrobial Business Unit from April 1996 to October 1997 and as the Manager of Business Development from May 1995 to
April 1996. Mr. Rochelle holds a BS degree in biology and psychology from Trinity College and an MBA from the Tuck School of Business of Dartmouth College.

    NOUBAR B. AFEYAN, PH.D. has served as a director since September 1997.
Dr. Afeyan is the President and CEO of NewcoGen Group Inc., a new ventures firm he founded in August 1999. NewcoGen Group Inc. is comprised of NewcoGen, a venture firm focusing on information technology and life science fields, as well as AGTC Funds, a new venture capital fund for the genomics industry. From January 1998 to August 1999, Dr. Afeyan served as Senior Vice President and Chief Business Officer of Applera Corporation (formerly PE Corporation), and remains affiliated with Applera Corporation in an advisory capacity. In
November 1987, Dr. Afeyan founded PerSeptive Biosystems, Inc. and served as its Chairman and Chief Executive Officer until it was acquired by PE Corporation in January 1998. Dr. Afeyan is also a director of Antigenics Inc. Dr. Afeyan holds a degree in chemical engineering from McGill University and a Ph.D. in biochemical engineering from Massachusetts Institute of Technology.

    RICHARD W. BARKER, PH.D. has served as a director since November 1999. Since January 2000, Dr. Barker has served as President and Chief Executive Officer of iKnowMed, Inc., a clinical knowledge network. From June 1996 to December 1999, Dr. Barker worked at Chiron Diagnostics Corporation, a medical diagnostics technology company, as Senior Vice President of Corporate Development from November 1998 to December 1999 and as President and Chief Executive Officer from June 1996 to November 1998. From May 1994 to May 1996, Dr. Barker served as Worldwide General Manager for Healthcare Solutions, IBM, a healthcare and information solution company. Dr. Barker is also a director of Sunquest Information Systems, Inc. Dr. Barker holds a Ph.D. in biophysics from Oxford University.

    SALLY W. CRAWFORD has served as a director since August 1999. Ms. Crawford has been an independent healthcare consultant since January 1997. From
April 1985 to January 1997, Ms. Crawford served as Chief Operating Officer for Healthsource, Inc., a managed care organization which she co-founded.
Ms. Crawford is also a director of Chittenden Corp. and Cytyc Corporation.
Ms. Crawford holds a BA in English from Smith College and a MS in communications from Boston University.

    WYCLIFFE K. GROUSBECK has served as a director since December 1996.
Mr. Grousbeck has been a general partner of Highland Capital Partners, a venture capital fund, since August 1996 and was an associate of Highland Capital Partners from July 1995 to August 1996. Mr. Grousbeck is also a director of LivePerson, Inc. Mr. Grousbeck holds an AB in history from Princeton University, a JD from the University of Michigan and an MBA from Stanford Graduate School of Business.

    WILLIAM W. HELMAN has served as a director since May 1996. Mr. Helman has served as general partner of Greylock X Limited Partnership since 2000 and Greylock IX Limited Partnership since 1997, both venture capital funds.
Mr. Helman has been a general partner of Greylock Equity GP Limited Partnership, a venture capital fund, since 1994. Mr. Helman is also a director of Jupiter Media Metrix, Inc. Mr. Helman holds a BA from Dartmouth College and an MBA from Harvard Business School.

    EDWIN M. KANIA, JR. has served as a director since September 1995.
Mr. Kania has been managing general partner of OneLiberty Ventures, a venture capital firm which he co-founded, since January, 1995. Mr. Kania also serves as a Special Partner for AGTC Funds, a specialty genomics venture capital fund.
Mr. Kania is also a director of Aspect Medical Systems. Mr. Kania holds a degree in physics from Dartmouth College and an MBA from Harvard Business School.

    LANCE WILLSEY, MD has served as a director since May 2000. Dr. Willsey has been a founding partner of DCF Capital since July 1998. From July 1997 to July 1998, Dr. Willsey served on the Staff Department of Urologic Oncology at Dana Farber Cancer Institute at Harvard University School of Medicine. From
July 1996 to July 1997, Dr. Willsey served on the Staff Department of Urology at Massachusetts General Hospital at Harvard University School of Medicine, where he was a urology resident from July 1992 to July 1996. Dr. Willsey is also a director of Exelixis, Inc. Dr. Willsey holds a BS in physiology from Michigan State University and an MS in biology and an MD from Wayne State University.

    Upon the completion of the offering, Messrs. Afeyan, Hardison and Helman will become Class I directors, Messrs. Barker, Grousbeck and Willsey will become Class II directors and Ms. Crawford and Messrs. Kania and Lapidus will become Class III directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our compensation committee consists of Dr. Barker, Mr. Grousbeck and Mr. Kania. The compensation committee reviews and evaluates the compensation and benefits of all of our officers, reviews general policy matters relating to compensation and benefits of our employees and makes recommendations concerning these matters to the board of directors. Our compensation committee will also administer our 1995 stock plan, 2000 option plan and 2000 purchase plan.

    Our audit committee consists of Ms. Crawford, Mr. Kania and Dr. Willsey. The audit committee reviews with our independent auditors the scope and timing of the auditors' services, the auditors' report on our financial statements following completion of our auditors' audit, and our internal accounting and financial control policies and procedures. In addition, the audit committee will make annual recommendations to the board of directors for the appointment of independent auditors for the ensuing year.

DIRECTOR COMPENSATION

    Our directors are reimbursed for out-of-pocket expenses incurred in attending meetings of the board of directors. In addition, directors are also eligible to participate in the 1995 stock plan and the 2000 option plan. In accordance with a policy approved by our board of directors, our current directors will be granted an option to purchase 10,000 shares of common stock under the 2000 option plan on the date the shares issued in connection with this prospectus are sold to the underwriters. All of these options will be fully vested. In addition, new directors will be granted options to purchase 10,000 shares of common stock under the 2000 option plan on the date they are elected to the board of directors.

Each director will be granted an additional option to purchase 5,000 shares of common stock at the first meeting of the board of directors following each annual stockholders meeting. Options granted to new directors and options granted at the first meeting of the board of directors following an annual stockholders meeting will be exercisable immediately, subject to our right to repurchase 100% of the shares. Our right to repurchase terminates monthly over each of the following twelve months with respect to 8.33% of the shares.

SCIENTIFIC ADVISORY BOARD

    We have assembled a distinguished group of scientific advisors covering all aspects of our scientific, medical and technical activities. Our scientific advisory board provides advice and guidance to our board of directors on strategic matters including research and development and clinical studies. Our scientific advisory board serves only in an advisory capacity and has no managerial responsibility or authority. The members of our scientific advisory board are listed below.

NAME                                         POSITION AND AFFILIATION
----                                         ------------------------
David A. Ahlquist, MD....  Professor of Medicine at Mayo Medical School and Director of
                           the Colorectal Neoplasia Clinic of Mayo, GI Division

Kenneth Kinzler, Ph.D....  Professor of Oncology at The Johns Hopkins University School
                           of Medicine

Bert Vogelstein, MD......  Professor of Oncology and Pathology at The Johns Hopkins
                           University School of Medicine and Investigator at Howard
                           Hughes Medical Institute

C. Richard Boland, MD....  Professor of Medicine and Chief, Division of
                           Gastroenterology at the University of California, San Diego

George Q. Daly, MD.......  Whitehead Fellow and Primary Investigator for the Whitehead
                           Institute for Biomedical Research

David A. Lieberman, MD...  Chief, Division of Gastroenterology at Oregon Health
                           Sciences University and Section Chief, Gastroenterology at
                           Portland VA Medical Center

David F. Ransohoff, MD...  Professor of Medicine and Clinical Professor of Epidemiology
                           at the University of North Carolina at Chapel Hill

James Winkelman, MD......  Vice President of Clinical Laboratories at Brigham & Women's
                           Hospital and Professor of Pathology at Harvard Medical
                           School

    Under our 1995 stock plan, we have granted options to purchase common stock to each member of our scientific advisory board other than Dr. Ahlquist. These options vest over 2 to 5 years. In addition, we have consulting agreements with each of Drs. Boland, Daly, Kinzler, Lieberman, Ransohoff, Vogelstein and Winkelman whereby we have agreed to pay consulting fees or reimburse out-of-pocket expenses for their service on our scientific advisory board. These agreements may be terminated by us or a member on 30 or 60 days notice to the other party. Dr. Ransohoff is a principal investigator in the multi-center blinded clinical study that we initiated in August 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our board of directors reviewed salaries and incentive compensation for our employees and consultants during 1999. Stanley N. Lapidus, our Chairman, participated in deliberations of our board of directors concerning executive compensation in 1999. None of our executive officers has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, whose executive officers served as a director or member of our compensation committee. In March 2000, Mr. Lapidus executed a promissory note in favor of us in the aggregate principal amount of $104,000. The note provides for 9% interest and is payable on the earlier of

March 2010, two years following the closing of our initial public offering or upon the termination of Mr. Lapidus' employment. Mr. Lapidus used the proceeds of the note to exercise options to purchase 275,000 shares of our common stock. In connection with the issuance of the note and the exercised options, Mr. Lapidus executed a pledge agreement granting us a security interest in these shares. In addition, he executed a restricted stock purchase agreement with respect to 206,250 of the shares, under which our right to repurchase terminates monthly over each of the next forty-five months with respect to 4,584 of the shares originally granted under the option. In addition, our right to repurchase shares granted under an option to Mr. Lapidus will terminate upon:

    - the sale of all or substantially all of our assets, a merger or consolidation resulting in a change of control, or a sale, or a series of sales, of our capital stock resulting in a change of control;

    - the termination of Mr. Lapidus' employment without cause or for cause other than gross negligence or criminal misconduct, each in connection with the performance of his duties;

    - a substantial diminution in job responsibility or reduction in compensation; or

    - a change in location of Mr. Lapidus' employment more than 60 miles from our current location.


    We have also executed a severance agreement with Mr. Lapidus that provides that we will pay twelve months severance to Mr. Lapidus in the event that within the one-year period following a sale of all or substantially all of our assets or a merger or consolidation resulting in a change of control, any one of the following events occur:



    - the termination of Mr. Lapidus' employment for any reason other than gross negligence or criminal misconduct, each in connection with the performance of his duties;



    - a diminution in Mr. Lapidus' job responsibility or reduction in his compensation; or



    - a change in location of Mr. Lapidus' employment more than 35 miles from our current location.


EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid to our Chairman and each of our two most highly-compensated named executive officers whose total compensation exceeded $100,000 during the year ended December 31, 1999.

                                                                   ANNUAL
                                                                COMPENSATION
                                                             -------------------
NAME AND PRINCIPAL POSITION                                    YEAR      SALARY
---------------------------                                  --------   --------
Stanley N. Lapidus ........................................    1999     $210,000
  Chairman & Director

Barry M. Berger, MD .......................................    1999      210,000
  Vice President of Laboratory Medicine

Anthony P. Shuber .........................................    1999      160,000
  Vice President of Molecular Biology

OPTION GRANTS

    No stock options were granted during the year ended December 31, 1999 to Mr. Lapidus, Dr. Berger or Mr. Shuber.

YEAR-END OPTION TABLE

    The following table sets forth information regarding exercisable and unexercisable stock options held as of December 31, 1999 by each of the named executive officers. There was no public trading market for the common stock as of December 31, 1999. Accordingly, as permitted by the rules of the Securities and Exchange Commission, the value of unexercised in-the-money options has been calculated by determining the difference between the exercise price per share payable upon exercise of such options and an assumed initial public offering price of $15.00.

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                SHARES                 OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                               ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                          ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   --------   -----------   -------------   -----------   -------------
Stanley N. Lapidus..........         --          --           --             --             --              --
Barry M. Berger, MD.........         --          --           --             --             --              --
Anthony P. Shuber...........         --          --           --         68,750             --        $959,063

OUR STOCK PLANS

    1995 STOCK OPTION PLAN. Our 1995 stock plan was adopted by our board of directors and approved by the stockholders on February 24, 1995. A total of 3,987,500 shares of common stock has been authorized and reserved for issuance under the 1995 stock plan. As of September 30, 2000, there were outstanding options to purchase a total of 1,409,070 shares of common stock at a weighted average exercise price of $1.11. As of September 30, 2000, 1,665,640 shares of common stock had been issued in connection with the exercise of options. Under the terms of the 1995 stock plan, we are authorized to grant incentive stock options as defined under the Internal Revenue Code and non-qualified options to our officers, directors, consultants and other employees.


    The 1995 stock plan is administered by our compensation committee. The board of directors selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1995 stock plan. Options generally provide that 20% of the shares exercisable under each option will vest one year following either the date of grant or the optionee's date of employment and thereafter vest in equal monthly installments over the next 48 months. However, some options granted under our 1995 stock plan are immediately exercisable subject to our right to repurchase 100% of the shares until one year following the date of grant, at which time our right to repurchase terminates, generally with respect to 20% of the shares originally granted. Thereafter, our right to repurchase terminates monthly in equal installments over each of the next 48 months. In addition, options held by certain employees, including our key employees, generally provide that our right to repurchase shares granted will terminate upon the sale of all or substantially all of our assets, a merger or consolidation resulting in a change of control, or a sale or series of sales of our capital stock resulting in a change of control and:


    - termination of employment without cause or for any reason other than negligence or criminal misconduct, each in connection with the performance of duties;

    - substantial diminution in job responsibility; or

    - a change in location of employment more than 60 miles from our current location.

    An option is not transferable by the recipient except by will or by the laws of descent and distribution, or, in the case of non-qualified stock options, only to the extent set forth in the agreement relating to the non-qualified stock option or pursuant to a valid domestic relations order. The 1995 stock plan will terminate upon the effective date of the registration statement of which this prospectus is a part. Options granted prior to the date of termination will remain outstanding and may be exercised in accordance with their terms, unless sooner terminated by vote of our board of directors.

    2000 STOCK OPTION AND INCENTIVE PLAN. Our 2000 stock option and incentive plan was adopted by our board of directors and approved by the stockholders on October 17, 2000. A total of 1,000,000 shares of common stock has been authorized and reserved for issuance under the 2000 option plan. The 2000 option plan provides that the number of shares authorized for issuance will automatically increase each January 1 (beginning in 2002) by the greater of 5% of the outstanding number of shares of common stock on the immediately preceding December 31 and the aggregate number of shares made subject to equity-based awards during the one year prior to such January 1, or such lesser number as may be approved by the board of directors. The maximum number of shares that may be authorized for issuance under the 2000 option plan is 20,000,000. Under the terms of the 2000 option plan, we are authorized to grant incentive stock options as defined under the Internal Revenue Code, non-qualified options, stock awards or opportunities to make direct purchases of common stock to our or our subsidiary's employees, officers, directors, consultants and advisors.

    The 2000 option plan is administered by our compensation committee. Our compensation committee determines the individuals to whom equity-based awards will be granted and the option exercise price and other terms of each award, subject to the provisions of the 2000 option plan. The 2000 option plan provides that upon an acquisition, all equity-based awards will accelerate by a period of one year. In addition, upon the termination of an employee without cause or for good reason prior to the first anniversary of the completion of an acquisition, all equity-based awards then outstanding under the 2000 option plan held by that employee will immediately become exercisable.

    An option is not transferable by the recipient except by will or by the laws of descent and distribution order. The term of the 2000 option plan is ten years, unless sooner terminated by vote of the board of directors. To date, no options have been granted under the 2000 option plan.

    2000 EMPLOYEE STOCK PURCHASE PLAN. The 2000 purchase plan was adopted by the board of directors and received stockholder approval on October 17, 2000. A total of 300,000 shares of common stock have been authorized and reserved for issuance under the 2000 purchase plan. The 2000 purchase plan provides that the number of shares authorized for issuance will automatically increase on each February 1 (beginning in 2002) by the greater of 0.75% of the outstanding number of shares of common stock on the immediately preceding December 31 and that number of shares made subject to options under the 2000 option plan during the one year prior to such February 1, or such lesser number as may be approved by the board of directors. The maximum number of shares that may be authorized for issuance under the 2000 purchase plan is 1,000,000.

    The 2000 purchase plan will be administered by our compensation committee. Generally, all employees who have completed three months of employment and whose customary employment is more than twenty hours per week and for more than five months in any calendar year are eligible to participate in the purchase plan. The right to purchase common stock under the 2000 purchase plan will be made available through a series of offerings. On the first day of an offering period, we will grant to each eligible employee who has elected in writing to participate in the 2000 purchase plan an option to purchase 1,000 shares of common stock. The employee will be required to authorize an amount, between 1% and 10% of the employee's compensation, to be deducted from the employee's pay during the offering period. On the last day of the offering period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the 2000 purchase plan, the option exercise price is an amount equal to 85% of the fair market value of one share of common stock on either the first or last day of the offering period, whichever is lower. No employee may be granted an option that would permit the employee's rights to purchase common stock to accrue in excess of $25,000 in any calendar year. The first offering period under the 2000 purchase plan will commence on the date the shares issued in connection with this prospectus are sold to the underwriters and continues through July 31, 2001. Thereafter, the offering periods will begin on each February 1 and August 1. Options granted under the 2000 purchase plan terminate upon an employee's voluntary withdrawal from the plan at any time or upon termination of employment. No options have been granted to date under the 2000 purchase plan.

    401(k) PLAN. We maintain a 401(k) plan intended to qualify under Section 401(k) of the Internal Revenue Code. Under the 401(k) plan, a participant may contribute a maximum of 15% of his or her pre-tax salary through payroll deductions up to the statutorily prescribed annual limit. The percentage of more highly compensated participants may be required to be lower. In addition, at the discretion of our board of directors, we may make discretionary matching or profit-sharing contributions to the 401(k) plan. We have not made any such contributions to the 401(k) plan to date.

                           RELATED PARTY TRANSACTIONS

    From December 31, 1996 through September 30, 2000, we issued shares of preferred stock in private placement transactions as follows:

    - an aggregate of 31,645 of Series B convertible preferred stock at $3.95 per share in February 1997;

    - an aggregate of 1,007,186 of Series C convertible preferred stock at $10.50 per share in March 1998; and

    - an aggregate of 1,417,534 shares of Series D convertible preferred stock at $22.50 per share in April 2000.

    The following table summarizes the shares of preferred stock purchased since December 31, 1996 and held as of September 30, 2000 by our executive officers, directors, holders of more than 5% of our outstanding stock and their affiliates.

                                                              SERIES C    SERIES D
NAME                                                          PREFERRED   PREFERRED
----                                                          ---------   ---------
Stanley N. Lapidus..........................................    12,381          --
Affiliates of the OneLiberty Ventures Entities(1)...........   190,476      77,776
Greylock Equity Limited Partnership(2)......................   190,476      57,777
Affiliates of the Highland Capital Entities(3)..............   266,666      57,778
Affiliates of DCF Capital(4)................................        --     222,221

------------------------

(1) Mr. Edwin M. Kania, Jr., a director, is a general partner of OneLiberty Partners III, L.P., the general partner of OneLiberty Fund III, L.P.
    Mr. Kania is also managing member of OneLiberty Partners IV, L.L.C., the general partner of OneLiberty Fund IV, L.P. and a general partner of OneLiberty Advisors Fund IV, L.P.

(2) Mr. Wycliffe K. Grousbeck, a director, is a general partner of Highland Management Partners III Limited Partnership, the general partner of Highland Capital Partners III Limited Partnership. Mr. Grousbeck is also a member of HEF III L.L.C., the general partner of Highland Entrepreneurs' Fund III Limited Partnership.

(3) Mr. William W. Helman, a director, is a general partner of Greylock Equity GP, Limited Partnership, the general partner of Greylock Equity Limited Partnership.

(4) Dr. Lance Willsey, a director, is a limited partner of DCF Partners L.P. Dr. Willsey is also a limited partner of DCF Life Sciences Fund Limited and a non-managing member of DCF Capital Advisors Inc., the investment advisor of DCF Life Sciences Fund.

    As set forth in our certificate of incorporation, each share of Series A convertible preferred stock, Series B convertible preferred stock, Series C convertible preferred stock and Series D convertible preferred stock will automatically convert into 2.75 shares of common stock upon the closing of this offering.

    In connection with the preferred stock financings, we granted registration rights to preferred stockholders. See "Description of Capital
Stock--Registration Rights."

OTHER RELATED PARTY TRANSACTIONS

    In March 2000, Stanley N. Lapidus executed a promissory note in favor of us in the aggregate principal amount of $104,000. The note provides for 9% interest and is payable on the earlier of March 2010, two years following the closing of our initial public offering or upon the termination of

Mr. Lapidus' employment. Mr. Lapidus used the proceeds of the note to exercise options to purchase 275,000 shares of our common stock. In connection with the issuance of the note and the exercise of options, Mr. Lapidus executed a pledge agreement granting us a security interest in these shares. In addition, he executed a restricted stock purchase agreement with respect to 206,250 of the shares, under which our right to repurchase terminates monthly over each the next forty-five months with respect to 4,584 of the shares originally granted under the option. In addition, our right to repurchase shares granted under an option will terminate upon:

    - the sale of all or substantially all of our assets, a merger or consolidation resulting in a change of control or a sale, or series of sales, of our capital stock resulting in a change of control;

    - the termination of Mr. Lapidus' employment without cause or for cause other than gross negligence or criminal misconduct, each in connection with the performance of his duties;

    - a diminution in Mr. Lapidus' job responsibility or his compensation; or

    - a change in location of Mr. Lapidus' employment more than 60 miles from our current location.


    We have also executed a severance agreement with Mr. Lapidus that provides that we will pay twelve months severance to Mr. Lapidus in the event that within the one-year period following a sale of all or substantially all of our assets or a merger or consolidation resulting in a change of control, any one of the following events occur:



    - the termination of Mr. Lapidus' employment for any reason other than gross negligence or criminal misconduct, each in connection with the performance of his duties;



    - a diminution in Mr. Lapidus' job responsibility or reduction in his compensation; or



    - a change in location of Mr. Lapidus' employment more than 35 miles from our current location.



    In June 2000, Don M. Hardison, our President, executed a promissory note in favor of us in the aggregate principal amount of $299,999. The note provides for 9.5% interest and is payable on June 2010. Mr. Hardison used the proceeds of the note to exercise options to purchase 195,555 shares of our common stock. In connection with the issuance of these shares, Mr. Hardison executed a restricted stock purchase agreement under which we have the right to repurchase the common stock 100% of the shares until one year following the date of the option grant, at which time our right to repurchase terminates with respect to 20% of the shares originally granted. Thereafter, our right to repurchase terminates monthly over each the next forty-eight months with respect to 1.666% of the shares originally granted under the option. In addition, upon the sale of all or substantially all of our assets or a merger or consolidation resulting in a change of control, our right to repurchase shares granted under an option to Mr. Hardison will terminate with respect to all shares for which our right to repurchase would have terminated within one year following the change of control. Finally, following the sale of all or substantially all of our assets or a merger or consolidation resulting in a change of control, our right to repurchase shares granted under an option to Mr. Hardison will lapse in its entirety upon:


    - termination of Mr. Hardison's employment without cause or for any reason other than negligence or criminal misconduct, each in connection with the performance of his duties;


    - a diminution in Mr. Hardison's job responsibility or reduction in his compensation; or


    - a change in location of Mr. Hardison's employment more than 60 miles from our current location.


    We have also executed a severance agreement with Mr. Hardison that provides that we will pay Mr. Hardison twelve months severance in the event he is terminated without cause before June 1, 2001. We have also agreed to pay twelve months severance to Mr. Hardison in the event that during the one-year period following a sale of all or substantially all of our assets or a merger or consolidation resulting in a change of control, any one of the following events occurs:



    - termination of Mr. Hardison's employment for any reason other than gross negligence or criminal misconduct, each in connection with the performance of his duties;



    - a diminution in Mr. Hardison's job responsibility or reduction in his compensation; or



    - a change in location of Mr. Hardison's employment more than 35 miles from our current location.


    We believe that all of the transactions set forth above were made on terms fair to us as to the time they were authorized, approved or ratified. We have adopted a policy whereby all future transactions between us and our officers, directors and affiliates will be on terms fair to us as to the time they are authorized, approved or ratified and will be approved by a majority of disinterested members of our board of directors.


    John McCarthy, our Vice President and Chief Financial Officer, executed a promissory note, effective November 2000, in favor of us in the aggregate principal amount of $300,000. As of December 31, 2000, $225,000 remains outstanding on the note. The note provides for 9.5% interest and is payable on October 2010. Mr. McCarthy used the proceeds of the note to exercise options to purchase 41,250 shares of our common stock. In addition, Mr. McCarthy executed a pledge agreement granting us a security interest in 30,938 shares. In connection with the issuance of these shares, Mr. McCarthy executed a restricted stock purchase agreement under which we have the right to repurchase 100% of the shares until one year following the date of the option grant, at which time our right to repurchase terminates with respect to 25% of the shares originally granted. Thereafter, our right to repurchase terminates monthly over each of the next thirty-six months with respect to 2.083% of the shares originally granted under the option. In addition, upon the sale of all or substantially all of our assets or a merger or consolidation resulting in a change of control, our right to repurchase shares granted under an option to Mr. McCarthy will terminate with respect to all shares for which our right to repurchase would have terminated within one year following the change of control. Finally, following the sale of all or substantially all of our assets or a merger or consolidation resulting in a change of control, our right to repurchase shares granted under an option to Mr. McCarthy will lapse in its entirety upon:



    - termination of Mr. McCarthy's employment for any reason other than gross negligence or criminal misconduct, each in connection with the performance of his duties;



    - a diminution in Mr. McCarthy's job responsibility or reduction in his compensation; or



    - a change in location of Mr. McCarthy's employment more than 35 miles from our current location.



    We have also executed a severance agreement with Mr. McCarthy that provides that we will pay twelve months severance to Mr. McCarthy in the event he is terminated without cause before October 1, 2001. We have also agreed to pay twelve months severance to Mr. McCarthy in the event that during the one-year period following a sale of all or substantially all of our assets or a merger or consolidation resulting in a change of control, any one of the three events described above occurs.



    We have also executed a severance agreement with Anthony P. Shuber, our Vice President of Molecular Biology, that provides that we will pay twelve months severance to Mr. Shuber in the event that during the one-year period following a sale of all or substantially all of our assets or a merger or consolidation resulting in a change of control, any one of the following events occurs:



    - termination of Mr. Shuber's employment for any reason other than gross negligence or criminal misconduct, each in connection with the performance of his duties;

    - a diminution in Mr. Shuber's job responsibility or reduction in his compensation; or



    - a change in location of Mr. Shuber's employment more than 35 miles from our current location.



    The Mayo Foundation for Medical Education and Research, an affiliate of the Mayo Clinic, holds 103,125 shares of our common stock, 80,952 shares of our Series C convertible preferred stock and 5,494 shares of our Series D convertible preferred stock. Each share of Series C convertible preferred stock and Series D convertible preferred stock will automatically convert into 2.75 shares of our common stock upon the completion of this offering. In addition, The Mayo Foundation holds a warrant to purchase 48,125 shares of our common stock at an exercise price of $10.9091 per share. We expect to record research and development stock-based compensation expense, in accordance with EITF 96-18, of approximately $410,000 in December 2000 related to this warrant. Our existing collaboration agreement with the Mayo Clinic expires on December 31, 2001. Dr. Ahlquist, a member of our scientific advisory board, was a principal investigator on the Mayo clinical studies. While Dr. Ahlquist holds none of our common stock directly, the Mayo Clinic has informed us that in connection with an existing policy, it will pay to Dr. Ahlquist, subject to his consent, an amount equal to the aggregate value of 41,250 shares of common stock held by the Mayo Clinic based on the closing price of our common stock on the first day that such shares are freely tradable. Dr. Ahlquist has received no consulting fees from us.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information regarding beneficial ownership of our common stock as of January 5, 2001, and as adjusted to reflect the sale of common stock in the offering assuming no exercise of the underwriters' over-allotment option, by:


    - each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

    - each person who is an executive officer or key employee;

    - each of our directors; and

    - all executive officers and directors as a group.

    Unless otherwise noted below, the address of each person listed on the table is c/o EXACT Sciences Corporation, 63 Great Road, Maynard, Massachusetts 01754.


                                                                           PERCENT OF COMMON
                                                                           STOCK OUTSTANDING
                                                                          -------------------
                                                               SHARES      BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                            HELD      OFFERING   OFFERING
------------------------------------                          ---------   --------   --------
The OneLiberty Fund Entities(1)
  150 CambridgePark Drive
  Cambridge, MA 02140 ......................................  2,614,023     17.9%      14.0%
Greylock Equity Limited Partnership
  One Federal Street
  Boston, MA 02110 .........................................  2,218,128     15.2%      11.9%
The Highland Capital Partners Entities(2)
  2 International Place
  Boston, MA 02110 .........................................  1,658,041     11.3%       8.9%
Edwin M. Kania, Jr.(3) .....................................  2,614,023     17.9%      14.0%
William W. Helman(4) .......................................  2,218,128     15.2%      11.9%
Wycliffe K. Grousbeck(5) ...................................  1,658,041     11.3%       8.9%
Stanley N. Lapidus(6) ......................................  1,474,915     10.1%       7.9%
Lance Willsey(7)
  One Newbrook Circle
  Brookline, MA 02167 ......................................    611,107      4.2%       3.3%
Anthony P. Shuber(8) .......................................    304,791      2.1%       1.6%
Barry M. Berger ............................................    209,000      1.4%       1.1%
Noubar B. Afeyan(9)
  c/o NewcoGen Group, Inc.
  150 CambridgePark Drive
  Cambridge, MA 02140 ......................................    203,643      1.4%       1.1%
Don M. Hardison ............................................    154,305      1.1%         *
Robert B. Rochelle .........................................    137,500        *          *
Richard W. Barker
  2239 Fifth Street
  Berkeley, CA 94710 .......................................     45,650        *          *
Sally W. Crawford
  140 High Street
  Exeter, NH 03833 .........................................     41,250        *          *
John A. McCarthy, Jr.  .....................................     41,250        *          *
All executive officers and directors as a group
  (11 persons)(10) .........................................  9,367,103     63.3%      49.8%


------------------------

   * Indicates ownership of less than 1%

                                                     FOOTNOTES ON FOLLOWING PAGE

 (1) Includes 2,138,233 shares beneficially owned by OneLiberty Fund III, L.P, of which One Liberty Partners III, L.P. is the general partner. Also includes 465,096 shares beneficially owned by OneLiberty Fund IV, L.P., of which One Liberty IV, L.L.C. is the general partner, and 10,692 shares beneficially owned by OneLiberty Advisors Fund IV, L.P.

 (2) Includes 1,591,721 shares beneficially owned by Highland Capital Partners III Limited Partnership, of which Highland Management Partners III Limited Partnership is the general partner. Also includes 66,318 shares beneficially owned by Highland Entrepreneurs' Fund III Limited Partners, of which HEF III L.L.C. is the general partner.

 (3) Includes shares owned by the OneLiberty Fund entities as set forth in note 1. Mr. Kania is a general partner of OneLiberty Partners III, L.P. and a general partner of OneLiberty Advisors Fund IV, L.P. Mr. Kania may be deemed to share voting and investment power with respect to such shares and disclaims any beneficial ownership of such shares.

 (4) Includes 2,218,128 beneficially owned by Greylock Equity Limited Partnership, of which Greylock Equity GP, Limited Partnership is the general partner. Mr. Helman is a general partner of Greylock Equity GP, Limited Partnership. Mr. Helman may be deemed to share voting and investment power with respect to such shares and disclaims any beneficial ownership of such shares.

 (5) Includes shares owned by the Highland Capital Partner entities as set forth in note 2. Mr. Grousbeck is a general partner of Highland Management Partners III Limited Partnership and a member of HEF III L.L.C.
     Mr. Grousbeck may be deemed to share voting and investment power with respect to such shares and disclaims any beneficial ownership of such shares.

 (6) Includes 68,750 shares held by David D. Lapidus and 68,750 shares held by Joel B. Lapidus.

 (7) Includes 397,221 shares beneficially owned by DCF Partners L.P., of which DCF Advisors, L.L.C. is the general partner. Dr. Willsey is a limited partner of DCF Partners L.P. and a non-managing member of DCF Advisors, L.L.C. Also includes 213,886 shares beneficially owned by DCF Life Sciences Fund, of which DCF Capital Advisors Inc. is the investment advisor. Dr. Willsey is a limited partner of DCF Life Sciences Fund Limited and a non-managing member of DCF Capital Advisors Inc. Dr. Willsey disclaims any beneficial ownership of the shares.


 (8) Includes 29,791 shares issuable to Mr. Shuber in connection with options that are currently exercisable.


 (9) Includes 144,375 shares issuable to Dr. Afeyan in connection with options that are currently exercisable.


 (10) Includes shares pursuant to notes 3-9.



    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For the purposes of calculating the number of shares and the percentage beneficially owned by a person or entity, shares of common stock issuable by us to that person or entity pursuant to options which may be exercised within 60 days after January 5, 2001 are deemed to be beneficially owned and outstanding. Except as otherwise indicated, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholder's name.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are summaries and are qualified by reference to the certificate of incorporation and the by-laws that will become effective upon the effective date of the registration statement registering shares included in this offering. Copies of these documents have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur upon the closing of this offering.

    Upon the completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

    As of September 30, 2000, there were 14,507,759 shares of common stock outstanding held of record by 149 stockholders, after giving effect to the conversion of all of the outstanding shares of preferred stock upon the closing of this offering.

    Holders of common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote. Holders of common stock are entitled to receive ratably any dividends as may be declared by the board of directors out of funds legally available for distribution, after provision has been made for any preferential dividend rights of outstanding preferred stock, if any. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the net assets available after the payment of all of our debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock, if any. Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

    Upon the closing of the offering, our board of directors will be authorized, without further vote or action by the stockholders, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock in one or more series. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

    The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a majority of our outstanding voting stock. We have not issued and have no present plans to issue any shares of preferred stock.

WARRANTS



    As of December 31, 2000, we had one outstanding warrant to purchase 48,125 shares of common stock at an exercise price of $10.9091 per share. This warrant is exercisable, in whole or in part, at any time or from time to time until the earlier of December 28, 2005 and eighteen months following our initial public offering, but in any case must be exercised prior to the sale of substantially all of our assets or a merger resulting in a change of control. The warrant contains protections against dilution resulting from stock splits and stock dividends.


REGISTRATION RIGHTS


    Holders of 12,975,384 shares of common stock are entitled to require us to register the sale of their shares under the Securities Act. Under the terms of an agreement between us and the holders of the registrable securities, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of and to include their shares of common stock in the registration statement. The underwriters may limit the number of shares included in such offering held by these holders, provided that such shares shall not be less than one-third of such offering. All registration rights have been waived in connection with this offering.


    Additionally, these holders of our common stock are entitled to specified demand registration rights at any time following 180 days after the effective date of the registration statement registering the shares included in this offering, as follows:

    - The holders of at least 30% of the then outstanding registrable securities may require, on three occasions beginning six months after the effective date of any registration statement, including this registration statement, that we use our best efforts to register the registrable securities for public resale, provided that the proposed aggregate selling or offering price is at least $10,000,000.

    - The holders of the then outstanding registrable securities may require us, on up to four occasions, to register all or a portion of their registrable securities on a registration statement on Form S-3 when use of such form becomes available to us, provided that the proposed aggregate selling or offering price is at least $5,000,000.

    We are generally required to bear the expenses of such registration, except underwriting discounts and commissions.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF
  INCORPORATION AND BY-LAWS

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 of Delaware law prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A "business combination" is defined as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

    In addition, some provisions of our amended and restated certificate of incorporation and amended and restated by-laws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might deem to be in his or her best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our certificate provides that stockholders may not take action by written consent, but only at a duly called annual or special meeting of stockholders. The certificate further provides that special meetings of our stockholders may be called only by the Chairman of the board of directors or a majority of the board of directors, and in no event may the stockholders call a special meeting. Thus, without approval by the Chairman of the board of directors or a majority of the board of directors, stockholders may take no action between meetings.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our by-laws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder's notice must be delivered to our secretary at our principal executive offices not less than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders. However, if no annual meeting of stockholders was held in the previous year or the date of the annual meeting of stockholders has been changed to be more than 30 calendar days from the time of the previous year's proxy statement, then a proposal shall be received no later than the close of business on the tenth day following the date on which notice of the date of the meeting was mailed or a public announcement was made, whichever occurs first. The amended and restated by-laws also include a similar requirement for making nominations at special meetings and specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

    SUPER-MAJORITY VOTING. Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate or by-laws requires a greater percentage. We have provisions in our certificate which require 75% of the voting power of all of the then outstanding shares of our capital stock to amend or repeal certain provisions in our certificate which include, but are not limited to, provisions which would reduce or eliminate the number of authorized common or preferred shares and all indemnification provisions. We also have provisions in our certificate which require 80% of the voting power of all of the then outstanding shares of our capital stock to adopt, amend or repeal any provision of our by-laws.

    STAGGERED BOARD. Our certificate and by-laws provide for the division of our board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. In addition, our certificate and by-laws provide that directors may be removed without cause only by the affirmative vote of the holders of 75% of the shares of capital stock entitled to vote for the election of director at an election of directors. Any one or more or all of the directors may be removed with cause only by the holders of at least a majority of the shares then entitled to vote at an election of directors. Under our certificate and by-laws, any vacancy on the board of directors, for the election of directors, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies would have the effect of making it more difficult for a third party to acquire control of us, or of discouraging a third party from acquiring control of us.

LIMITATION OF LIABILITY

    Our certificate provides that no director shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability to the extent that the elimination or limitation of such liability is not permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended.

    Our certificate of incorporation further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, subject to certain exceptions. These provisions may also shield directors from liability under federal and state securities laws.

TRANSFER AGENT AND REGISTRAR

    Upon the closing of this offering, the transfer agent and registrar for the common stock will be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.


    Upon completion of the offering and based on shares outstanding on December 31, 2000, we will have 18,632,884 outstanding shares of common stock. Of these shares, the 4,000,000 shares sold in the offering, plus any shares issued upon exercise of the underwriters' over-allotment option, will be freely tradable without restriction under the Securities Act, unless purchased by our affiliates as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors and 10% stockholders.



    The remaining 14,632,884 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.



    Our directors, officers and security holders have entered into lock-up agreements in connection with these offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Merrill Lynch. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be salable until such agreements expire or are waived by Merrill Lynch. Merrill Lynch may in its sole discretion, at any time without notice, consent to the release of all or any portion of the shares subject to lock-up agreements. Merrill Lynch does not have any current intention to release shares of common stock subject to these lock-up agreements. Any determination to release any shares subject to the lock-up agreements would be based on a number of factors at the time of any such determination, possibly including, but not limited to, the market price of the common stock, the liquidity of the trading market for the common stock, general market conditions, the number of shares proposed to be sold and the timing of the proposed sale. See "Underwriting." Taking into account the lock-up agreements, and assuming Merrill Lynch does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:


    - Beginning on the date of this prospectus, 4,000,000 shares sold in the offering will be immediately available for sale in the public market.


    - Beginning 180 days after the date of this prospectus, 18,495,612 shares will be eligible for sale, 14,495,612 of which will be subject to volume, manner of sale and other limitations under Rule 144.



    - The remaining 137,272 shares will be eligible for sale pursuant to Rule 144 upon the expiration of various one-year holding periods during the six months following 180 days after the effective date.

    In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


    - one percent of the number of shares of common stock then outstanding which will equal approximately 186,329 shares immediately after the offering; or


    - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at anytime during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

    In addition, we intend to file a registration statement under the Securities Act on the effective date of the registration statement of which this prospectus is a part to register shares to be issued pursuant to our employee benefit plans. As a result, any options or rights exercised under the 1995 stock plan, the 2000 option plan, the 2000 purchase plan, or any other benefit plan after the effectiveness of the registration statement will also be freely tradable in the public market, subject to the terms of the lock-up agreements. However, shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resalable under Rule 701. As of September 30, 2000 there were outstanding options for the purchase of 1,409,070 shares of common stock, of which options to purchase 394,977 shares were exercisable.

             MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
                           NON-UNITED STATES HOLDERS

    The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder. As used in this discussion, the term non-U.S. holder means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

    - an individual who is a citizen or resident of the United States;

    - a corporation, an entity taxable as a corporation, or a partnership created or organized in or under the laws of the United States or of any political subdivision of the United States, other than a partnership treated as foreign under U.S. Treasury regulations;

    - an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

    - a trust, in general, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

    An individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes, instead of as a nonresident, by, among other things, being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending on December 31 of the current calendar year. For purposes of this calculation, you should count all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income purposes as if they were U.S. citizens.

    This discussion does not consider:

    - U.S. state and local or non-U.S. tax consequences;

    - specific facts and circumstances that may be relevant to a particular non-U.S. holder's tax position, including, if the non-U.S. holder is a partnership or trust, the fact that the U.S. tax consequences of holding and disposing of our common stock may be affected by certain determinations made at the partner or beneficiary level;

    - the tax consequences to the stockholders, partners or beneficiaries of a non-U.S. holder;

    - special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, and traders in securities; or

    - special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment.

    The following discussion is based on provisions of the U.S. Internal Revenue Code of 1986, as amended, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect on the date of this prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. holder holds our common stock as a capital asset for U.S. federal income tax purposes. EACH NON-U.S. HOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, ESTATE, GIFT AND

NON-U.S. INCOME, ESTATE, GIFT AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

DIVIDENDS

    We do not anticipate paying cash dividends on our common stock in the foreseeable future. In the event, however, that we pay dividends on our common stock, we will have to withhold a U.S. federal withholding tax at a rate of 30%, or a lower rate under an applicable income tax treaty, from the gross amount of the dividends paid to a non-U.S. holder. A non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

    Dividends that are effectively connected with a non-U.S. holder's conduct of a trade or business in the United States and, in the event that an income tax treaty applies, are also attributable to a permanent establishment maintained by the non-U.S. holder in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. In that case, we will not have to withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. In addition, a branch profits tax may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with such foreign corporation's conduct of a trade or business in the United States.

    Dividends paid prior to 2001 to an address in a foreign country are presumed, absent actual knowledge to the contrary, to be paid to a resident of such country for purposes of the withholding discussed above and for purposes of determining the applicability of an income tax treaty rate. For dividends paid after 2000, a non-U.S. holder who claims the benefit of an applicable income tax treaty rate generally will be required to satisfy applicable certification and other requirements. However,

    - in the case of common stock held by a foreign partnership, the certification requirement will generally be applied to the partners of the partnership and the partnership will be required to provide certain information;

    - in the case of common stock held by a foreign trust, the certification requirement will generally be applied to the trust or the beneficial owners of the trust depending on whether the trust is a foreign complex trust, foreign simple trust, or foreign grantor trust as defined in the U.S. Treasury regulations; and

    - look-through rules will apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

    A non-U.S. holder which is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under these U.S. Treasury regulations and the certification requirements applicable to it.

    A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the U.S. Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

    A non-U.S. holder generally will not be taxed on gain recognized on a disposition of our common stock unless:

    - the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, in the event that an income tax treaty applies, is also attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons, unless an applicable treaty provides otherwise, and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

    - the non-U.S. holder is an individual who holds our common stock as a capital asset, is present in the United States for 183 or more days in the taxable year of the disposition and meets other requirements; or

    - we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock.

    Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The tax relating to stock in a U.S. real property holding corporation generally will not apply to a non-U.S. holder whose holdings, direct and indirect, at all times during the applicable period, constituted 5% or less of our common stock, provided that our common stock was regularly traded on an established securities market. We believe that we are not currently, and we do not anticipate becoming in the future, a U.S. real property holding corporation.

FEDERAL ESTATE TAX

    Our common stock that is owned or is treated as owned by an individual who is a non-U.S. holder at the time of death will be included in that individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

    We must report annually to the U.S. Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to that holder and the tax withheld from those dividends. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

    Under some circumstances, U.S. Treasury regulations require additional information reporting and backup withholding at a rate of 31% on some payments on our common stock. Under currently applicable law, non-U.S. holders generally will be exempt from these additional information reporting requirements and from backup withholding on dividends paid prior to 2001 if we either were required to withhold a U.S. federal withholding tax from those dividends or we paid those dividends to an address outside the United States. After 2000, however, the gross amount of dividends not otherwise subject to U.S. federal withholding tax paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at a rate of 31%.

    The payment of the proceeds from the disposition of our common stock by a non-U.S. holder to or through the U.S. office of a broker generally will be reported to the U.S. Internal Revenue Service and reduced by backup withholding at a rate of 31% unless the non-U.S. holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption and the broker has no actual knowledge to the contrary. The payment of the proceeds from the disposition of our common stock by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be reduced by backup withholding or reported to the U.S. Internal Revenue Service unless the non-U.S. broker is a U.S. related person. In general, the payment of the proceeds from the disposition of our common stock by or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person will be reported to the U.S. Internal Revenue Service and, after 2000, may in limited circumstances be reduced by backup withholding at a rate of 31%, unless the broker receives a statement from the non-U.S. holder, signed under penalties of perjury, certifying its non-U.S. status or the broker has documentary evidence in its files that the holder is a non-U.S. holder and the broker has no actual knowledge to the contrary. For this purpose, a U.S. related person is generally:

    - a controlled foreign corporation for U.S. federal income tax purposes;

    - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a U.S. trade or business; or

    - effective after 2000, a foreign partnership if, at any time during the taxable year, (A) at least 50% of the capital or profits interest in the partnership is owned by U.S. persons, or (B) the partnership is engaged in a U.S. trade or business.

    Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them, including changes to these rules that will become effective after 2000.

    Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be refunded, or credited against the holder's U.S. federal income tax liability, if any, provided that the required information or appropriate claim for refund is furnished to the U.S. Internal Revenue Service.

                                  UNDERWRITING

    We intend to offer the shares in the U.S. and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC World Markets Corp. and Thomas Weisel Partners LLC are acting as U.S. representatives for each of the U.S. underwriters named below. Subject to the terms and conditions set forth in a U.S. purchase agreement between us and the U.S. underwriters, and currently with the sale of 800,000 shares of common stock to the international managers, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, the number of shares of common stock set forth opposite their names below.

                                                               NUMBER
U.S. UNDERWRITER                                              OF SHARES
----------------                                              ---------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
CIBC World Markets Corp. ...................................
Thomas Weisel Partners LLC..................................
                                                              ---------
          Total.............................................  3,200,000
                                                              =========

    We have also entered into an international purchase agreement with the international managers for whom Merrill Lynch International, CIBC World
Markets plc and Thomas Weisel Partners LLC are acting as lead managers for sale of the shares outside the U.S. and Canada. Subject to the terms and conditions set forth in the international purchase agreement, and concurrently with the sale of 3,200,000 shares to the U.S. underwriters pursuant to the U.S. purchase agreement, we have agreed to sell to the international managers, and the international mangers have agreed to purchase from us, an aggregate of 800,000 shares. The initial public offering price per share and the underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.

    The U.S. underwriters and the international managers have agreed to purchase all of the shares sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.

    We have agreed to indemnify the U.S. underwriters and the international managers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 153 completed transactions, and has acted as a syndicate member in an additional 135 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

COMMISSIONS AND DISCOUNTS

    The U.S. representatives have advised us that the U.S. underwriters propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that
price less a concession not in excess of $     per share of common stock. The
U.S. underwriters may allow, and such dealers may reallow, a discount not in
excess of $     per share of common stock on sales to certain other dealers.
After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to EXACT. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                                   PER SHARE   WITHOUT OPTION   WITH OPTION
                                                   ---------   --------------   -----------
Public offering price............................     $             $               $
Underwriting discount............................     $             $               $
Proceeds, before expenses, to EXACT..............     $             $               $

    The expenses of the offering, not including the underwriting discount, are
estimated at $    and are payable by us.

OVER-ALLOTMENT OPTION

    We have granted an option to the U.S. underwriters to purchase up to 480,000 additional shares at the public offering price less the underwriting discount. The U.S. underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise this option, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to such U.S. underwriter's initial amount reflected in the table above.

    We have also granted an option to the international managers, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 120,000 additional shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.

INTERSYNDICATE AGREEMENT

    The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement.

RESERVED SHARES

    At our request, the U.S. underwriters have reserved for sale, at the initial public offering price, up to 200,000 shares offered by this prospectus for sale to some of our directors, officers, employees and business associates. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES


    We and our executive officers and directors and most of our existing stockholders have agreed, with limited exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. See "Shares Eligible for Future Sale." Specifically, we and the above-named individuals have agreed not to directly or indirectly


    - offer, pledge, sell or contract to sell any common stock;

    - sell any option or contract to purchase any common stock;

    - purchase any option or contract to sell any common stock;

    - grant any option, right or warrant for the sale of any common stock;

    - lend or otherwise dispose of or transfer any common stock;

    - request or demand that we file a registration statement related to the common stock; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

    This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now and, with respect to our executive officers, directors and their affiliates, to common stock acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

QUOTATION ON THE NASDAQ NATIONAL MARKET

    We expect the shares to be approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol EXAS.

    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the U.S. representatives and lead managers. In addition to prevailing market conditions, the primary factors to be considered in determining the initial public offering price are

    - the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us;

    - our financial information;

    - the history of, and the prospects for, our company and the industry in which we compete;

    - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

    - the present state of our development; and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the common stock is completed, SEC rules may limit the underwriters from bidding for or purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases that peg, fix or maintain that price.

    The underwriters may purchase and sell the common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sale are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the representatives make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC PROSPECTUS

    Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not intended to be part of this prospectus.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for EXACT by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. As of the date of this prospectus, Testa, Hurwitz & Thibeault, LLP beneficially owns 12,221 shares of our common stock under the name High Street Investors 2000. Edmund R. Pitcher, a partner at Testa, Hurwitz & Thibeault, LLP beneficially owns 17,762 shares of our common stock, and Thomas C. Meyers, also a partner at Testa, Hurwitz & Thibeault, LLP beneficially owns 2,750 shares of our common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The financial statements included in this prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information contained in the registration statement, and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement, and the exhibits and schedules filed as part of the registration statement. Statements in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to that exhibit. Each statement in this prospectus relating to a contract or document filed as an exhibit to the registration statement is qualified by the filed exhibits.

    In addition, we file reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's public reference rooms in New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

                           EXACT SCIENCES CORPORATION


                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Public Accountants....................    F-2
Balance Sheets..............................................    F-3
Statements of Operations....................................    F-5
Statements of Stockholders' Equity..........................    F-6
Statements of Cash Flows....................................    F-8
Notes to Financial Statements...............................    F-9

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To EXACT Sciences Corporation:

    We have audited the accompanying balance sheets of EXACT Sciences Corporation (a Delaware corporation in the development stage) as of December 31, 1998 and 1999 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of EXACT Sciences Corporation as of December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
Boston, Massachusetts
March 14, 2000

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                    DECEMBER 31,            SEPTEMBER 30, 2000
                                                              ------------------------   -------------------------
                                                                 1998         1999         ACTUAL       PRO FORMA
ASSETS                                                        ----------   -----------   -----------   -----------
                                                                                                (UNAUDITED)
Current Assets:
  Cash and cash equivalents.................................  $8,825,738   $ 3,553,257   $30,227,893   $30,227,893
  Prepaid expenses..........................................       5,270        26,843       185,438       185,438
                                                              ----------   -----------   -----------   -----------
    Total current assets....................................   8,831,008     3,580,100    30,413,331    30,413,331
Property and Equipment, at cost:
  Laboratory equipment......................................     402,954       594,385       816,434       816,434
  Office and computer equipment.............................     219,902       255,161       329,050       329,050
  Leasehold improvements....................................      90,955       125,688       179,306       179,306
  Furniture and fixtures....................................      83,858       114,618       158,404       158,404
                                                              ----------   -----------   -----------   -----------
                                                                 797,669     1,089,852     1,483,194     1,483,194
  Less--Accumulated depreciation and amortization...........    (321,835)     (663,397)     (887,827)     (887,827)
                                                              ----------   -----------   -----------   -----------
                                                                 475,834       426,455       595,367       595,367
Patent costs, net of accumulated amortization of
  approximately $43,000, $126,000 and $195,000 at December
  31, 1998, 1999 and September 30, 2000, respectively (Note
  2)........................................................     394,700       609,991       778,105       778,105
Other assets................................................       5,986       137,357       155,986       155,986
                                                              ----------   -----------   -----------   -----------

                                                              $9,707,528   $ 4,753,903   $31,942,789   $31,942,789
                                                              ==========   ===========   ===========   ===========

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                                    DECEMBER 31,            SEPTEMBER 30, 2000
                                                              ------------------------   -------------------------
                                                                 1998         1999         ACTUAL       PRO FORMA
LIABILITIES AND STOCKHOLDERS' EQUITY                          ----------   -----------   -----------   -----------
                                                                                                (UNAUDITED)

Current Liabilities:
  Capital lease obligations.................................  $    5,005   $        --   $        --   $        --
  Accounts payable..........................................     180,565       196,895       495,434       495,434
  Accrued expenses..........................................     223,487       146,993       409,509       409,509
                                                              ----------   -----------   -----------   -----------
    Total current liabilities...............................     409,057       343,888       904,943       904,943
                                                              ----------   -----------   -----------   -----------
Commitments (Note 7)
Stockholders' Equity:
Series A convertible preferred stock,
  $0.01 par value--Authorized--1,000,000 shares
  Issued and outstanding--902,414 shares actual (liquidation
    preference of $1,046,800), none pro forma...............       9,024         9,024         9,024            --
Series B convertible preferred stock,
  $0.01 par value--Authorized--1,250,000 shares
  Issued and outstanding--996,196 shares actual (liquidation
    preference of $3,934,974), none pro forma...............       9,962         9,962         9,962            --
Series C convertible preferred stock,
  $0.01 par value--Authorized--1,015,000 shares
  Issued and outstanding--1,007,186 shares (liquidation
    preference of $10,575,453), none pro forma..............      10,072        10,072        10,072            --
Series D convertible preferred stock,
  $0.01 par value--Authorized--1,435,373 shares
  Issued and outstanding--1,417,534 shares actual at
    September 30, 2000 (liquidation preference of
    $31,894,515), none pro forma............................          --            --        14,175            --
Common stock, $0.01 par value-
  Authorized--100,000,000 shares
  Issued--1,445,232, 1,582,848 and 2,618,625 shares at
    December 31, 1998 and 1999 and September 30, 2000,
    respectively, 14,507,759 shares pro forma...............      14,452        15,828        26,186       145,078
Treasury stock, 8,250 shares of common stock at
  December 31, 1998, at cost................................      (1,200)           --            --            --
Subscriptions receivable....................................     (43,778)      (39,706)     (589,974)     (589,974)
Deferred compensation.......................................     (15,991)      (54,482)   (7,034,642)   (7,034,642)
Additional paid-in capital..................................  15,567,566    15,674,878    56,592,800    56,517,141
Deficit accumulated during the development stage............  (6,251,636)  (11,215,561)  (17,999,757)  (17,999,757)
                                                              ----------   -----------   -----------   -----------
    Total stockholders' equity..............................   9,298,471     4,410,015    31,037,846    31,037,846
                                                              ----------   -----------   -----------   -----------
                                                              $9,707,528   $ 4,753,903   $31,942,789   $31,942,789
                                                              ==========   ===========   ===========   ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                                                 PERIOD FROM
                                                                                                  INCEPTION
                                                                        NINE MONTHS ENDED       (FEBRUARY 10,
                                  YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,            1995) TO
                          ---------------------------------------   -------------------------   SEPTEMBER 30,
                             1997          1998          1999          1999          2000            2000
                          -----------   -----------   -----------   -----------   -----------   --------------
                                                                           (UNAUDITED)           (UNAUDITED)
Operating Expenses:
  Research and
    development.........  $ 1,221,504   $ 2,848,763   $ 3,688,796   $ 2,738,085   $ 3,815,122    $ 11,939,989
  General and
    administrative......      814,407     1,170,366     1,560,368     1,124,715     2,441,916       6,442,893
  Stock-based
    compensation(1).....          845         1,902        13,780        13,780     1,519,145       1,535,672
                          -----------   -----------   -----------   -----------   -----------    ------------
    Loss from
      operations........   (2,036,756)   (4,021,031)   (5,262,944)   (3,876,580)   (7,776,183)    (19,918,554)
Interest Income.........      153,683       442,651       299,019       247,744       991,987       1,918,797
                          -----------   -----------   -----------   -----------   -----------    ------------
    Net loss............  $(1,883,073)  $(3,578,380)  $(4,963,925)  $(3,628,836)  $(6,784,196)   $(17,999,757)
                          ===========   ===========   ===========   ===========   ===========    ============
Net Loss per Share:
  Basic and diluted.....  $    (10.70)  $     (6.08)  $     (5.32)  $     (4.34)  $     (5.48)
                          ===========   ===========   ===========   ===========   ===========
  Pro forma basic and
    diluted
    (unaudited).........                              $     (0.56)                $     (0.58)
                                                      ===========                 ===========
Weighted Average Common
  Shares Outstanding:
  Basic and diluted.....      175,953       588,143       932,593       836,728     1,237,267
                          ===========   ===========   ===========   ===========   ===========
  Pro forma basic and
    diluted
    (unaudited).........                                8,923,532                  11,741,343
                                                      ===========                 ===========

(1) The following summarizes the departmental allocation of stock-based compensation:
   Research and
     development........  $       583   $     1,427   $     8,819   $     8,819   $   196,913    $    207,742
   General and
     administrative.....          262           475         4,961         4,961     1,322,232       1,327,930
                          -----------   -----------   -----------   -----------   -----------    ------------
     Total..............  $       845   $     1,902   $    13,780   $    13,780   $ 1,519,145    $  1,535,672
                          ===========   ===========   ===========   ===========   ===========    ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                  SERIES A CONVERTIBLE     SERIES B CONVERTIBLE     SERIES C CONVERTIBLE     SERIES D CONVERTIBLE
                                    PREFERRED STOCK          PREFERRED STOCK          PREFERRED STOCK          PREFERRED STOCK
                                 ----------------------   ----------------------   ----------------------   ----------------------
                                 NUMBER OF    $0.01 PAR   NUMBER OF    $0.01 PAR   NUMBER OF    $0.01 PAR   NUMBER OF    $0.01 PAR
                                   SHARES       VALUE       SHARES       VALUE       SHARES       VALUE       SHARES       VALUE
                                 ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------
Inception, February 10, 1995...         --     $   --            --     $   --            --     $    --           --     $    --
  Sale of Series A convertible
    preferred stock, net of
    issuance costs of $6,665...    159,308      1,593            --         --            --          --           --          --
  Sale of common stock.........         --         --            --         --            --          --           --          --
  Net loss.....................         --         --            --         --            --          --           --          --
                                  --------     ------      --------     ------     ----------    -------    ----------    -------
Balance, December 31, 1995.....    159,308      1,593            --         --            --          --           --          --
  Sale of Series A convertible
    preferred stock, net of
    issuance costs of
    $12,321....................    743,106      7,431            --         --            --          --           --          --
  Sale of Series B convertible
    preferred stock, net of
    issuance costs of
    $36,892....................         --         --       964,551      9,646            --          --           --          --
  Sale of common stock.........         --         --            --         --            --          --           --          --
  Net loss.....................         --         --            --         --            --          --           --          --
                                  --------     ------      --------     ------     ----------    -------    ----------    -------
Balance, December 31, 1996.....    902,414      9,024       964,551      9,646            --          --           --          --
  Sale of Series B convertible
    preferred stock, net of
    issuance costs of $4,138...         --         --        31,645        316            --          --           --          --
  Sale of common stock.........         --         --            --         --            --          --           --          --
  Exercise of common stock
    options....................         --         --            --         --            --          --           --          --
  Compensation expense related
    to issuance of stock
    options....................         --         --            --         --            --          --           --          --
  Repayment of subscription
    receivable.................         --         --            --         --            --          --           --          --
  Net loss.....................         --         --            --         --            --          --           --          --
                                  --------     ------      --------     ------     ----------    -------    ----------    -------
Balance, December 31, 1997.....    902,414      9,024       996,196      9,962            --          --           --          --
  Sale of Series C convertible
    preferred stock, net of
    issuance costs of
    $37,414....................         --         --            --         --     1,007,186      10,072           --          --
  Sale of common stock.........         --         --            --         --            --          --           --          --
  Exercise of common stock
    options....................         --         --            --         --            --          --           --          --
  Repayment of subscription
    receivable.................         --         --            --         --            --          --           --          --
  Compensation expense related
    to issuance of stock
    options....................         --         --            --         --            --          --           --          --
  Repurchase of common stock...         --         --            --         --            --          --           --          --
  Net loss.....................         --         --            --         --            --          --           --          --
                                  --------     ------      --------     ------     ----------    -------    ----------    -------


                                      COMMON STOCK           TREASURY STOCK
                                 ----------------------   ---------------------                                  ADDITIONAL
                                 NUMBER OF    $0.01 PAR   NUMBER OF               SUBSCRIPTION     DEFERRED        PAID-IN
                                   SHARES       VALUE       SHARES     AT COST     RECEIVABLE    COMPENSATION      CAPITAL
                                 ----------   ---------   ----------   --------   ------------   -------------   -----------
Inception, February 10, 1995...         --     $    --          --      $   --     $      --      $        --    $        --
  Sale of Series A convertible
    preferred stock, net of
    issuance costs of $6,665...         --          --          --          --            --               --        176,574
  Sale of common stock.........     96,250         963          --          --            --               --           (613)
  Net loss.....................         --          --          --          --            --               --             --
                                 ---------     -------     -------      ------     ---------      -----------    -----------
Balance, December 31, 1995.....     96,250         963          --          --            --               --        175,961
  Sale of Series A convertible
    preferred stock, net of
    issuance costs of
    $12,321....................         --          --          --          --       (25,000)              --        842,617
  Sale of Series B convertible
    preferred stock, net of
    issuance costs of
    $36,892....................         --          --          --          --            --               --      3,763,444
  Sale of common stock.........    550,000       5,500          --          --            --               --         18,500
  Net loss.....................         --          --          --          --            --               --             --
                                 ---------     -------     -------      ------     ---------      -----------    -----------
Balance, December 31, 1996.....    646,250       6,463          --          --       (25,000)              --      4,800,522
  Sale of Series B convertible
    preferred stock, net of
    issuance costs of $4,138...         --          --          --          --            --               --        120,500
  Sale of common stock.........    203,607       2,036          --          --            --               --         27,580
  Exercise of common stock
    options....................     23,375         233          --          --            --               --            787
  Compensation expense related
    to issuance of stock
    options....................         --          --          --          --            --           (9,310)        10,155
  Repayment of subscription
    receivable.................         --          --          --          --        25,000               --             --
  Net loss.....................         --          --          --          --            --               --             --
                                 ---------     -------     -------      ------     ---------      -----------    -----------
Balance, December 31, 1997.....    873,232       8,732          --          --            --           (9,310)     4,959,544
  Sale of Series C convertible
    preferred stock, net of
    issuance costs of
    $37,414....................         --          --          --          --            --               --     10,527,979
  Sale of common stock.........     55,000         550          --          --            --               --          7,450
  Exercise of common stock
    options....................    517,000       5,170          --          --       (47,580)              --         64,010
  Repayment of subscription
    receivable.................         --          --          --          --         3,802               --             --
  Compensation expense related
    to issuance of stock
    options....................         --          --          --          --            --           (6,681)         8,583
  Repurchase of common stock...         --          --       8,250      (1,200)           --               --             --
  Net loss.....................         --          --          --          --            --               --             --
                                 ---------     -------     -------      ------     ---------      -----------    -----------

                                   DEFICIT
                                 ACCUMULATED
                                  DURING THE        TOTAL
                                 DEVELOPMENT    STOCKHOLDERS'
                                    STAGE          EQUITY
                                 ------------   -------------
Inception, February 10, 1995...  $        --     $        --
  Sale of Series A convertible
    preferred stock, net of
    issuance costs of $6,665...           --         178,167
  Sale of common stock.........           --             350
  Net loss.....................     (138,163)       (138,163)
                                 ------------    -----------
Balance, December 31, 1995.....     (138,163)         40,354
  Sale of Series A convertible
    preferred stock, net of
    issuance costs of
    $12,321....................           --         825,048
  Sale of Series B convertible
    preferred stock, net of
    issuance costs of
    $36,892....................           --       3,773,090
  Sale of common stock.........           --          24,000
  Net loss.....................     (652,020)       (652,020)
                                 ------------    -----------
Balance, December 31, 1996.....     (790,183)      4,010,472
  Sale of Series B convertible
    preferred stock, net of
    issuance costs of $4,138...           --         120,816
  Sale of common stock.........           --          29,616
  Exercise of common stock
    options....................           --           1,020
  Compensation expense related
    to issuance of stock
    options....................           --             845
  Repayment of subscription
    receivable.................           --          25,000
  Net loss.....................   (1,883,073)     (1,883,073)
                                 ------------    -----------
Balance, December 31, 1997.....   (2,673,256)      2,304,696
  Sale of Series C convertible
    preferred stock, net of
    issuance costs of
    $37,414....................           --      10,538,051
  Sale of common stock.........           --           8,000
  Exercise of common stock
    options....................           --          21,600
  Repayment of subscription
    receivable.................           --           3,802
  Compensation expense related
    to issuance of stock
    options....................           --           1,902
  Repurchase of common stock...           --          (1,200)
  Net loss.....................   (3,578,380)     (3,578,380)
                                 ------------    -----------

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
                 STATEMENTS OF STOCKHOLDERS' EQUITY (CONTINUED)

                                 SERIES A CONVERTIBLE     SERIES B CONVERTIBLE     SERIES C CONVERTIBLE     SERIES D CONVERTIBLE
                                   PREFERRED STOCK          PREFERRED STOCK          PREFERRED STOCK          PREFERRED STOCK
                                ----------------------   ----------------------   ----------------------   ----------------------
                                NUMBER OF    $0.01 PAR   NUMBER OF    $0.01 PAR   NUMBER OF    $0.01 PAR   NUMBER OF    $0.01 PAR
                                  SHARES       VALUE       SHARES       VALUE       SHARES       VALUE       SHARES       VALUE
                                ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------
Balance, December 31, 1998....    902,414      9,024       996,196      9,962     1,007,186      10,072           --          --
  Exercise of common stock
    options...................         --         --            --         --            --          --           --          --
  Repayment of subscription
    receivable................         --         --            --         --            --          --           --          --
  Compensation expense related
    to issuance of stock
    options...................         --         --            --         --            --          --           --          --
  Repurchase of common stock..         --         --            --         --            --          --           --          --
  Retirement of treasury
    stock.....................         --         --            --         --            --          --           --          --
  Net loss....................         --         --            --         --            --          --           --          --
                                 --------     ------      --------     ------     ----------    -------    ----------    -------
Balance, December 31, 1999....    902,414      9,024       996,196      9,962     1,007,186      10,072           --          --
  Sale of Series D convertible
    preferred stock, net of
    issuance costs of
    $171,985..................         --         --            --         --            --          --    1,417,534      14,175
  Sale of common stock........         --         --            --         --            --          --           --          --
  Repurchase of common stock..         --         --            --         --            --          --           --          --
  Retirement of treasury
    stock.....................         --         --            --         --            --          --           --          --
  Exercise of common stock
    options...................         --         --            --         --            --          --           --          --
  Repayment of subscription
    receivable................         --         --            --         --            --          --           --          --
  Compensation expense related
    to issuance of stock
    options...................         --         --            --         --            --          --           --          --
  Net loss....................         --         --            --         --            --          --           --          --
                                 --------     ------      --------     ------     ----------    -------    ----------    -------
Balance, September 30, 2000
  (unaudited).................    902,414      9,024       996,196      9,962     1,007,186      10,072    1,417,534      14,175
  Conversion of convertible
    preferred stock into
    common stock..............   (902,414)    (9,024)     (996,196)    (9,962)    (1,007,186)   (10,072)   (1,417,534)   (14,175)
                                 --------     ------      --------     ------     ----------    -------    ----------    -------
  Pro Forma Balance,
    September 30, 2000
    (unaudited)...............         --     $   --            --     $   --            --     $    --           --     $    --
                                 ========     ======      ========     ======     ==========    =======    ==========    =======


                                     COMMON STOCK           TREASURY STOCK
                                ----------------------   ---------------------                                  ADDITIONAL
                                NUMBER OF    $0.01 PAR   NUMBER OF               SUBSCRIPTION     DEFERRED        PAID-IN
                                  SHARES       VALUE       SHARES     AT COST     RECEIVABLE    COMPENSATION      CAPITAL
                                ----------   ---------   ----------   --------   ------------   -------------   -----------
Balance, December 31, 1998....  1,445,232      14,452       8,250      (1,200)      (43,778)         (15,991)    15,567,566
  Exercise of common stock
    options...................    155,491       1,555          --          --            --               --         57,462
  Repayment of subscription
    receivable................         --          --          --          --         4,072               --             --
  Compensation expense related
    to issuance of stock
    options...................         --          --          --          --            --          (38,491)        52,271
  Repurchase of common stock..         --          --       9,625      (1,400)           --               --             --
  Retirement of treasury
    stock.....................    (17,875)       (179)    (17,875)      2,600            --               --         (2,421)
  Net loss....................         --          --          --          --            --               --             --
                                ----------   --------     -------      ------     ---------      -----------    -----------
Balance, December 31, 1999....  1,582,848      15,828          --          --       (39,706)         (54,482)    15,674,878
  Sale of Series D convertible
    preferred stock, net of
    issuance costs of
    $171,985..................         --          --          --          --            --               --     31,708,355
  Sale of common stock........     48,125         481          --          --            --               --         17,894
  Repurchase of common stock..         --          --      27,844      (5,215)           --               --             --
  Retirement of treasury
    stock.....................    (27,841)       (278)    (27,844)      5,215            --               --         (4,937)
  Exercise of common stock
    options...................  1,015,493      10,155          --          --      (662,080)              --        697,305
  Repayment of subscription
    receivable................         --          --          --          --       111,812               --             --
  Compensation expense related
    to issuance of stock
    options...................         --          --          --          --            --       (6,980,160)     8,499,305
  Net loss....................         --          --          --          --            --               --             --
                                ----------   --------     -------      ------     ---------      -----------    -----------
Balance, September 30, 2000
  (unaudited).................  2,618,625      26,186          --          --      (589,974)      (7,034,642)    56,592,800
  Conversion of convertible
    preferred stock into
    common stock..............  11,889,134    118,892          --          --            --               --        (75,659)
                                ----------   --------     -------      ------     ---------      -----------    -----------
  Pro Forma Balance,
    September 30, 2000
    (unaudited)...............  14,507,759   $145,078          --      $   --     $(589,974)     $(7,034,642)   $56,517,141
                                ==========   ========     =======      ======     =========      ===========    ===========

                                  DEFICIT
                                ACCUMULATED
                                 DURING THE        TOTAL
                                DEVELOPMENT    STOCKHOLDERS'
                                   STAGE          EQUITY
                                ------------   -------------
Balance, December 31, 1998....   (6,251,636)      9,298,471
  Exercise of common stock
    options...................           --          59,017
  Repayment of subscription
    receivable................           --           4,072
  Compensation expense related
    to issuance of stock
    options...................           --          13,780
  Repurchase of common stock..           --          (1,400)
  Retirement of treasury
    stock.....................           --              --
  Net loss....................   (4,963,925)     (4,963,925)
                                ------------    -----------
Balance, December 31, 1999....  (11,215,561)      4,410,015
  Sale of Series D convertible
    preferred stock, net of
    issuance costs of
    $171,985..................           --      31,722,530
  Sale of common stock........           --          18,375
  Repurchase of common stock..           --          (5,215)
  Retirement of treasury
    stock.....................           --              --
  Exercise of common stock
    options...................           --          45,380
  Repayment of subscription
    receivable................           --         111,812
  Compensation expense related
    to issuance of stock
    options...................           --       1,519,145
  Net loss....................   (6,784,196)     (6,784,196)
                                ------------    -----------
Balance, September 30, 2000
  (unaudited).................  (17,999,757)     31,037,846
  Conversion of convertible
    preferred stock into
    common stock..............           --              --
                                ------------    -----------
  Pro Forma Balance,
    September 30, 2000
    (unaudited)...............  $(17,999,757)   $31,037,846
                                ============    ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           EXACT SCIENCES CORPORATION

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                                                PERIOD FROM
                                                                                  NINE MONTHS ENDED              INCEPTION
                                            YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,          (FEBRUARY 10, 1995) TO
                                    ---------------------------------------   --------------------------       SEPTEMBER 30,
                                       1997          1998          1999          1999           2000                2000
                                    -----------   -----------   -----------   -----------   ------------   ----------------------
                                                                                     (UNAUDITED)                (UNAUDITED)
Cash Flows from Operating
  Activities:
  Net loss........................  $(1,883,073)  $(3,578,380)  $(4,963,925)  $(3,628,836)  $ (6,784,196)       $(17,999,757)
  Adjustments to reconcile net
    loss to net cash used in
    operating activities--
    Depreciation and
      amortization................      114,692       243,832       424,285       300,484        294,267           1,083,229
    Non-cash stock-based
      compensation expense........          845         1,902        13,780        13,780      1,519,145           1,535,672
    Changes in assets and
      liabilities--
      Prepaid expenses............           --        (5,270)      (21,573)      (20,707)      (158,595)           (185,438)
      Cash overdraft..............      (17,293)           --            --            --             --                  --
      Accounts payable............      (41,000)      137,106        16,330       (58,555)       293,324             495,434
      Accrued expenses............       49,972       166,515       (76,494)      (37,817)       262,516             409,509
                                    -----------   -----------   -----------   -----------   ------------        ------------
        Net cash used in operating
          activities..............   (1,775,857)   (3,034,295)   (4,607,597)   (3,431,651)    (4,573,539)        (14,661,351)
                                    -----------   -----------   -----------   -----------   ------------        ------------
Cash Flows from Investing
  Activities:
  Purchases of property and
    equipment.....................     (340,142)     (355,201)     (292,183)     (292,441)      (393,342)         (1,466,243)
  Increase in patent costs and
    other assets..................     (159,059)     (140,312)     (429,385)     (347,312)      (256,580)         (1,129,493)
                                    -----------   -----------   -----------   -----------   ------------        ------------
        Net cash used in investing
          activities..............     (499,201)     (495,513)     (721,568)     (639,753)      (649,922)         (2,595,736)
                                    -----------   -----------   -----------   -----------   ------------        ------------
Cash Flows from Financing
  Activities:
  Payments on capital lease
    obligations...................       (5,437)       (7,709)       (6,405)       (3,353)            --             (27,439)
  Net proceeds from sale of
    convertible preferred stock...      120,816    10,538,051            --            --     31,722,530          47,157,703
  Net proceeds from sale of common
    stock.........................       29,616         8,000            --            --         18,375              80,341
  Proceeds from exercise of common
    stock options.................        1,020        21,600        59,017        38,369         45,380             127,017
  Repayment of stock subscription
    receivable....................       25,000         3,802         4,072         2,672        111,812             147,358
                                    -----------   -----------   -----------   -----------   ------------        ------------
        Net cash provided by
          financing activities....      171,015    10,563,744        56,684        37,688     31,898,097          47,484,980
                                    -----------   -----------   -----------   -----------   ------------        ------------
Net (Decrease) Increase in Cash
  and Cash Equivalents............   (2,104,043)    7,033,936    (5,272,481)   (4,033,716)    26,674,636          30,227,893
Cash and Cash Equivalents,
  beginning of period.............    3,895,845     1,791,802     8,825,738     8,825,738      3,553,257                  --
                                    -----------   -----------   -----------   -----------   ------------        ------------
Cash and Cash Equivalents, end of
  period..........................  $ 1,791,802   $ 8,825,738   $ 3,553,257   $ 4,792,022   $ 30,227,893        $ 30,227,893
                                    ===========   ===========   ===========   ===========   ============        ============
Supplemental Disclosure of Noncash
  Investing and Financing
  Activities:
  Sale of restricted stock through
    issuance of notes
    receivable....................  $        --   $    47,580   $        --   $        --   $    662,079        $    709,659
                                    ===========   ===========   ===========   ===========   ============        ============
  Purchase of Treasury shares
    through forgiveness of note
    receivable....................  $        --   $     1,200   $     1,400   $     1,400   $      5,215        $      7,815
                                    ===========   ===========   ===========   ===========   ============        ============
  Equipment purchased through
    capital lease obligations.....  $    16,951   $        --   $        --   $        --   $         --        $     16,951
                                    ===========   ===========   ===========   ===========   ============        ============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(1)  ORGANIZATION

    EXACT Sciences Corporation (the Company) was incorporated on February 10, 1995. The Company is in the development stage and applies proprietary genomics technologies to the early detection of several types of common cancers. The Company has selected colorectal cancer as the first application of its technology platform.

    The Company is devoting substantially all of its efforts toward product research and development, raising capital and marketing products under development. The Company has not generated revenue to date and is subject to a number of risks similar to those of other development-stage companies, including dependence on key individuals, the need for the continued development of commercially usable products and the need to obtain adequate additional financing necessary to fund the development of its products. To date, the Company has raised capital principally through private placements of its preferred stock. The Company believes that proceeds from these financings will be adequate to fund operations through the next fiscal year.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    UNAUDITED INTERIM FINANCIAL STATEMENTS

    The financial statements as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 are unaudited. These unaudited financial statements have been prepared on the same basis as the audited financial statements and in the opinion of management include all adjustments, consisting only of normal recurring adjustments, that are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim period ended September 30, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year.

    UNAUDITED PRO FORMA PRESENTATION

    All outstanding shares of Series A, B, C and D convertible preferred stock will convert into 11,889,137 shares of common stock upon the closing of the Company's proposed initial public offering. The unaudited pro forma consolidated balance sheet as of September 30, 2000 reflects this conversion.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of 90 days or less at the time of acquisition to be cash equivalents. Cash equivalents consist primarily of money market funds at December 31, 1998 and 1999 and at September 30, 2000.

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    DEPRECIATION AND AMORTIZATION

    Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the related assets, as follows:

                                                                ESTIMATED
ASSET CLASSIFICATION                                           USEFUL LIFE
--------------------                                          -------------
Laboratory equipment........................................        3 years
Office and computer equipment...............................        3 years
Leasehold improvements......................................  Life of lease
Furniture and fixtures......................................        3 years

    NET LOSS PER SHARE

    Basic and diluted net loss per share is presented in conformity with Statement of Financial Accounting Standards (SFAS) No. 128, EARNINGS PER SHARE, for all periods presented. In accordance with SFAS No. 128, basic and diluted net loss per common share was determined by dividing net loss applicable to common stockholders by the weighted average common shares outstanding during the period, less shares subject to repurchase. Basic and diluted net loss per share are the same because all outstanding common stock equivalents have been excluded as they are antidilutive. All shares issuable upon conversion of outstanding preferred stock and options to purchase a total of 558,250, 1,150,080, 1,097,830, 1,163,143 and 1,409,070 common shares and 540,967, 800,568, 555,900,
638,301 and 1,066,532 unvested restricted shares have therefore been excluded from the computations of diluted weighted average shares outstanding for the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 1999 and 2000, respectively.

    In accordance with the Securities Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 98, EARNINGS PER SHARE IN AN INITIAL PUBLIC OFFERING, the Company has determined that there were no nominal issuances of the Company's common stock prior to the Company's initial public offering.

    The Company's historical capital structure is not indicative of its capital structure after the proposed initial public offering due to the automatic conversion of all shares of preferred stock into common stock concurrent with the closing of the Company's proposed initial public offering. Accordingly, pro forma net loss per share is presented for the year ended December 31, 1999 and the nine months ended September 30, 2000 assuming the conversion of all outstanding shares of preferred stock into common stock upon the closing of the Company's initial public offering using the if-converted method from the respective dates of issuance.

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table reconciles the weighted average common shares outstanding to the shares used in the computation of pro forma basic and diluted net loss per share:

                                                  YEAR ENDED    NINE MONTHS ENDED
                                                 DECEMBER 31,     SEPTEMBER 30,
                                                     1999             2000
                                                 ------------   -----------------
Net loss.......................................  $(4,963,925)      $(6,784,196)
                                                 -----------       -----------
Weighted average shares outstanding............      932,593         1,237,267
Conversion of preferred stock to common
  stock........................................    7,990,939        10,504,076
                                                 -----------       -----------
    Pro forma weighted average shares
      outstanding..............................    8,923,532        11,741,343
                                                 ===========       ===========
Pro forma basic and diluted net loss per
  share........................................  $     (0.56)      $     (0.58)
                                                 ===========       ===========

    PATENT COSTS AND OTHER ASSETS

    Patent costs, which consist primarily of related legal fees, are capitalized as incurred and are amortized beginning when patents are approved over an estimated useful life of five years. Other assets consist principally of deposits.

    The Company applies SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. SFAS No. 121 requires the Company to continually evaluate whether events or circumstances have occurred that indicate that the estimated remaining useful life of long-lived assets and certain identifiable intangibles and goodwill may warrant revision or that the carrying value of these assets may be impaired. To compute whether assets have been impaired, the estimated gross cash flows for the estimated remaining useful life of the assets are compared to the carrying value. To the extent that the gross cash flows are less than the carrying value, the assets are written down to the estimated fair value of the asset. The Company does not believe that its long-lived assets have been impaired.

    RESEARCH AND DEVELOPMENT EXPENSES

    The Company charges research and development expenses to operations as incurred.

    COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, REPORTING COMPREHENSIVE INCOME. SFAS No. 130 requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive net loss is the same as reported net loss for all periods presented.

    STOCK SPLIT

    The Company effected a 2.75-for-1 common stock split on December 1, 2000. All common share and per share amounts in the accompanying financial statement have been retroactively adjusted to reflect this stock split.

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS

    SFAS No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires disclosures about fair value of financial instruments. Financial instruments consist of cash equivalents, accounts payable and capital lease obligations. The estimated fair value of these financial instruments approximates their carrying value.

    CONCENTRATION OF CREDIT RISK

    SFAS No. 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK, requires disclosure of any significant off-balance-sheet and credit risk concentration. The Company has no significant concentrations of credit risk, such as foreign exchange contracts or other hedging arrangements. Financial instruments that subject the Company to credit risk consist of cash and cash equivalents.

    SEGMENT INFORMATION

    The Company has adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products, services, geographic areas and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company's chief decision-maker, as defined under SFAS No. 131, is a combination of the chairman, vice president and chief financial officer and president. The Company has determined that it conducts its operations in one business segment. The Company conducts its business primarily in the United States.

    As a result, the financial information disclosed herein represents all of the material financial information related to the Company's principal operating segment.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1999, the FASB issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, which defers the effective date of SFAS No. 133 to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, issued in
June 1998, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company does not expect adoption of this statement to have any impact on its financial position or results of operations.

    In December 1999, the SEC issued SAB No. 101, REVENUE RECOGNITION. This bulletin establishes guidelines for revenue recognition and is effective for all fiscal years beginning after December 15, 1999. The adoption of this guidance did not have an impact on the Company's financial condition or results of operations.

    In March 2000, the FASB issued Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION--AND INTERPRETATION OF APB OPINION
NO. 25. The interpretation clarifies

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the application of APB Opinion No. 25 to accounting for stock issued to employees. The interpretation is effective July 1, 2000, but covers events occurring during the period between December 15, 1998 and July 1, 2000. If events covered by the interpretation occur during this period, the effects of applying the interpretation to the events would be recognized on a prospective basis from July 1, 2000. As a result, the interpretation will not require that any adjustments be made to our consolidated financial statements for periods before July 1, 2000 and no expense would be recognized for any additional compensation cost measured that is attributable to periods before July 1, 2000. We believe the adoption of this interpretation did not have an impact on our financial position, results of operations or cash flows.

(3)  INCOME TAXES

    The Company accounts for income taxes under SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred tax assets or liabilities are computed based on the differences between the financial statement and income tax bases of assets and liabilities using the enacted tax rates. Deferred income tax expense or credits are based on changes in the asset or liability from period to period. At December 31, 1999, the Company had net operating loss and research tax credit carryforwards of approximately $10,654,000 and $389,000, respectively, for financial reporting purposes, which may be used to offset future taxable income.

    The components of the net deferred tax asset with the approximate income tax effect of each type of carryforward, credit and temporary difference are as follows:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
Operating loss carryforwards.........................  $2,325,000   $4,262,000
Tax credit carryforwards.............................     206,000      389,000
Temporary differences................................    (270,000)    (127,000)
                                                       ----------   ----------
                                                        2,261,000    4,524,000
Less--Valuation allowance............................   2,261,000    4,524,000
                                                       ----------   ----------
Net deferred tax asset...............................  $       --   $       --
                                                       ==========   ==========

    The Company has recorded a full valuation allowance against its deferred tax assets because, based on the weight of available evidence, the Company believes it is more likely than not that the deferred tax assets will not be realized in the near future. The carryforwards expire from 2010 to 2019 and are subject to review and possible adjustment by the Internal Revenue Service. The Internal Revenue Code contains provisions that may limit the net operating loss and research tax credit carryforwards in the event of certain changes in the ownership interests of significant stockholders.

(4)  SUBSCRIPTIONS RECEIVABLE

    In February 1998, the Company issued full recourse notes receivable to several employees totaling $47,580 for the exercise of stock options. The notes bear interest at 8.5% with principal and interest payments due monthly over a five-year period.

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(4)  SUBSCRIPTIONS RECEIVABLE (CONTINUED)
    In March 2000, the Company issued full recourse notes receivable to several employees totaling $262,080 for the exercise of stock options. The notes bear interest at 9.0% with interest payments due monthly over a five-year period and are collateralized by the underlying stock. Notes representing an aggregate principal amount of $69,680 are payable monthly. Notes representing an aggregate principal amount of $192,400 are payable in March 2005. In June 2000, the Company issued full recourse notes receivable to an executive totaling $299,999 to purchase restricted stock. The note bears interest at 9.5% with interest and principal due on June 23, 2010.

(5)  RELATED PARTY TRANSACTION

    In February 1998, the Company entered into a letter agreement with one of its shareholders. The Company paid approximately $143,000 and $114,000 in connection with a clinical study during the years ended December 31, 1998 and 1999, respectively, which represents the total amount to be paid under the agreement. Such amounts have been charged to research and development expenses as incurred.


    In December 2000, the Company issued a warrant to the same shareholder to purchase 48,125 shares of common stock at an exercise price of $10.9091 per share. See Note 6.


(6)  STOCKHOLDERS' EQUITY

    CONVERTIBLE PREFERRED STOCK

    The Company has authorized 4,700,373 shares of $0.01 par value convertible preferred stock, of which 1,000,000 are designated as Series A convertible preferred stock (Series A preferred), 1,250,000 are designated as Series B convertible preferred stock (Series B preferred), 1,015,000 are designated as Series C convertible preferred stock (Series C preferred) and 1,435,373 are designated as Series D convertible preferred stock (Series D preferred).

    In February 1995 and May through November 1996 the Company issued 159,308 and 743,106 shares, respectively, of Series A preferred for $1.16 per share. In December 1996 and February 1997, the Company issued 964,551 and 31,645 shares, respectively, of Series B preferred for $3.95 per share. In March 1998, the Company issued 1,007,186 shares of Series C preferred for $10.50 per share. In April 2000, the Company issued 1,417,534 shares of Series D preferred for $22.50 per share.

    DIVIDENDS

    The holders of Series A, B, C and D preferred are entitled to receive dividends, as defined, if and when declared by the Company's Board of Directors. To date, no dividends have been declared.

    VOTING RIGHTS

    Each holder of outstanding shares of Series A, B, C and D preferred is entitled to a number of votes equal to the number of whole shares of common stock into which such preferred shares are then convertible. All outstanding holders of convertible preferred stock shall vote together with the holders of common stock as a single class.

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(6)  STOCKHOLDERS' EQUITY (CONTINUED)
    LIQUIDATION

    In the event of any voluntary or involuntary dissolution of the Company and before any distribution or other payment is made to any holders of any class or series of capital stock of the Company, the holders of each share of Series A, B, C and D preferred shall be entitled to receive $1.16, $3.95, $10.50 and $22.50, respectively, plus any dividends declared but unpaid.

    CONVERSION

    Each share of Series A, B, C and D preferred is convertible, at the option of the holder, into such number of shares of common stock as is determined by dividing $1.16, $3.95, $10.50 and $22.50 per share, respectively, by the conversion price, as defined. Series A, B, C and D preferred will automatically convert into common stock upon the closing of an underwritten public offering, as defined.

    STOCK OPTION PLAN

    The Company has a stock option plan (the Plan) under which the Board of Directors may grant incentive and nonqualified stock options to purchase an aggregate of 3,987,500 shares of common stock to employees and consultants of the Company. Nonqualified stock options may be granted to any employee or consultant of the Company. The exercise price of each option is determined by the Board of Directors. Incentive stock options may not be less than the fair market value of the stock on the date of grant, as defined by the Board of Directors.

    Options granted under the Plan vest over a three-to-five-year period and expire 10 years from the grant date. At September 30, 2000, 225,291 shares were available for future grant under the Plan.

    Information with respect to activity under the Plan is as follows:

                                                              NUMBER OF    WEIGHTED AVERAGE
                                                                SHARES      EXERCISE PRICE
                                                              ----------   ----------------
Outstanding, December 31, 1997..............................     558,250        $0.09
  Granted...................................................   1,122,580         0.32
  Exercised.................................................    (517,000)        0.13
  Canceled..................................................     (13,750)        0.15
                                                              ----------
Outstanding, December 31, 1998..............................   1,150,080         0.30
  Granted...................................................     132,000         0.38
  Exercised.................................................    (155,491)        0.38
  Canceled..................................................     (28,759)        0.15
                                                              ----------
Outstanding, December 31, 1999..............................   1,097,830         0.30
  Granted...................................................   1,377,613         1.43
  Exercised.................................................  (1,015,493)        0.70
  Canceled..................................................     (50,880)        0.38
                                                              ----------
Outstanding, September 30, 2000.............................   1,409,070        $1.11
                                                              ==========        =====
Exercisable, December 31, 1998..............................     130,144        $0.08
                                                              ==========        =====
Exercisable, December 31, 1999..............................     623,587        $0.19
                                                              ==========        =====
Exercisable, September 30, 2000.............................     394,977        $0.16
                                                              ==========        =====

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(6)  STOCKHOLDERS' EQUITY (CONTINUED)

    The following table summarizes information relating to currently outstanding and exercisable stock options as of September 30, 2000:

                      OUTSTANDING                               EXERCISABLE
  ----------------------------------------------------   --------------------------
                           WEIGHTED
                           AVERAGE
                          REMAINING        WEIGHTED                     WEIGHTED
  EXERCISE   NUMBER OF   CONTRACTUAL       AVERAGE       NUMBER OF      AVERAGE
   PRICE      SHARES     LIFE (YEARS)   EXERCISE PRICE    SHARES     EXERCISE PRICE
  --------   ---------   ------------   --------------   ---------   --------------
   $0.04       196,625       6.55            $0.04        196,625         $0.04
   $0.15        93,500       7.49             0.15         95,334          0.15
   $0.38       450,313       9.01             0.38        103,018          0.38
   $2.05       668,632       10.0             2.05             --          2.05
             ---------      -----            -----        -------         -----
             1,409,070       8.81            $1.11        394,997         $0.16
             =========      =====            =====        =======         =====

    ACCOUNTING FOR STOCK-BASED COMPENSATION


    The Company accounts for its stock-based compensation plan under APB Opinion No. 25. SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, establishes the fair-value-based method of accounting for stock-based compensation plans. The Company has adopted the disclosure-only alternative for options granted to employees and Directors under SFAS No. 123, which requires disclosure of the pro forma effects on earnings as if SFAS No. 123 had been adopted, as well as certain other information. Options granted to scientific advisory board members and other nonemployees are recorded at fair value based on the fair value measurement criteria of paragraphs 8-12 of SFAS No. 123 and Emerging Issues Task Force 96-18. Compensation expense, computed using the Black-Scholes option pricing model, of $1,902, $13,780 and $396,652 was recorded in the accompanying statements of operations for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000, respectively. The following assumptions were used for 1998, 1999 and 2000: (1) expected lives of the options of seven years; (2) no dividend yield; (3) expected volatility of 70% to 100%; and (4) risk-free interest rate of 4.65% to 6.16%.


    In connection with certain 1999 and 2000 stock option grants to employees and Directors, the Company recorded deferred compensation of $52,271 and $8,102,653 during the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. The deferred compensation represents the aggregate difference between the option exercise price and the estimated fair value of the common stock on the date of grant and is being charged to operations over the related vesting period using the accelerated method prescribed under FASB Interpretation 28, ACOUNTING FOR STOCK APPRECIATION RIGHTS AND OTHER VARIABLE STOCK OPTION OR AWARD PLANS--AN INTERPRETATION OF APB OPINION NOS. 15 AND 25. All stock options granted and stock sold prior to 1999 were at fair market value and therefore did not result in a compensation charge.


    As of September 30, 2000, the Company expects to recognize amortization expense of deferred compensation recorded related to employee and Director options of approximately $2,061,000, $2,854,000, $1,671,000, $990,000, $465,000
and $100,000 during the years ending December 31, 2000, 2001, 2002, 2003, 2004 and 2005, respectively. In addition, the Company expects to recognize research

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(6)  STOCKHOLDERS' EQUITY (CONTINUED)

and development stock-based compensation expense of approximately $410,000 in December 2000 related to the issuance of a warrant.


    The Company has computed the pro forma disclosures required under SFAS
No. 123 for all stock options granted to employees and Directors of the Company as of December 31, 1997, 1998 and 1999 and September 30, 2000 using the Black-Scholes option pricing model prescribed by SFAS No. 123.

    The assumptions used for the years ended December 31, 1997, 1998 and 1999 and for the nine months ended September 30, 2000 are as follows:

                                                                                  NINE MONTHS
                                                                                     ENDED
                                                   DECEMBER 31,                  SEPTEMBER 30,
                                    ------------------------------------------        2000
                                        1997           1998           1999        (UNAUDITED)
                                    ------------   ------------   ------------   --------------
Risk-free interest rates..........  5.90%-6.65%    4.65%-5.62%    5.44%-5.97%    5.65%-6.16%
Expected lives....................      7 years        7 years        7 years         7 years
Expected volatility...............           0%             0%             0%            100%
Dividend yield....................           0%             0%             0%              0%
Weighted average remaining
  contractual life of options
  outstanding.....................         9.21           9.30           8.33            8.81
Weighted average fair value of
  grants..........................  $      0.05    $      0.11    $      0.13     $      1.35

    The effect of applying SFAS No. 123 would be as follows:

                                                                                     NINE MONTHS
                                                                                        ENDED
                                                 YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                                          ---------------------------------------        2000
                                             1997          1998          1999        (UNAUDITED)
                                          -----------   -----------   -----------   --------------
Net loss as reported....................  $(1,883,073)  $(3,578,380)  $(4,963,925)   $(6,784,196)
Pro forma...............................  $(1,884,473)  $(3,581,433)  $(4,993,586)   $(6,821,815)
Basic and Diluted Net Loss per Share--
  As reported...........................  $    (10.70)  $     (6.08)  $     (5.32)   $     (5.48)
  Pro forma.............................  $    (10.71)  $     (6.08)  $     (5.35)   $     (5.51)

    RESTRICTED COMMON STOCK

    On May 10, 1996, the Company sold 550,000 shares of restricted common stock to a key employee. In 1997, the Company sold 68,750 shares of restricted common stock to a key employee and 134,857 restricted common shares to another employee. In February 1998, the Company sold 492,250 shares of restricted common stock to employees of the Company pursuant to the exercise of options, 368,500 shares of which were purchased through issuance of notes receivable (See
Note 4). During 2000, the Company sold 960,055 shares of restricted common stock to employees of the Company pursuant to the exercise of options, 888,555 shares of which were purchased through issuance of notes receivable (See Note 4). The shares were sold at the then fair market value and vest over a five-to-seven-year period. At September 30, 2000, 1,139,380 shares were vested.

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(6)  STOCKHOLDERS' EQUITY (CONTINUED)

    WARRANT



    In December 2000, the Company issued a warrant to the Mayo Foundation to purchase 48,125 shares of common stock at an exercise price of $10.9091 per share. The warrant is execisable immediately. The Company has valued the warrant using the Black-Scholes Model in accordance with EITF 96-18 and will record research and development stock-based compensation of approximately $410,000 in December 2000.


(7)  COMMITMENTS

    The Company leases certain equipment and conducts its operations in a leased facility under noncancelable operating leases expiring through June 2003. Future minimum rental payments under the operating leases as of September 30, 2000 are approximately as follows:

Year ending December 31,
2000......................................................    59,000
2001......................................................   236,000
2002......................................................   236,000
2003......................................................   118,000
                                                            --------
  Total lease payments....................................   649,000
                                                            ========

    Rent expense included in the accompanying statements of operations was approximately $65,000, $84,000 and $146,000 for the years ended December 31, 1997, 1998 and 1999, respectively. Rent expense for the nine months ended September 30, 1999 and 2000 was approximately $156,000 and $113,000, respectively.

(8)  ROYALTY AGREEMENTS

    ROCHE LICENSE. The Company licenses, on a non-exclusive basis, technology for performing a step in its testing methods from Roche Molecular Systems, Inc. (Roche). This license relates to a gene amplification process used in almost all genetic testing, and the patent that the Company utilizes expires in mid-2004. In exchange for the license, the Company agreed to pay Roche a royalty based on net revenues received from tests using the Company's technologies. Roche may terminate this license upon notice if the Company fails to pay royalties, fails to submit reports or breaches a material term of the license. Royalty payments will be expensed as they become due.

    GENZYME LICENSE. The Company licenses, on a non-exclusive basis, technology for performing a step in its testing methods from Genzyme Corporation (Genzyme), the exclusive licensee of patents owned by The Johns Hopkins University and of which Dr. Vogelstein is an inventor. This license relates to the use of the APC and P53 genes and methodologies related thereto in connection with its products and services and lasts for the life of the patent term of the last licensed Genzyme patent. In exchange for the license, the Company has agreed to pay Genzyme a royalty based on net revenues received from performing the Company's tests and the sale of its reagents and diagnostic test kits, as well as certain milestone payments and maintenance fees. In addition, the Company must use reasonable efforts to make products and services based on these patents available to the public. Genzyme may terminate this license upon notice if the Company fails to pay milestone payments and royalties,

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(8)  ROYALTY AGREEMENTS (CONTINUED)
achieve a stated level of sales and submit reports. In addition, if the Company fails to request FDA clearance for a diagnostic test as required by the agreement, Genzyme may terminate the license. To date, the Company has paid an initial license fee, which was charged to research and development expense in the accompanying statement of operations for the year ended December 31, 1999. Milestone payments will be expensed as milestones are achieved. Royalties will be expensed as they become due.

(9)  EMPLOYEE BENEFIT PLAN

    The Company maintains a qualified 401(k) retirement savings plan (the 401(k)
Plan) covering all employees. Under the 401(k) Plan, the participants may elect to defer a portion of their compensation, subject to certain limitations. Company matching contributions may be made at the discretion of the Board of Directors. There have been no discretionary contributions made by the Company to the 401(k) Plan to date.

(10)  2000 STOCK OPTION AND INCENTIVE PLAN

    The Company adopted the 2000 Stock Option and Incentive Plan (the 2000 Option Plan) on October 17, 2000. A total of 1,000,000 shares of common stock have been authorized and reserved for issuance under the 2000 Option Plan. The 2000 Option Plan provides that the number of shares authorized for issuance will automatically increase on each January 1 by the greater of 5% of the outstanding number of shares of common stock on the preceding December 31 or that number of shares underlying option awards issued during the one-year period prior to such January 1, or such lesser number as may be approved by the Board of Directors. Under the terms of the 2000 Option Plan, the Company is authorized to grant incentive stock options as defined under the Internal Revenue Code, non-qualified options, stock awards or opportunities to make direct purchases of common stock to employees, officers, directors, consultants and advisors.

    The 2000 Option Plan is administered by the compensation committee of the Board of Directors, which selects the individuals to whom equity-based awards will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 2000 Option Plan. The 2000 Option Plan provides that upon an acquisition, all options to purchase common stock will accelerate by a period of one year. In addition, upon the termination of an employee without cause or for good reason prior to the first anniversary of the completion of the acquisition, all options then outstanding under the 2000 Option Plan held by that employee will immediately become exercisable. To date, no options have been granted under the 2000 Option Plan.

(11)  2000 EMPLOYEE STOCK PURCHASE PLAN

    The 2000 Employee Stock Purchase Plan (the 2000 Purchase Plan) was adopted on October 17, 2000. The 2000 Purchase Plan provides for the issuance of up to an aggregate of 300,000 shares of common stock to participating employees. The 2000 Purchase Plan provides that the number of shares authorized for issuance will automatically increase on each February 1 by the greater of 0.75% of the outstanding number of shares of common stock on the immediately preceding December 31 or that number of shares issued during the one-year period prior to such February 1, or such lesser number as may be approved by the Board of Directors.

                           EXACT SCIENCES CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

(11)  2000 EMPLOYEE STOCK PURCHASE PLAN (CONTINUED)
    The 2000 Purchase Plan is administered by the compensation committee of the Board of Directors. Generally, all employees who have completed three months of employment and whose customary employment is more than 20 hours per week and for more than five months in any calendar year are eligible to participate in the 2000 Purchase Plan. The right to purchase common stock under the 2000 Purchase Plan will be made available through a series of offerings. Participating employees will be required to authorize an amount, between 1% and 10% of the employee's compensation, to be deducted from the employee's pay during the offering period. On the last day of the offering period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the 2000 Purchase Plan, the option exercise price is an amount equal to 85% of the fair market value of one share of common stock on either the first or last day of the offering period, whichever is lower. No employee may be granted an option that would permit the employee's rights to purchase common stock to accrue in excess of $25,000 in any calendar year. The first offering period under the 2000 Purchase Plan will commence on the date the shares issued in connection with the Company's proposed initial public offering of its common stock are sold to the underwriters and continues through July 31, 2001. Thereafter, the offering periods will begin on each February 1 and August 1. Options granted under the 2000 Purchase Plan terminate upon an employee's voluntary withdrawal from the plan at any time or upon termination of employment.

(12)  ACCRUED EXPENSES

    Accrued expenses at December 31, 1998 and 1999 and September 30, 2000 consisted of the following:

                                                   DECEMBER 31,       SEPTEMBER
                                                -------------------      30,
                                                  1998       1999       2000
                                                --------   --------   ---------
Payroll and payroll-related...................  $ 83,000   $ 47,000   $ 17,000
Professional fees.............................    43,070     48,265    228,540
Consulting....................................    30,000     20,000     54,900
Travel and entertainment......................    25,000      6,800      8,974
Research......................................    30,000         --     46,196
Occupancy.....................................     1,000     19,500     45,770
Other.........................................    11,417      5,428      8,129
                                                --------   --------   --------
                                                $223,487   $146,993   $409,509
                                                ========   ========   ========

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Through and including         (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                4,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                  ------------

                              P R O S P E C T U S
                                ----------------

                              MERRILL LYNCH & CO.

                               CIBC WORLD MARKETS

                           THOMAS WEISEL PARTNERS LLC


                                          , 2001


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED JANUARY 8, 2001

P_R_O_S_P_E_C_T_U_S

                                4,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 -------------

      This is EXACT's initial public offering of common stock. EXACT is selling all of the shares of common stock. The international managers are offering 800,000 shares outside the U.S. and Canada and the U.S. underwriters are offering 3,200,000 shares in the U.S.

      We expect the public offering price to be between $14.00 and $16.00 per share. Currently, no public market exists for the shares. After pricing of the offering, we expect that the shares will be quoted on the Nasdaq National Market under the symbol "EXAS."

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                               ------------------

                                                               PER SHARE              TOTAL
                                                               ---------              -----
Public offering price.......................................       $                    $

Underwriting discount.......................................       $                    $

Proceeds, before expenses, to EXACT.........................       $                    $

      The international managers may also purchase up to an additional 120,000 shares from EXACT at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an additional 480,000 shares from EXACT.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The shares will be ready for delivery on or about         , 2001.

                               ------------------

MERRILL LYNCH INTERNATIONAL

             CIBC WORLD MARKETS

                                                      THOMAS WEISEL PARTNERS LLC
                                  -----------

                 The date of this prospectus is         , 2001.

                                  UNDERWRITING

    We intend to offer the shares outside the U.S. and Canada through the international managers and in the U.S. and Canada through the U.S. underwriters. Merrill Lynch International, CIBC World Markets plc and Thomas Weisel Partners LLC are acting as lead managers for the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us and the international managers, and concurrently with the sale of 3,200,000 shares of common stock to the U.S. underwriters, we have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us, the number of shares of common stock set forth opposite their names below.

                                                                            NUMBER
             INTERNATIONAL MANAGER                                         OF SHARES
             ---------------------                                         ---------
Merrill Lynch International..............................................
CIBC World Markets plc...................................................
Thomas Weisel Partners LLC...............................................
                                                                            -------
             Total.......................................................   800,000
                                                                            =======

    We have also entered into a U.S. purchase agreement with the U.S. underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, CIBC World Markets and Thomas Weisel Partners LLC are acting as U.S. representatives, for sale of the shares in the U.S. and Canada. Subject to the terms and conditions set forth in the U.S. purchase agreement, and concurrently with the sale of 800,000 shares to the international managers pursuant to the international purchase agreement, we have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, an aggregate of 3,200,000 shares. The initial public offering price per share and the underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.

    The international managers and the U.S. underwriters have agreed to purchase all of the shares sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the international and U.S. purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the international managers and the U.S. underwriters are conditioned on one another.

    We have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the international managers and U.S. underwriters may be required to make in respect of those liabilities.

    The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 153 completed transactions, and has acted as a syndicate member in an additional 135 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

COMMISSIONS AND DISCOUNTS

    The lead managers have advised us that the international managers propose initially to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to
dealers at that price less a concession not in excess of $    per share of
common stock. The international managers may allow, and such dealers may
reallow, a discount not in excess of $    per share of common stock on sales to
certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the public offering price, underwriting discount and proceeds before expenses to EXACT. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                                    PER SHARE   WITHOUT OPTION   WITH OPTION
                                                    ---------   --------------   -----------
Public offering price.............................     $             $               $
Underwriting discount.............................     $             $               $
Proceeds, before expenses, to EXACT...............     $             $               $

    The expenses of the offering, not including the underwriting discount, are
estimated at $      and are payable by us.

OVER-ALLOTMENT OPTION

    We have granted an option to the international managers to purchase up to 120,000 additional shares at the public offering price less the underwriting discount. The international managers may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise this option, each will be obligated, subject to conditions contained in the purchase agreements, to purchase a number of additional shares proportionate to such international manager's initial amount reflected in the table above.

    We have also granted an option to the U.S. underwriters, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 480,000 additional shares to cover any over-allotments on terms similar to that granted to the international managers.

INTERSYNDICATE AGREEMENT

    The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are U.S. or Canadian persons or to persons they believe intend to resell to persons who are U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to non-U.S. persons or non-Canadian persons or to persons they believe intend to resell to non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

RESERVED SHARES

    At our request, the underwriters have reserved for sale, at the initial public offering price, up to 200,000 shares offered by this prospectus for sale to some of our directors, officers, employees and business associates. If these persons purchase reserved shares, this will reduce the number of shares available for sale to the general public. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

    We and our executive officers and directors and most of our existing stockholders have agreed, with limited exceptions, not to sell or transfer any common stock for 180 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch, Pierce, Fenner & Smith

Incorporated. See "Shares Eligible for Future Sale." Specifically, we and the above-named individuals have agreed not to directly or indirectly

    - offer, pledge, sell or contract to sell any common stock;

    - sell any option or contract to purchase any common stock;

    - purchase any option or contract to sell any common stock;

    - grant any option, right or warrant for the sale of any common stock;

    - lend or otherwise dispose of or transfer any common stock;

    - request or demand that we file a registration statement related to any common stock; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

    This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now and, with respect to our executive officers, directors and their affiliates, to common stock acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

QUOTATION ON THE NASDAQ NATIONAL MARKET

    We expect the shares to be approved for quotation on The Nasdaq National Market, subject to notice of issuance, under the symbol EXAS.

    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations among us, the U.S. representatives and lead managers. In addition to prevailing market conditions, the primary factors to be considered in determining the initial public offering price are

    - the valuation multiples of publicly traded companies that the U.S. representatives and the lead managers believe to be comparable to us;

    - our financial information;

    - the history of, and the prospects for, our company and the industry in which we compete;

    - an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

    - the present state of our development; and

    - the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

    The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the common stock is completed, SEC rules may limit the underwriters from bidding for or purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases that peg, fix or maintain that price.

    The underwriters may purchase and sell the common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sale are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, neither we nor any of the representatives make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

UK SELLING RESTRICTIONS

    Each international manager has agreed that

    - it has not offered or sold and will not offer or sell any shares of shares of our common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

    - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

NO PUBLIC OFFERING OUTSIDE THE UNITED STATES

    No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of our common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of that country or jurisdiction.

    You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover of this prospectus.

ELECTRONIC PROSPECTUS

    Merrill Lynch will be facilitating Internet distribution for this offering to certain of its Internet subscription customers. Merrill Lynch intends to allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet Web site maintained by Merrill Lynch. Other than the prospectus in electronic format, the information on the Merrill Lynch Web site is not intended to be part of this prospectus.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for EXACT by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. As of the date of this prospectus, Testa, Hurwitz & Thibeault, LLP beneficially owns 12,221 shares of our common stock under the name High Street Investors 2000. Edmund R. Pitcher, a partner at Testa, Hurwitz & Thibeault, LLP beneficially owns 17,762 shares of our common stock, and Thomas C. Meyers, also a partner at Testa, Hurwitz & Thibeault, LLP beneficially owns 2,750 shares of our common stock. Legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

    The financial statements included in this prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus does not contain all of the information contained in the registration statement, and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement, and the exhibits and schedules filed as part of the registration statement. Statements in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to that exhibit. Each statement in this prospectus relating to a contract or document filed as an exhibit to the registration statement is qualified by the filed exhibits.

    In addition, we file reports, proxy statements and other information with the SEC. You may read and copy any document we file, including the registration statement, at the SEC's public reference rooms in New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Through and including         (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                4,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                  ------------

                              P R O S P E C T U S
                                ----------------

                          MERRILL LYNCH INTERNATIONAL

                               CIBC WORLD MARKETS

                           THOMAS WEISEL PARTNERS LLC

                                          , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    Estimated expenses (other than the underwriting discount and commissions) payable in connection with the sale of the common stock offered hereby are as follows:

SEC registration fee........................................  $   19,430
NASD filing fee.............................................       7,860
Nasdaq National Market listing fee..........................      95,000
Printing and engraving expenses.............................     150,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     250,000
Blue Sky fees and expenses (including legal fees)...........      15,000
Transfer agent and registrar fees and expenses..............      15,000
Miscellaneous...............................................      47,710
                                                              ----------
  Total.....................................................  $1,000,000
                                                              ==========

    The Company will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Delaware General Corporation law and the Company's certificate of incorporation and by-laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's charter and by-laws filed as Exhibits 3.1, 3.2, 3.3 and 3.4 hereto, respectively.

    The Purchase Agreement and the International Purchase Agreement provide that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of Exact against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the forms of Purchase Agreement and International Purchase Agreement filed as Exhibits 1.1 and 1.2 hereto.

    In addition, the Company has an existing directors and officers liability insurance policy.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    In the three years preceding the filing of this registration statement, the Company has issued the following securities that were not registered under the Securities Act:

    In November 1997, the Company sold an aggregate of 68,750 shares of common stock to one investor at a price of $0.15 per share.

    In February 1998, the Company sold an aggregate of 55,000 shares of common stock to one investor at a price of $0.15 per share.

    In March 1998, the Company sold an aggregate of 1,007,186 shares of Series C convertible preferred stock to 17 investors at a price of $10.50 per share.

    In March 2000, the Company sold an aggregate of 48,125 shares of common stock to one investor at a price of $0.38 per share.

    In April 2000, the Company sold an aggregate of 1,417,534 shares of Series D convertible preferred stock to 75 investors at a price of $22.50 per share.


    In December 2000, the Company issued a warrant to purchase 48,125 shares of common stock at an exercise price of $10.9091 per share to one investor.



    As of January 5, 2001, the Company had granted options to purchase an aggregate of 3,730,818 shares of common stock under its 1995 stock option plan, of which 1,790,764 have been exercised at exercise prices ranging from $0.04 to $7.27 for an aggregate purchase price of $1,435,385.80.


    No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS

    (a)  EXHIBITS:


        EXHIBIT
         NUMBER            DESCRIPTION
        -------            -----------
  1.1                      Form of Purchase Agreement
  1.2                      Form of International Purchase Agreement
  3.1+                     Fifth Amended and Restated Certificate of Incorporation, as
                           amended, of Registrant
  3.2+                     By-Laws of Registrant
  3.3+                     Form of Sixth Amended and Restated Certificate of
                           Incorporation of the Registrant to become effective upon the closing of the offering under this Registration Statement
  3.4+                     Form of Amended and Restated By-Laws of the Registrant to
                           become effective upon the closing of the offering under this
                           Registration Statement
  4.1+                     Specimen certificate representing the Registrant's Common
                           Stock
  4.2++                    Warrant issued to The Mayo Foundation for Medical Research dated December 28, 2000
  5.1+                     Opinion of Testa, Hurwitz & Thibeault, LLP regarding the
                           legality of the securities being issued
 10.1*+                    1995 Stock Option Plan
 10.2*+                    2000 Stock Option and Incentive Plan
 10.3*+                    2000 Employee Stock Purchase Plan
 10.4*+                    Sixth Amended and Restated Registration Rights Agreement
                           between the Registrant and the parties named therein dated as of April 7, 2000
 10.5*+                    Restricted Stock Purchase Agreement between the Registrant and Stanley N. Lapidus dated February 11, 1998
 10.6*+                    Restricted Stock Purchase Agreement between the Registrant and Stanley N. Lapidus dated as of March 31, 2000
 10.7*++                   Restricted Stock Purchase Agreement between the Registrant and Don M. Hardison dated as of June 23, 2000, as amended
 10.8*+                    Secured Promissory Note between the Registrant and Stanley
                           N. Lapidus dated as of March 31, 2000
 10.9*+                    Pledge Agreement between the Registrant and Stanley N.
                           Lapidus dated March 31, 2000

        EXHIBIT
         NUMBER            DESCRIPTION
        -------            -----------
 10.10*+                   Secured Promissory Note between the Registrant and Don M.
                           Hardison dated as of June 23, 2000
 10.11+                    Lease Agreement, dated December 10, 1996, between C.B.
                           Realty Limited Partnership and the Registrant, as amended
 10.12@+                   License Agreement between the Registrant and Genzyme
                           Corporation dated as of March 25, 1999
 10.13@+                   PCR Diagnostic Services Agreement between the Registrant and
                           Roche Molecular Systems, Inc.
 10.14+                    Mayo Foundation for Medical Education and Research (the
                           "Foundation") Technology License Contract between the
                           Registrant and the Foundation dated as of July 7, 1998, as amended
 10.15+                    Letter Agreement by and between The Mayo Foundation for
                           Medical Education and Research and the Registrant dated
                           February 4, 1998
 10.16+                    Form of Consulting Agreement by and between the Registrant and certain members of the scientific advisory board
 10.17*++                  Restricted Stock Purchase Agreement between the Registrant and John A. McCarthy, Jr. dated as of November 28, 2000
 10.18*++                  Full Recourse Promissory Note between the Registrant and
                           John A. McCarthy, Jr. dated as of November 28, 2000
 10.19*++                  Pledge Agreement between the Registrant and John A.
                           McCarthy, Jr. dated as of November 30, 2000
 10.20*++                  Severance Agreement between the Registrant and Stanley N.
                           Lapidus dated January 4, 2001
 10.21*++                  Severance Agreement between the Registrant and Don M.
                           Hardison dated January 4, 2001
 10.22*++                  Severance Agreement between the Registrant and John A.
                           McCarthy, Jr. dated January 4, 2001
 10.23*++                  Severance Agreement between the Registrant and Anthony P.
                           Shuber dated January 4, 2001
 10.26++                   Warrant Agreement between the Registrant and The Mayo
                           Foundation for Medical Research dated December 28, 2000
 21.1+                     Subsidiaries of the Registrant
 23.1++                    Consent of Arthur Andersen LLP
 23.2+                     Consent of Testa, Hurwitz & Thibeault, LLP (included in
                           Exhibit 5.1)
 24.1+                     Power of Attorney (included on signature page of
                           Registration Statement)


------------------------


* Indicates a management contract or any compensatory plan, contract or arrangement.



+   Previously filed.



++  Filed herewith.



@  Confidential Treatment requested for certain portions of this Agreement.


    (b) FINANCIAL STATEMENTS SCHEDULES:

    All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on the 5th day of January 2001.


                                                       EXACT SCIENCES CORPORATION

                                                       By:          /s/ JOHN A. MCCARTHY, JR.
                                                            -----------------------------------------
                                                                      John A. McCarthy, Jr.
                                                            VICE PRESIDENT AND CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.



                SIGNATURE                                   TITLE(S)                       DATE
                ---------                                   --------                       ----
                    *
    ---------------------------------       Chairman of the Board and Director        January 5, 2001
            Stanley N. Lapidus                (PRINCIPAL EXECUTIVE OFFICER)

                    *
    ---------------------------------       President and Director                    January 5, 2001
             Don M. Hardison

                    *                       Vice President and Chief Financial
    ---------------------------------         Officer (PRINCIPAL FINANCIAL AND        January 5, 2001
          John A. McCarthy, Jr.               ACCOUNTING OFFICER)

                    *
    ---------------------------------       Director                                  January 5, 2001
             Noubar B. Afeyan

                    *
    ---------------------------------       Director                                  January 5, 2001
            Richard W. Barker

                    *
    ---------------------------------       Director                                  January 5, 2001
            Sally W. Crawford

                    *
    ---------------------------------       Director                                  January 5, 2001
          Wycliffe K. Grousbeck

                    *
    ---------------------------------       Director                                  January 5, 2001
            William W. Helman

                    *
    ---------------------------------       Director                                  January 5, 2001
           Edwin M. Kania, Jr.

                    *
    ---------------------------------       Director                                  January 5, 2001
              Lance Willsey


*By:                /s/ JOHN A. MCCARTHY, JR.
             --------------------------------------
                      John A. McCarthy, Jr.
           VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                                 EXHIBIT INDEX


        EXHIBIT
         NUMBER            DESCRIPTION
        -------            -----------
 1.1                       Form of Purchase Agreement
 1.2                       Form of International Purchase Agreement
 3.1+                      Fifth Amended and Restated Certificate of Incorporation, as
                           amended, of Registrant
 3.2+                      By-Laws of Registrant
 3.3+                      Form of Sixth Amended and Restated Certificate of
                           Incorporation of the Registrant to become effective upon the closing of the offering under this Registration Statement
 3.4+                      Form of Amended and Restated By-Laws of the Registrant to
                           become effective upon the closing of the offering under this
                           Registration Statement
 4.1+                      Specimen certificate representing the Registrant's Common
                           Stock
 4.2++                     Warrant issued to The Mayo Foundation for Medical Research dated December 28, 2000
 5.1+                      Opinion of Testa, Hurwitz & Thibeault, LLP regarding the
                           legality of the securities being issued
10.1*+                     1995 Stock Option Plan
10.2*+                     2000 Stock Option and Incentive Plan
10.3*+                     2000 Employee Stock Purchase Plan
10.4*+                     Sixth Amended and Restated Registration Rights Agreement
                           between the Registrant and the parties named therein dated as of April 7, 2000
10.5*+                     Restricted Stock Purchase Agreement between the Registrant and Stanley N. Lapidus dated February 11, 1998
10.6*+                     Restricted Stock Purchase Agreement between the Registrant and Stanley N. Lapidus dated as of March 31, 2000
10.7*++                    Restricted Stock Purchase Agreement between the Registrant and Don M. Hardison dated as of June 23, 2000, as amended
10.8*+                     Secured Promissory Note between the Registrant and Stanley
                           N. Lapidus dated as of March 31, 2000
10.9*+                     Pledge Agreement between the Registrant and Stanley N.
                           Lapidus dated March 31, 2000
10.10*+                    Secured Promissory Note between the Registrant and Don M.
                           Hardison dated as of June 23, 2000
10.11+                     Lease Agreement, dated December 10, 1996, between C.B.
                           Realty Limited Partnership and the Registrant, as amended
10.12@+                    License Agreement between the Registrant and Genzyme
                           Corporation dated as of March 25, 1999
10.13@+                    PCR Diagnostic Services Agreement between the Registrant and
                           Roche Molecular Systems, Inc.
10.14+                     Mayo Foundation for Medical Education and Research (the
                           "Foundation") Technology License Contract between the
                           Registrant and the Foundation dated as of July 7, 1998, as amended
10.15+                     Letter Agreement by and between The Mayo Foundation for
                           Medical Education and Research Foundation and the Registrant
                           dated February 4, 1998
10.16+                     Form of Consulting Agreement by and between the Registrant and certain members of the scientific advisory board
10.17*++                   Restricted Stock Purchase Agreement between the Registrant and John A. McCarthy, Jr. dated as of November 28, 2000
10.18*++                   Full Recourse Promissory Note between the Registrant and
                           John A. McCarthy, Jr. dated as of November 28, 2000

        EXHIBIT
         NUMBER            DESCRIPTION
        -------            -----------
10.19*++                   Pledge Agreement between the Registrant and John A.
                           McCarthy, Jr. dated as of November 30, 2000
10.20*++                   Severance Agreement between the Registrant and Stanley N.
                           Lapidus dated January 4, 2001
10.21*++                   Severance Agreement between the Registrant and Don M.
                           Hardison dated January 4, 2001
10.22*++                   Severance Agreement between the Registrant and John A.
                           McCarthy, Jr. dated January 4, 2001
10.23*++                   Severance Agreement between the Registrant and Anthony P.
                           Shuber dated January 4, 2001
10.26++                    Warrant Agreement between the Registrant and The Mayo
                           Foundation for Medical Research dated December 28, 2000
21.1+                      Subsidiaries of the Registrant
23.1++                     Consent of Arthur Andersen LLP
23.2+                      Consent of Testa, Hurwitz & Thibeault, LLP (included in
                           Exhibit 5.1)
24.1+                      Power of Attorney (included on signature page of
                           Registration Statement)


------------------------


* Indicates a management contract or any compensatory plan, contract or arrangement.



+   Previously filed.



++  Filed herewith.



@  Confidential Treatment requested for certain portions of this Agreement.